                                                              RULE 424(b)(3)
                                                  REGISTRATION NO. 333-60893
                                                                   333-60893-01
PROSPECTUS

                    TELECOMMUNICATIONS TECHNIQUES CO., LLC
                         (TO BE RENAMED DYNATECH LLC)

          OFFER TO EXCHANGE 9 3/4% SENIOR SUBORDINATED NOTES DUE 2008
               FOR ANY AND ALL EXISTING NOTES (AS DEFINED BELOW)

                 PAYMENT OF PRINCIPAL AND INTEREST GUARANTEED
                            BY DYNATECH CORPORATION

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                   TIME ON NOVEMBER 9, 1998, UNLESS EXTENDED

          AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE
                     EXCHANGE OFFER ARE EXPECTED TO EXPIRE
                   AT THE EXPIRATION OF THE EXCHANGE OFFER.

                                --------------

  Telecommunications Techniques Co., LLC, a Delaware limited liability company ("TTC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $275,000,000 aggregate principal amount of its 9 3/4% Senior Subordinated Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 9 3/4% Senior Subordinated Notes Due 2008 (the "Existing Notes" and together with the New Notes, the "Notes"). The New Notes will be issued in denominations of $1,000. The Existing Notes were originally issued and sold by Dynatech Corporation, TTC's corporate parent ("Dynatech" or "Holding" and, together with its subsidiaries, the "Company"), and TTC Merger Co. LLC, a Delaware limited liability company ("TTC Merger Co.") that has merged into TTC, in a transaction that was exempt from registration under the Securities Act (the "Offering") and resold in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and other applicable exemptions from the registration requirements of such Act. Immediately following the consummation of the Offering, TTC assumed all obligations in respect of the Existing Notes and became the primary obligor thereon, and Holding was released as a primary obligor thereon. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and will not contain certain provisions providing for an increase in the interest rate on the Existing Notes under certain circumstances described in the Registration Rights Agreement (as defined), which provisions will terminate upon the consummation of the Exchange Offer and (ii) holders of New Notes will not be entitled to certain registration rights that holders of Existing Notes have under the Registration Rights Agreement, except under limited circumstances.

  Interest on each of the New Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid or duly provided for on the Existing Notes surrendered in exchange therefor or, if no interest has been paid or duly provided for, from the original date of issuance of the Existing Notes (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998. The Notes will mature on May 15, 2008. Except as described below, TTC may not redeem the Notes prior to May 15, 2003. On or after such date, TTC may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to May 15, 2001, TTC may redeem an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including Additional Notes (as defined)) with funds equal to the proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 109.75% of the principal amount redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that an aggregate principal amount of the Notes equal to at least 65% of the original aggregate principal amount of the Notes (including Additional Notes) remains outstanding after each such redemption. The Notes are not subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), (i) TTC will have the option prior to May 15, 2003, to redeem the Notes, in whole, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if TTC does not redeem the Notes, the holders of the Notes will have the right, subject to certain exceptions, to require TTC to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

  The Notes are guaranteed on a senior subordinated basis by Holding. The Notes are unsecured senior subordinated obligations of TTC and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of TTC, including borrowings under TTC's senior secured credit facility (the "Senior Credit Facility"), and are effectively subordinated to all obligations of the subsidiaries of TTC. The Notes rank pari passu in right of payment with all other existing and future senior subordinated indebtedness of TTC and rank senior to all other Subordinated Indebtedness (as defined) of TTC. The indenture governing the terms of the Notes (the "Indenture") permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. At July 31, 1998, the Company had $281.0 million of Senior Indebtedness outstanding and Indebtedness of $556.5 million (excluding a maximum $3.0 million guarantee).

  The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 9, 1998, unless extended by TTC (such date as it may be so extended, the "Expiration Date"). As soon as practicable after the Expiration Date, TTC will accept all Existing Notes properly tendered and not validly withdrawn for Exchange (the "Exchange Date") and deliver or cause the delivery of New Notes in exchange therefor. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date; otherwise such tenders are irrevocable. New Notes to be issued in exchange for validly tendered Existing Notes will be delivered through the facilities of The Depository Trust Company by the Exchange Agent (as defined herein).

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 6, 1998.

  The Existing Notes were issued and sold on May 21, 1998 in a transaction not registered under the Securities Act in reliance upon exemption from the registration requirements thereof. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The New Notes are being offered hereby in order to satisfy certain obligations of Dynatech and TTC contained in the Registration Rights Agreement referred to in this Prospectus. Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to the Company that (i) any New Notes received by such holder will be acquired in the ordinary course of business,
(ii) such holder will have no arrangements or understanding with any person to participate in the distribution of the Securities or the New Notes within the meaning of the Securities Act, (iii) such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes, (v) if such holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes, and (vi) that it is not acting on behalf of any person who could not truthfully make the foregoing representations. If a holder of Existing Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission as set forth in such no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. In addition, since the Company has not sought, and does not intend to seek, its own no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

  Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer that acquired Existing Notes in a transaction other than as part of its market-making activities or other trading activities will not be able to participate in the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Existing Notes acquired directly from the Company). Holding and TTC have agreed that, starting on the Expiration Date, and ending on the close of business 90 days after the Expiration Date, TTC will make this Prospectus available to any such participating broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

  The New Notes will be represented by one or more Global Securities (as defined) registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interest in the Global Securities will be shown on, and transfers will be effected only through, records maintained by the Depositary and its participants. See "Book-Entry, Delivery and Form."

  There has not previously been any public market for the New Notes. The Issuers do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

There can be no assurance that an active market for the New Notes will develop. Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Existing Notes could be adversely affected. See "Risk Factors-- Lack of Established Market for the Existing Notes."

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses it incurs for the Exchange Offer. No dealer manager is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL TTC ACCEPT SURRENDER FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  Holding and TTC have filed with the Commission a Registration Statement (which term includes any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Holding and TTC and the New Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

  Holding is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. TTC is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Pursuant to the Indenture, TTC has agreed to file with the Commission and provide to the holders of the Notes annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act, which agreement may be satisfied by the reports, documents and other information filed by Holding if TTC is not required to file such reports, documents and other information separately. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by Holding and TTC with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to Holding and TTC and the New Notes offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                          FORWARD-LOOKING STATEMENTS

  Statements in this Prospectus that are forward looking are based on current expectations; actual results may differ materially. Forward looking statements involve numerous risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing general and industry specific economic conditions; the Company's ability to access external sources of capital; and such risks and uncertainties detailed under "Risk Factors," "Management's Discussion and Analysis," "Business," and elsewhere in this Prospectus and from time to time in the Securities and Exchange Commission reports and filings of Holding or TTC.

  DYNATECH CORPORATION and design, FIREBERD 500, FIREBERD 6000, INTERCEPTOR 116, INTERCEPTOR 1402, T-BERD 950, T-BERD 310, T-BERD 2090SP, TPI 550, CENTEST, SSI, DA VINCI SYSTEMS, AIRSHOW, XC 6250, INDUSTRIAL COMPUTER SOURCE and INDUSTRIAL COMPUTER SOURCE-BOOK are trademarks of TTC. Other brand or product names used herein are trademarks or registered trademarks of their respective companies.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to "Holding" or "Dynatech" are references to Dynatech Corporation, references to "TTC" are references to Telecommunications Techniques Co., LLC, and references to the "Company" are references to Dynatech and its subsidiaries, including TTC. TTC became the obligor on the Notes, and the borrower under the Senior Credit Facility, on the date of the closing of the offering of the Existing Notes following the effectiveness of the merger of TTC Merger Co. into TTC, in connection with which TTC became a direct subsidiary of Dynatech and the direct or indirect parent of the Company's other active subsidiaries. References herein to a "fiscal" year refer to the Company's fiscal year ended March 31 in the calendar year indicated (e.g., references to fiscal 1998 are references to the Company's fiscal year ended March 31, 1998). See "--Selected Historical and Pro Forma Consolidated Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

  The market share and competitive position data contained in this Prospectus are approximations derived from Company estimates, which the Company believes to be reasonable but which have not been independently verified and, to a lesser extent, from industry sources. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified market and competitive position data provided by third parties or industry or general publications. Although such market and competitive position data are inherently imprecise, based on its understanding of the markets in which the Company competes, management believes that such data are generally indicative of the Company's relative market share and competitive position. See "Risk Factors-- Market Share and Competitive Position Data."

                                  THE COMPANY

  The Company develops, manufactures and sells market-leading test, analysis, communications and computing equipment in three product categories:

  . Communications Test. The Company believes that TTC, the Company's largest subsidiary, is the second largest U.S. provider of communications test instruments (by U.S. sales). TTC provides products to communications service providers (such as the Regional Bell Operating Companies ("RBOCs"), long-distance companies and competitive access providers), service users (such as large corporate and government network operators), and manufacturers of communications equipment and systems. TTC's broad test and analysis product line ranges from portable units (used by field service technicians to test telephone and data communications lines and services) to centralized test and monitoring systems installed in telephone company central offices. The Company's communications test business accounted for 51% of its sales (or approximately $240.4 million), and a higher percentage of its EBITDA (as defined) for fiscal 1998.

  . Industrial Computing and Communications. The Company addresses two distinct segments of the North American ruggedized computer market. The Company's Industrial Computer Source, Inc. subsidiary ("ICS") is the only significant direct marketer of computer products and systems designed to withstand excessive temperatures, dust, moisture and vibration in harsh operating environments such as production facilities. ICS markets to engineers, scientists and production managers through its widely recognized Industrial Computer Source-Book catalogs. The Company's Itronix Corporation subsidiary ("Itronix") sells ruggedized portable communications and computing devices used by field-service workers for telephone companies, utilities, insurance companies and other organizations with large field-service workforces. The Company's industrial computing and communications business accounted for 33% of the Company's sales (or approximately $155.0 million), and a lower percentage of its EBITDA, for fiscal 1998.

  . Visual Communications. The Company's visual communications business consists principally of two market-leading niche-focused subsidiaries:
     (i) AIRSHOW, Inc. ("AIRSHOW") is the world leader in passenger cabin video information display systems and information services for the general and commercial aviation markets; and (ii) da Vinci Systems, Inc. ("da Vinci") is the world leader in digital color enhancement systems used in the process of transferring film images into electronic signals--a process commonly used to transfer film images to video for use in the production of television commercials and programming. The Company's visual communications business accounted for 16% of the Company's sales (or approximately $77.5 million), and a higher percentage of its EBITDA, for fiscal 1998.

  For fiscal 1998, the Company generated sales and EBITDA of $472.9 million and $86.9 million, respectively.

COMPETITIVE STRENGTHS

  The following characteristics contribute to the Company's competitive position and outlook.

  . Leading Market Positions. The Company's principal businesses occupy the #1 or #2 overall position in their respective principal markets. TTC, which is the Company's largest subsidiary and operates the Company's communications test business in a highly fragmented market, has in recent years held the #1 or #2 position in market segments accounting for an estimated 70% of its test instrument sales. ICS is the only significant direct marketer of ruggedized industrial computers, and Itronix is the leading supplier of ruggedized portable notebook computers to U.S. telecommunications companies. AIRSHOW and da Vinci have the #1 shares in their respective niche markets. The Company's market leadership is enhanced by its well-known brand names, including FIREBERD and T-BERD test instruments, the Industrial Computer Source-Book catalogs, and the AIRSHOW map system.

  . High-Margin, Cash-Generative Business. The Company's gross profit and EBITDA margins were, as a percent of sales, 56.5% and 18.4%, respectively, for fiscal 1998. Management believes the Company's strong profitability is attributable to its leading market positions, its extensive sales and distribution networks, its entrenched customer relationships and a management culture emphasizing product quality and customer service and support, rather than price-based competition. The Company's strong profitability, combined with relatively low capital expenditure requirements (averaging 3% of sales since 1995), provides cash flow to fund the Company's growth strategy and has facilitated a cumulative investment of approximately $165 million in product development from the beginning of fiscal 1995 through fiscal 1998.

  . High Installed Base of Products. As leaders in each of their respective served markets, the Company's principal businesses enjoy high installed product bases, which the Company believes generally provide a competitive advantage in selling product enhancements, upgrades, replacements and aftermarket parts and service. For example, the Company has sold over 100,000 of its communications test instruments (representing over $1.0 billion in customer investment), the majority of which the Company believes are currently in service. This installed base also represents a substantial investment by customers in training on the Company's communications test products, a familiarity that the Company capitalizes on in selling and marketing its products and in the development of new products.

  . Extensive Sales and Distribution Network with Longstanding Customer Relationships. Management believes that each of the Company's principal businesses enjoys one of the most extensive, effective and highly trained sales and distribution networks in its respective principal markets. The communications test business, for example, has a 180-person U.S. sales organization comprised predominantly of engineers and technical professionals, who undergo rigorous, ongoing education and training. The Company has been selling to service providers such as AT&T, MCI, GTE and Bell

     Atlantic (or their predecessors) since prior to the early 1980s. The Industrial Computer Source-Book (approximately six million copies distributed in fiscal 1998) is the most widely recognized catalog of ruggedized industrial computer systems by scientists and engineers. These purchasers rely upon ICS's sales staff, comprised predominantly of electrical engineers, to solve compatibility and functionality issues in configuring the systems.

  . Experienced Management Team with Substantial Equity Ownership. Led by CEO John F. Reno, a 23-year Dynatech veteran, the senior management of each of the Company's businesses has on average more than 15 years of industry experience. As a result of the Recapitalization and related transactions, approximately 350 senior managers and key employees collectively own or have options to acquire approximately 25% of Dynatech's common stock on a fully diluted basis.

BUSINESS STRATEGY

  The Company intends to pursue the following strategies:

  . Leverage Leading Market Positions. The Company believes that its leading market positions provide it with several competitive advantages in comparison to smaller market participants, particularly in its communications test business, and position it to expand its business by
     (i) spreading product development costs over a larger sales and unit base, (ii) leveraging its sales and marketing resources and customer relationships to sell new and enhanced products through established channels, and (iii) taking advantage of its high installed base of instruments to generate incremental sales for product enhancements, upgrades, replacements and service.

  . Address New Market Segments. The Company intends to continue to develop products to address new market segments in each of its businesses and thereby expand the size of its total served market. For example, the Company currently addresses approximately two-thirds of the $2.1 billion communications test instrument market and is beginning to address segments within the $1.0 billion communications test and monitoring systems market. With product line extensions and additions, the Company can expand the size of its served market while leveraging its extensive sales and distribution network.

  . Pursue Strategic Acquisitions. Since the end of fiscal 1993, the Company has focused on its higher-growth, more profitable market-leading businesses, selling 25 non-core businesses for gross proceeds of $211 million and acquiring five complementary businesses. The Company intends to continue to pursue strategic acquisitions that complement its existing businesses and further expand its product lines and technological capabilities. The communications test instrument market is highly fragmented, which management believes provides significant opportunities for future strategic acquisitions. With the Company's economies of scale, well-established sales and marketing channels and customer relationships, the Company believes it can, through selective acquisitions, improve profitability while expanding the breadth of its product line and enhancing its technological expertise.

  . Increase International Penetration. The Company generated approximately 87% of sales for fiscal 1998 in North America, primarily in the United States, where it has established market-leading positions in each of its principal businesses. The Company believes there are significant opportunities to expand its international business. For example, while the Company generated only 11% of its communications test sales from markets outside North America during fiscal 1998, the $900 million international market represents an estimated 43% of the global communications test instrument market for the same period.

                              THE RECAPITALIZATION

  As of December 20, 1997, Dynatech entered into the Merger Agreement between Dynatech and MergerCo, formed by Clayton, Dubilier & Rice Fund V Limited Partnership ("CDR Fund V"), to effect the recapitalization of Dynatech (the "Recapitalization"). The Recapitalization was accomplished through the merger of MergerCo with and into Dynatech (the "Merger"), with Dynatech continuing as the surviving corporation (the "Surviving Corporation"). Dynatech succeeded to all the rights and obligations of MergerCo. The closing of the Recapitalization occurred simultaneously with the Offering of the Existing Notes (collectively, the "May 1998 Closing").

  In the Merger, (i) each outstanding share of common stock, par value $0.20 per share, of Dynatech (the "Common Stock") was converted into the right to receive $47.75 in cash and 0.5 shares of common stock, no par value, of the Surviving Corporation (the "Recapitalized Common Stock"), subject to certain exceptions, and (ii) each outstanding share of common stock, $0.01 par value per share, of MergerCo was converted into one share of Recapitalized Common Stock.

  As a result of the Merger, CDR Fund V holds approximately 92.3% of the Recapitalized Common Stock, Mr. Reno (together with his family trusts) holds approximately 0.7%, and stockholders of Dynatech ("Stockholders") other than Mr. Reno and his family trusts hold approximately 7%. As a result of the Recapitalization and related transactions, approximately 350 senior managers and key employees collectively own or have options to acquire approximately 25% of the Recapitalized Common Stock on a fully diluted basis. See "The Recapitalization."

  Dynatech is treating the Merger as a recapitalization for financial reporting purposes. Accordingly, the historical basis of Dynatech's assets and liabilities have not been affected by the transaction.

  As a result of the Recapitalization and related transactions, Dynatech used approximately $873.0 million to (i) finance the purchase of the Common Stock for $806.5 million, (ii) pay $25.2 million for option cancellation payments and
(iii) pay the fees and expenses incurred in connection with the Merger. In addition, (a) $300.0 million of bank financing was drawn down under senior credit facilities, including $260.0 million pursuant to a term loan facility (the "Term Loan Facility") and $40.0 million under a revolving credit facility (the "Revolving Credit Facility," and, together with the Term Loan Facility, the "Senior Credit Facility"), and (b) $275.0 million in gross proceeds was provided through the sale of the Existing Notes (collectively, the "Financing"). Dynatech had $21.0 million of cash on-hand to use in connection with the Merger and approximately $277.0 million of gross proceeds from the sale of MergerCo common stock to CDR Fund V, which proceeds became an asset of Dynatech upon effectiveness of the Merger.

  The following table illustrates the sources and uses of funds to consummate the May 1998 Closing of the Merger and related transactions (including the Financing):

              SOURCES                                     USES
       (DOLLARS IN MILLIONS)                     (DOLLARS IN MILLIONS)


Senior Credit Facility:                 Purchase of Common Stock........ $806.5
  Revolving Credit Facility... $ 40.0   Option Cancellation Payments....   25.2
  Tranche A Term Loan.........   50.0   Fees and Expenses...............   41.3
  Tranche B Term Loan.........   70.0                                    ------
  Tranche C Term Loan.........   70.0
  Tranche D Term Loan.........   70.0
Existing Notes................  275.0
CDR Fund V Equity.............  277.0
Cash..........................   21.0
                               ------
    Total Sources............. $873.0       Total Uses.................. $873.0
                               ======                                    ======

  Immediately after the issuance of the Existing Notes, TTC and TTC Merger Co. merged, with TTC surviving, TTC succeeded to and assumed all of the obligations under the Indenture and the Existing Notes, and Dynatech was released as a primary obligor from its obligations under the Indenture and the Existing Notes. TTC thereby became the primary obligor on the Existing Notes. Dynatech provided a full and unconditional guarantee of the monetary obligations of TTC Merger Co. and TTC under the Indenture and the Existing Notes on a senior subordinated basis. In connection with the merger of TTC and TTC Merger Co., TTC assumed all of the obligations under the Senior Credit Facility and became the borrower thereunder, and Dynatech transferred to TTC its ownership interests in all of its other subsidiaries.

  The following diagram illustrates the current corporate structure of Dynatech and its subsidiaries.

                    Dynatech            Issuer of senior guarantee of
                  Corporation           the Senior Credit Facility
                                        obligations and senior
                                        subordinated guarantee of
                                        the Notes.

                 Telecommunications     Issuer of the Notes and
                  Techniques Co.,       borrower under the
                  LLC (/1/)(/3/)        Senior Credit Facility.


                 Direct and indirect
                  U.S. and non-U.S.
               subsidiaries.(/2/)(/3/)

--------

(1)Surviving entity of merger with TTC Merger Co.
(2)Certain U.S. subsidiaries guarantee TTC's obligations under the Senior Credit Facility.
(3)Operating companies.

                               THE EXCHANGE OFFER

Registration Rights           The Existing Notes were issued on May 21, 1998 to
 Agreement..................  Credit Suisse First Boston Corporation and J.P.
                              Morgan Securities Inc. (the "Initial
                              Purchasers"). The Initial Purchasers resold the
                              Existing Notes in reliance on and subject to the restrictions imposed pursuant to Rule 144A of the Securities Act and other applicable exemptions from the registration requirements of the Act. In connection therewith, TTC, Dynatech and the Initial Purchasers entered into the Registration
                              Rights Agreement, dated as of May 21, 1998 (the
                              "Registration Rights Agreement"), providing, among other things, for the Exchange Offer. See
                              "Registration Rights" and "The Exchange Offer."

The Exchange Offer..........  The New Notes are being offered in exchange for an equal principal amount of Existing Notes. As of the date hereof, $275,000,000 aggregate principal amount of Existing Notes is outstanding.

Resale of New Notes.........  Based on interpretations by the Staff of the
                              Commission as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to the Company that (i) any New Notes received by such holder will be acquired in the ordinary course of business, (ii) such holder will have no arrangements or understanding with any person to participate in the distribution of the Securities or the New Notes within the meaning of the Securities Act, (iii) such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,
                              (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes, (v) if such holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes, and (vi) that it is not acting on behalf of any person who could not truthfully make the foregoing representations. If a holder of Existing Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission as set forth in such no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. In addition, since the Company has not sought, and does not intend to seek, its own no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

                              Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer that acquired Existing Notes in a transaction other than as part of its market-making activities or other trading activities will not be able to participate in the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Existing Notes acquired directly from the Company). Holding and TTC have agreed that, starting on the Expiration Date, and ending on the close of business 90 days after the Expiration Date, TTC will make this Prospectus available to any such participating broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

Consequence of Failure to
 Exchange Existing Notes....  Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Existing Notes who do not exchange their Existing Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Terms of the Exchange Offer" and "--Consequences of Failure to Exchange," "Registration Rights" and "Risk Factors-- Consequences of Failure to Exchange and Requirements for Transfer of New Notes."

Expiration Date.............  5:00 p.m., New York City time, on November 9,
                              1998 (at least 21 business days following the commencement of the Exchange Offer), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

                              The New Notes will accrue interest at a rate of 9
Interest on the New Notes...  3/4% per annum from May 21, 1998, the issue date of the Existing Notes, or from the most recent date to which interest has been paid or duly provided for on the Existing Notes (subject to the right of holders of Existing Notes of record on the relevant record date to receive interest on the relevant interest payment date). Interest on the New Notes is payable on May 15 and November 15 of each year, commencing on November 15, 1998. See "Registration Rights" and "Description of Notes--Terms of the Notes."

Condition to the Exchange     The Exchange Offer is not conditioned upon any
 Offer......................  minimum principal amount of Existing Notes being tendered for exchange. However, the Exchange
                              Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                              Exchange Offer--Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with by the Company in connection with the Exchange
                              Offer.

Procedures for Tendering
 Existing Notes.............  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and effect a tender of Existing Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for Tendering," "--Book Entry Transfer," and "-- Guaranteed Delivery Procedures." Certain other procedures may apply with respect to certain book-entry transfers. See "The Exchange Offer-- Exchanging Book-Entry Notes."

Guaranteed Delivery           Holders of Existing Notes who wish to tender
 Procedures.................  their Existing Notes and who cannot deliver their
                              Existing Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange
                              Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Existing Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Existing
 Notes and Delivery of New    Subject to certain conditions, any and all
 Notes......................  Existing Notes that are validly tendered in the
                              Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the Expiration Date. See
                              "The Exchange Offer--Terms of the Exchange
                              Offer."

Certain U.S. Tax
 Consequences...............  The exchange of Existing Notes for New Notes should not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent/Trustee......  State Street Bank and Trust Company, the trustee under the indenture governing the Notes (the
                              "Trustee") is serving as exchange agent, (in such capacity the "Exchange Agent"), in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

Fees and Expenses...........
                              Expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. See "The Exchange Offer--Fees and Expenses."

Use of Proceeds.............  The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the sale of the Existing Notes comprised a portion of the Financing for the Recapitalization and related transactions.

                       SUMMARY OF TERMS OF THE NEW NOTES

  The Exchange Offer relates to the exchange of up to $275,000,000 aggregate principal amount of Existing Notes for an equal aggregate principal amount of New Notes. The New Notes will be entitled to the benefits of the same Indenture that governs the Existing Notes and that will govern the New Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Existing Notes, except that (i) the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and will not contain certain provisions providing for an increase in the interest rate on the Existing Notes under certain circumstances described in the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer and (ii) holders of New Notes will not be entitled to certain registration rights that holders of Existing Notes have under the Registration Rights Agreement, except under limited circumstances. See "Description of Notes."

  In this summary of the Terms of the New Notes, references to the "Company" are to TTC.

Securities Offered..........  U.S. $275.0 million aggregate principal amount of
                              9 3/4% Senior Subordinated Notes Due 2008 of the Company, which have been registered under the Securities Act.

Maturity....................  May 15, 2008.

Interest Payment Dates......  May 15 and November 15 of each year, commencing
                              November 15, 1998.

Holding Company Guarantee...  The Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Dynatech on the terms provided in the Indenture.

Optional Redemption.........  The Notes will be redeemable at the option of the
                              Company (i) at any time and from time to time prior to May 15, 2001, in an aggregate principal amount equal to up to 35% of the original principal amount of the Notes (including Additional Notes) with funds equal to the proceeds of one or more Equity Offerings by the Company, at a redemption price set forth herein, provided that an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of the Notes (including Additional Notes) remain outstanding immediately after each such redemption, (ii) in whole but not in part prior to May 15, 2003 upon a Change of Control, as described below, and
                              (iii) in whole or in part at any time on or after May 15, 2003, at the redemption prices set forth herein in each case plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant payment date). See "Description of Notes--Optional Redemption."

Change of Control...........  In the event of a Change of Control, (i) the
                              Company will have the option, at any time on or prior to May 15, 2003, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant payment date), and (ii) if the Company does not redeem the Notes, the holders of the Notes will have the right, subject to certain exceptions, to require the Company to repurchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant payment date). See "Description of Notes--Change of Control."

Ranking.....................  The Notes will be unsecured Senior Subordinated
                              Indebtedness of the Company. The Notes will be subordinated in right of payment to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Credit Facility. The Notes will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company, to the extent of the value of the assets securing such Indebtedness. The guarantee by Dynatech of the Notes (the "Parent Guarantee") will be an unsecured obligation of Dynatech, a holding company the only significant asset of which is 100% of the membership interest of TTC. The Parent Guarantee will be subordinated to all existing and future senior indebtedness of Dynatech, including its obligations under its guarantee in respect of the Senior Credit Facility. At July 31, 1998, the aggregate amount of Senior Indebtedness (including indebtedness under the Senior Credit Facility) and indebtedness of subsidiaries (other than intercompany debt) that effectively ranked senior to the Notes was approximately $281.0 million (excluding a maximum $3.0 million guarantee), and the Company had additional availability of $87.0 million for borrowings under the Senior Credit Facility. See "Description of Notes--Ranking."

Restrictive Covenants.......  The Indenture includes certain covenants that, among other things, limit: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the layering of indebtedness; (iii) the payment of dividends on capital stock of the Company and its Restricted Subsidiaries and the redemption of certain capital stock or subordinated obligations of the Company; (iv) investments; (v) creation of restrictions on distributions from Restricted Subsidiaries; (vi) sale of assets and subsidiary stock; (vii) certain transactions with affiliates; (viii) incurrence of liens; and (ix) mergers and consolidations. See "Description of Notes--Certain Covenants" and "Description of Notes--Merger and Consolidation."

Exchange Offer and
 Registration Rights........  Holders of New Notes (other than as set forth below) will not be entitled to any registration rights with respect to the New Notes.

                              Pursuant to the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to file an Exchange Offer Registration Statement (as defined). The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Under certain circumstances, certain holders of Notes (including certain holders of Existing Notes who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a Shelf Registration Statement (as defined) under the Securities Act, which would cover resales of Notes by such holders. See "Registration Rights."

Absence of a Public Market
 for the Notes..............  If issued, the New Notes generally will be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which initially there will not be a market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Existing Notes, and if issued, the New Notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a Shelf Registration Statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Existing Notes are eligible for trading by qualified institutional buyers in the PORTAL market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the Notes through the National Association of Securities Dealers Automated Quotation System. See "Risk Factors-- Absence of Public Market" and "Plan of Distribution."

                                  RISK FACTORS

  Holders of the Existing Notes and prospective purchasers of the New Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 15 for risks involved with an exchange for or an investment in the New Notes.

                                   * * * * *

  TTC's principal executive offices are located at 20400 Observation Drive, Germantown, Maryland 20876, and its telephone number is (301) 353-1550. Dynatech's principal executive offices are located at 3 New England Executive Park, Burlington, Massachusetts 01803, and its telephone number is (781) 272-6100.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The summary historical consolidated financial data for the three years ended March 31, 1998 have been derived from, and should be read in conjunction with, the audited historical Consolidated Financial Statements, and related notes thereto, of Dynatech. The summary historical and pro forma consolidated financial data for the three months ended June 30, 1997 and for the three months and twelve months ended June 30, 1998 have been derived from the unaudited consolidated financial statements of Dynatech and include, in the opinion of Dynatech's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The financial data for the three months and twelve months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ended March 31, 1999. The following table should be read in conjunction with "Management's Discussion and Analysis."

                                                                        TWELVE MONTHS
                                                       THREE MONTHS         ENDED
                            YEARS ENDED MARCH 31,     ENDED JUNE 30,      JUNE 30,
                          -------------------------- -----------------  -------------
                          1996(A)  1997(B)    1998     1997     1998        1998
                          -------- -------- -------- -------- --------  -------------
                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales...................  $293,042 $362,412 $472,948 $104,320 $109,143    $477,771
Cost of sales...........   111,436  137,254  205,522   42,637   46,154     209,039
                          -------- -------- -------- -------- --------    --------
Gross profit............   181,606  225,158  267,426   61,683   62,989     268,732
Selling, general and
 administrative
 expenses...............    98,487  114,479  138,310   31,759   35,189     141,740
Product development ex-
 penses.................    36,456   43,267   54,995   13,695   13,501      54,801
Non-recurring
 charges(c).............    16,852   27,776      --       --    43,386      43,386
Amortization of intangi-
 bles...................     5,136    6,793    5,835    1,443    1,440       5,832
                          -------- -------- -------- -------- --------    --------
Operating income
 (loss).................  $ 24,675 $ 32,843 $ 68,286 $ 14,786 $(30,527)   $ 22,973
                          ======== ======== ======== ======== ========    ========
OTHER DATA:
EBITDA(d)...............  $ 55,917 $ 77,326 $ 86,917 $ 19,239 $ 17,503    $ 84,724
Depreciation and amorti-
 zation.................    13,415   16,073   17,901    4,283    4,613      18,231
Capital expenditures....     8,198   10,176   15,879    4,022    2,416      14,273
Ratio of earnings to
 fixed charges(e).......      8.2x    13.2x    19.1x    15.7x       (h)       4.7x
PRO FORMA DATA:
Cash interest
 expense(f).............       --       --       --       --       --     $ 51,488
Ratio of EBITDA to cash
 interest expense.......       --       --       --       --       --         1.6x
BALANCE SHEET DATA:
Total assets............  $205,189 $249,010 $288,130 $251,590 $315,082    $315,082
Total debt..............     2,455    5,427      233   25,376  574,756     574,756
Total stockholders' eq-
 uity...................   160,719  160,686  202,119  165,124 (337,246)   (337,246)
Net debt(g).............       --       --       --       --       --     $522,831

NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) On September 1, 1995, the Company acquired substantially all of the business and assets of Tele-Path Instruments, Inc. for $23.6 million, of which approximately $12.6 million was in cash and the remaining $11.0 million was from the issuance of 688,096 shares of Dynatech's common stock.

(b) On December 31, 1996, the Company acquired the assets and assumed certain liabilities of Itronix, located in Spokane, Washington, for $65.4 million in cash.

(c) The June 30, 1998 non-recurring charge reflects the charges for the cancellation and conversion of certain stock options as a result of the Merger. The 1997 non-recurring charges included a $20.6 million non-cash charge for incomplete technology which had not reached technological feasibility and had no alternative use, purchased as part of the acquisition of Itronix. In addition, the Company recorded a non-cash charge of $7.2 million related to the impairment of intangible assets, principally related to the effects of product and distribution transitions. In 1996 the Company purchased incomplete technology activities as a part of the acquisition of Tele-Path Instruments, Inc. resulting in a non-cash charge of $16.9 million.

(d) EBITDA represents operating income and other income (expense), before depreciation and amortization and excludes non-recurring charges and the one-time gain of $15.9 million on the sale of ComCoTec, Inc. ("ComCoTec"). While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis."

(e) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest cost.

(f) Pro forma cash interest expense is comprised of interest expense excluding non-cash amortization of debt issuance costs and assumes a blended rate on the Senior Credit Facility of 8.2% and a rate of 9.75% on the Notes. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

(g) Net debt equals total debt of $574.8 million less cash and cash equivalents of $51.9 million.

(h) The ratio of earnings to fixed charges for this period is negative due to earnings for the period being inadequate to cover fixed charges. The coverage deficiency is $19.9 million and is a result of the non-recurring charges for the cancellation and conversion of certain stock options as a result of the Merger.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, holders of Existing Notes and prospective purchasers of the New Notes should consider carefully the following factors in evaluating an exchange for or an investment in the New Notes offered hereby.

SUBSTANTIAL LEVERAGE; LIQUIDITY

  The Company incurred substantial indebtedness in connection with the Merger and thereby became highly leveraged, with indebtedness that is very substantial in relation to its shareholders' equity. The Company did not have substantial indebtedness prior to the Merger (approximately $233,000 at March 31, 1998 (excluding a maximum $3.0 million guarantee)). At July 31, 1998 the Company had a total of $556.5 million of consolidated indebtedness (excluding a maximum $3.0 million guarantee). The Senior Credit Facility and the Indenture permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. The Company will be required to repay the $260 million in term loans under the Senior Credit Facility over the nine year period following the May 1998 Closing. In addition, the Company will be required to prepay Senior Credit Facility borrowings using the proceeds from certain asset sales, certain casualty insurance, condemnation or similar recoveries by the Company and certain indebtedness by the Company other than indebtedness permitted under the Senior Credit Facility, as well as 50% of its excess cash flow (as defined in the Senior Credit Facility) unless a leverage ratio test is met. All outstanding revolving credit borrowings under the Senior Credit Agreement will become due on the sixth anniversary of the May 1998 Closing. Because of its working capital needs, the Company expects that it will be required at that time to enter into new revolving credit facility arrangements. No assurance can be given that any extension, renewal, replacement or refinancing of the Company's Revolving Credit Facility can be successfully accomplished or accomplished on acceptable terms. See "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis--Capital Resources and Liquidity," "Description of Senior Credit Facility" and "Description of Notes."

  The Company's high leverage may have important consequences to the holders of the Notes, including but not limited to the following: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial amount of the Company's operating cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available for the Company's operations and other purposes, including investments in new products, research and development, capital spending and acquisitions; (c) a substantial decrease in net operating cash flows or increase in expenses could make it difficult for the Company to meet its debt service requirements or force it to modify its operations or sell assets; and (d) the Company's highly leveraged capital structure may place it at a competitive disadvantage, hinder its ability to adjust rapidly to market conditions or make it vulnerable to a downturn in its business or the economy generally or changing market conditions and regulations.

  The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, industry, economic and other factors, many of which are beyond the Company's control. These factors could include general economic conditions, operating difficulties, increased operating costs, product pricing pressures, potential revenue instability arising from cost savings initiatives or otherwise, labor relations, the response of competitors or customers to the Company's business strategy or projects, delays in implementation of the Company's business strategy, telecommunication provider consolidation or strategy changes, and the relative success of new product introductions. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can implement successfully its business and growth strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized. See "--Risks Relating to Business and Growth Strategy, Including Acquisitions" and "Business--Business Strategy."

  If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital or other expenditures, sell assets, seek to obtain additional equity capital or refinance or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of, premium, if any, and interest on, its indebtedness, including the Notes, in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In addition, because the Company's obligations under the Senior Credit Facility will bear interest at floating rates, an increase in interest rates could materially adversely affect, among other things, the Company's ability to meet its debt service obligations.

SUBORDINATION OF NOTES

  The Notes are unsecured, senior subordinated obligations of TTC. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness of TTC (which includes all indebtedness under the Senior Credit Facility). The Notes rank pari passu with all senior subordinated indebtedness of TTC, if any, and rank senior to all subordinated indebtedness of TTC, if any. The Notes are also effectively subordinated to all secured indebtedness of TTC to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of TTC's subsidiaries. The obligations under the Senior Credit Facility are secured by a pledge of the equity interest in TTC, by substantially all of the assets of TTC and of each active direct or indirect U.S. subsidiary of TTC, and by a pledge of the capital stock of each such subsidiary and 65% of the capital stock of each subsidiary of TTC that acts as a holding company for TTC's foreign subsidiaries. At July 31, 1998, the aggregate amount of Senior Indebtedness (including indebtedness under the Senior Credit Facility) and indebtedness of subsidiaries (other than intercompany debt) that would have effectively ranked senior to the Notes would have been approximately $281.0 million (excluding a maximum $3.0 million guarantee).

  In the event of bankruptcy, liquidation, dissolution, reorganization or any similar proceeding regarding TTC, or any default in payment or acceleration of any debt thereof, the assets of TTC will be available to pay obligations on the Notes only after the Senior Indebtedness of TTC has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. See "Description of Notes--Ranking."

STRUCTURAL SUBORDINATION

  TTC generated approximately half of the Company's revenues for fiscal 1998. However, the Company conducts a substantial part of its operations through various direct and indirect subsidiaries of TTC. TTC therefore may be dependent in part on dividends or other distributions of funds from its subsidiaries to meet its debt service and other obligations, including obligations under the Senior Credit Facility and the Notes. TTC's subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise.

  The rights of TTC and its creditors, including holders of the Notes, to participate in the distribution of the assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, including trade creditors, except to the extent that TTC itself may be a creditor with enforceable claims against such subsidiary.

SUBORDINATION OF DYNATECH GUARANTEE; NO INDEPENDENT OPERATIONS OF DYNATECH

  Payments in respect of Dynatech's Guarantee of the Notes (the "Parent Guarantee") are subordinated to the prior payment in full of all existing and future senior indebtedness of Dynatech, including all of its obligations under its guarantee in respect of the Senior Credit Facility. At July 31, 1998, the aggregate amount of such senior indebtedness was $281.0 million (excluding a maximum $3.0 million guarantee). In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings with respect to Dynatech, its assets will be available to pay obligations under the Notes only after such senior indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due in respect of the Parent Guarantee.

  Dynatech is a holding company with no independent operations and no significant assets other than its membership interest in TTC. Dynatech, therefore, is dependent upon the receipt of dividends or other distributions from TTC to fund any obligations that it incurs, including obligations under the Parent Guarantee. The Indenture does not, however, permit distributions from TTC to Dynatech, other than under certain circumstances or for certain specified purposes. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments." The Senior Credit Facility contains similar or more restrictive provisions. Accordingly, if TTC should at any time be unable to pay interest or premium, if any, on or principal of the Notes, it is unlikely that TTC will be able to distribute the funds necessary to enable Dynatech to meet its obligations under the Parent Guarantee.

RESTRICTIVE FINANCING COVENANTS

  The Senior Credit Facility agreements contain a number of covenants that significantly restrict the operations of the Company, limiting the discretion of the Company's management with respect to certain business matters. These covenants, among other things, restrict the ability of the Company to incur additional indebtedness or guarantee obligations, pay dividends and other distributions, prepay or modify the terms of other indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into mergers or consolidations, make sales of assets, engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain term loans under the Senior Credit Facility are subject to negative covenants similar to those contained in the Indenture. In addition, under the Senior Credit Facility, the Company is required to satisfy a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years.

  The Company's ability to comply with the covenants and restrictions contained in the Senior Credit Facility agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions, and there can be no assurance that the Company will be able to comply with such covenants or restrictions in the future. A breach of the covenants and restrictions contained in the Senior Credit Facility agreements or in any agreements with respect to any additional financing would result in an event of default under such agreements, which would permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions, as well as termination of the commitments of the lenders to make further extensions of credit under the Senior Credit Facility. In addition, if the Company were unable to repay its indebtedness to the lenders under the Senior Credit Facility, such lenders could proceed against the collateral securing such indebtedness, including substantially all of the Company's assets, and the Company could be prohibited from making any payments on the Notes. See "Description of Senior Credit Facility." In addition, the Indenture contains a number of restrictive covenants relating to the Company. See "Description of Notes."

DEPENDENCE ON COMMUNICATIONS INDUSTRY

  The Company's principal customers are RBOCs, competitive access providers, wireless service providers, competitive local exchange carriers, other communications service providers, mobile work forces and industrial engineers and other users of the Company's communications devices and ruggedized computers. The industries of the Company's principal customers are characterized by intense competition and consolidation. Fewer customers as a result of such consolidation could lead to pressure on the Company to lower prices. Competitive pressures among the Company's customers or other communications industry developments could lead to discontinuance or modifications of products manufactured by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. Growth rates of enterprises engaged in the manufacture and provision of telecommunications equipment and services will likely be affected by the current trend of consolidation among such enterprises. Regulation in the communications industry could materially adversely affect the Company's customers or otherwise materially limit or restrict the Company's business. Further, these industries are evolving rapidly and it is difficult to predict their potential size or future growth rate or the effect of consolidation on order rates by customers. In the shorter term, the Company believes that such consolidation is being reflected in delays in orders for the Company's products. There can be no assurance that the deregulation trend in the telecommunications market that has resulted in increased competition and escalating demand for technologies and services will continue in a manner favorable to the Company or its business strategies. See "Management's Discussion and Analysis--Overview--Current and Historical Trends."

HIGHLY COMPETITIVE MARKETS

  The markets for the Company's products and services are highly competitive. The Company competes directly or indirectly with Hewlett-Packard Company and Panasonic Industrial Co., among others. See "Business--Industry Overview." Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would materially adversely affect the Company's business, financial condition and results of operations. Certain of the Company's current and potential competitors have greater name recognition and greater financial, selling and marketing, technical, manufacturing and other resources than the Company. Although the Company believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by the Company in research and product development, marketing and customer service and support. The highly leveraged nature of the Company could limit the Company's ability to continue to make such investments or other necessary or desirable capital expenditures, to compete effectively and respond to market conditions. There can be no assurance that the Company will be able to compete effectively with its existing competitors or with new competitors, or that such competitors will not succeed in adapting more rapidly and effectively to changes in technology or in the market or in developing or marketing products that will be more widely accepted.

RAPID TECHNOLOGICAL CHANGE; CHALLENGES OF NEW PRODUCT INTRODUCTIONS

  The market for the Company's products and services is characterized by rapidly changing technology, new and evolving industry standards and protocols and new product and service introductions and enhancements that may render existing offerings obsolete or unmarketable. Automation in the Company's addressed markets for communications test instruments or a shift in customer emphasis from communications test instruments to test and monitoring systems could likewise render the Company's existing offerings obsolete or unmarketable or reduce the size of the Company's addressed market. In particular, incorporation of self-testing functions in the equipment currently addressed by the Company's communications test instruments could render the Company's offerings redundant and unmarketable. Failure to anticipate or respond rapidly to advances in technology and to adapt the Company's products appropriately could have a material adverse effect on the success of the Company's products and thus on the Company's business, financial condition and results of operations.

  The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the expenditure of substantial development costs. From the beginning of fiscal 1995 through fiscal 1998, the Company has expended on average 12.1% of its sales (or approximately $165.3 million) on product development and, although the Company expects to continue product development spending at similar levels, there can be no assurance that the Company will have sufficient free cash flow to do so. There can be no assurance that errors will not be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation, increased service and warranty costs or payment of compensatory or other damages, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CERTIFICATION AND EVOLVING INDUSTRY STANDARDS

  Several of the Company's products must meet significant communications regulations, certifications, standards and protocols, some of which are evolving as new technologies are deployed. These regulations, certifications, standards and protocols include those promulgated by the Federal Communications Commission, established by Underwriters Laboratories and imposed by various foreign countries. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for the Company, presenting barriers to entry in particular markets or reducing the profitability of the Company's product offerings. Such regulations, certifications, standards and protocols may also adversely affect the communications industry, limit the number of potential customers for the Company's products and services or otherwise have a material adverse effect on the Company's business. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry regulations, standards and protocols could delay the introduction of the Company's products or cause the Company's existing products to become obsolete.

DEPENDENCE ON SOLE SOURCE SUPPLIERS AND LICENSORS

  The Company purchases certain key components and licenses technology from sole source vendors, including a semiconductor manufacturer of a component utilized in the Company's communications test business and a component manufacturer for the Itronix series of ruggedized laptop computers. There can be no assurance that such components will continue to be produced or that such licensed technology will continue to be made available or that the price for such components and licensed technology may not significantly increase. The inability to develop alternative sources for these components and licensed technology or to obtain sufficient quantities of these components could result in increased costs and delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition and results of operations. In the event of a reduction or interruption of supply, a significant amount of time could be required before the Company would begin receiving adequate supplies from such alternative suppliers. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these sole source components is technologically complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of the Company's products. If supply of certain components, including but not limited to application-specific integrated circuits, power supplies, display devices and operating system software, should cease, the Company may be required to redesign certain of its products. No assurance can be given that supply problems will not occur or, if such problems do occur, that satisfactory solutions would be available.

RISKS RELATING TO BUSINESS AND GROWTH STRATEGY, INCLUDING ACQUISITIONS

  The Company's future performance depends in part on the Company's success in implementing its business and growth strategy. The components of the Company's strategy are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to fully implement its strategy or that the anticipated results of its strategy will be realized.

  The Company's strategy contemplates, among other things, growth through acquisitions of complementary businesses and entry into new markets. Management cannot predict the availability of appropriate acquisition candidates or the likelihood of an acquisition being completed should any negotiations commence. The Company could have difficulty obtaining financing to pursue acquisitions due to its substantial debt and to the restrictive covenants in its debt instruments, among other things. If the Company does complete any acquisitions, the Company could have difficulties integrating acquired technology and operations, or retaining and integrating key employees of acquired companies. Integrating any acquired business could also divert management attention from ongoing business concerns. In addition, the Company's future growth, whether by acquisition or otherwise, depends in part upon its ability to enter markets in which the Company may have limited experience, including international markets. In conducting business in foreign jurisdictions, the Company may encounter difficulties with, among other things, tariffs and other trade or regulatory barriers, currency controls, hyperinflation, intellectual property protection, potential adverse tax consequences, longer payment cycles, greater difficulty or delay in accounts receivable collection, cultural differences and increased political and economic instability.

  The Company's planned growth, if achieved, may place significant demands on its management, administrative and operational resources. The Company's ability to manage growth effectively will require the Company to continue to develop and improve its operational, financial and other internal systems, as well as its sales capabilities, and attract, manage and retain its employees. There can be no assurance that the Company will effectively manage any strategic growth it may achieve.

RISKS RELATING TO ITRONIX

  Itronix operated at a modest loss for fiscal 1998 and is currently facing significant manufacturing and marketing challenges, including competition from "semi-rugged" products that constrains pricing of premium, ruggedized products like those manufactured by Itronix. In addition, Itronix's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. These factors include, without limitation: (i) the timing and size of orders which are received and can be shipped in any particular period; (ii) the seasonality of the placement of customer orders; (iii) customer order deferrals in anticipation of product enhancements or new product offerings by Itronix or its competitors; (iv) customer cancellation of orders and the gain or loss of significant customers, including those due to industry combinations; and (v) the relative unpredictability of timing of customer orders due to the relative concentration of organizations with large field-service work forces. Moreover, any downturn in general economic conditions could precipitate significant reductions in corporate spending for telecommunications equipment, which could result in delays or cancellations of orders for Itronix's products. Itronix's expense levels are relatively fixed and are based, in significant part, on expectations of future revenues. Currently, costs are much higher as a percentage of revenues for Itronix than for the Company overall. As a result of its unpredictable revenues, costs at times can be disproportionately high as a percentage of Itronix's business. If, as a result of these factors, Itronix's costs continue to exceed its revenues, Itronix's stand-alone financial condition and results of operations would be materially adversely affected.

RELIANCE ON KEY PERSONNEL

  The Company's success depends in large part upon its senior management, as well as its ability to attract and retain its highly-skilled technical, managerial, sales and marketing personnel, particularly engineers skilled and experienced with communications equipment. Competition for such personnel is intense and there can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires. Failure to attract and retain key personnel will have a material adverse effect on the Company's business, financial condition and results of operations. In addition, continued labor market shortages of technical personnel may require wage increases well in excess of the growth in the Company's sales and margins, thereby reducing the overall profitability of the Company.

CONTROL BY CDR FUND V

  As a result of the Recapitalization, CDR Fund V controls approximately 92.3% of the outstanding shares of Recapitalized Common Stock of Dynatech. As a result of its stock ownership, CDR Fund V controls Dynatech and its subsidiaries and has the power to elect the directors of Dynatech, appoint new management, and approve any action requiring approval by the stockholders of Dynatech, including adopting certain amendments to the articles of organization of Dynatech and approving any merger or sale of all or substantially all the assets of Dynatech. The directors so elected have the authority to effect decisions affecting the capital structure of Dynatech and its subsidiaries, including the incurrence of additional indebtedness, issuance of preferred stock and the declaration of dividends. There can be no assurances that the policies of Dynatech in effect prior to the Recapitalization with respect to such matters or other matters will continue. There can be no assurance that the interests of CDR Fund V will not conflict with the interests of holders of the Notes. CDR Fund V has agreed, pursuant to certain employment agreements with Messrs. Reno, Kline and Peeler, to elect them to serve as directors of Dynatech so long as they are employed by Dynatech.

CHANGE OF CONTROL

  The Indenture provides that, under certain conditions upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all or any part of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Senior Credit Facility agreements generally prohibit the Company from so repurchasing any Notes and will also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any other agreement relating to Senior Indebtedness to which the Company becomes a party may contain similar provisions. If the Company does not repay or refinance borrowings having such provisions or otherwise obtain consent to purchase the Notes under such agreements, any resulting failure to offer to purchase or to purchase Notes would constitute an Event of Default (as defined) under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Description of Notes--Change of Control" and "--Ranking" and "Description of Senior Credit Facility."

FRAUDULENT TRANSFER CONSIDERATIONS

  The incurrence of indebtedness by the Company, such as the Notes, may be subject to review under federal or state fraudulent transfer laws in the event the Company is the subject of a bankruptcy filing or lawsuit commenced by or on behalf of unpaid creditors of the Company. Under such laws, if a court in a lawsuit by a creditor or a representative of creditors of the Company, such as a trustee in bankruptcy, were to find that, at the time the Company incurred indebtedness, including indebtedness under the Notes, the Company (i) was insolvent or rendered insolvent thereby, (ii) was engaged in a business or transaction for which its remaining assets constituted an unreasonably small amount of capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, or (iv) intended to hinder, delay or defraud current or future creditors and, in the case of clauses (i),
(ii) and (iii), that the Company did not receive reasonably equivalent value or fair consideration for incurring such indebtedness, such court could avoid or subordinate the amounts owing under the Notes to presently existing and future indebtedness of the Company and take other actions detrimental to the holders of the Notes.

  If a court were to find that the Company came within any of clauses (i) through (iv) above, the Company, or its creditors or the trustee in bankruptcy, could seek to avoid the grant of security interests to the lenders under the Senior Credit Facility. This would result in an event of default with respect to indebtedness incurred under the Senior Credit Facility which, under its terms (subject to applicable law), would allow the lenders to terminate their obligations thereunder and to accelerate repayment of such indebtedness.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, a company would be considered insolvent for purposes of the foregoing if, at the time it incurred the indebtedness, (i) the sum of such company's debts including contingent liabilities is greater than all such company's property at a fair valuation, (ii) the present fair saleable value of such company's assets is less than the amount that will be required to pay its probable liability on its existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (iii) the company incurred obligations beyond its ability to pay as such obligations become due. There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the relevant time, or whether, whatever standard were to be used, the Notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the initial borrowings in connection with the Merger, counsel for the Company and counsel for the lenders did not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws. Moreover, any solvency analysis conducted in connection with the Merger would not be binding on a court and there can be no assurance that a court would not determine that the Company was insolvent at the time of or after giving effect to the Merger.

  The Company believes that at the time the indebtedness constituting the Notes was incurred initially by the Company, the Company (i) was (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its businesses effectively and (c) incurring debts within its ability to pay as the same mature or become due and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. In reaching the foregoing conclusions, the Company relied upon its analyses of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

YEAR 2000 COMPLIANCE

  The Company has commenced a review of its computer systems and products in order to assess its exposure to Year 2000 issues. The Company is currently in the process of determining the full scope, related costs and action plan to ensure that the Company's systems continue to meet its internal needs and those of its customers. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the Year 2000 and beyond. However, there can be no assurance that Year 2000 costs and expenses will not have a material adverse effect on the Company. In addition, the Company does not currently have complete information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected. Finally, there can be no assurance that the Company's existing or installed base of products are Year 2000 compliant, or that the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products. Any such product non-compliance may expose the Company to claims from its customers and others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company. See "Management's Discussion and Analysis--Year 2000."

MARKET SHARE AND COMPETITIVE POSITION DATA

  There are no independent third party sources that publicly disseminate market share and competitive position data for all of the markets in which the Company competes. Accordingly, a substantial part of the market share and competitive position data in this Prospectus is based upon data compiled by the Company for use in the ordinary course of its business to assess its competitive position. Data with respect to sales of test, analysis, communications and computing equipment sales by other companies has been derived, where available, from data published by those companies, but has not been independently verified by the Company. Many of the Company's competitors do not publish revenue or other sales data for products sold in competition with the Company's products and, accordingly, the Company has compiled its data based upon estimates of such sales. Although the Company believes that its estimates of its market shares and competitive position data are reasonable, such estimates have not been verified by independent third party sources and there can be no assurance that such data is accurate.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

  When used in this Prospectus the words "anticipate," "estimate," "project," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company, and actual results will vary. In addition, such statements are subject to certain risks, uncertainties and assumptions, including but not limited to the risks set forth above in this "Risk Factors" section. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. There can be no assurance that the future developments will be in accordance with management's expectations or that the effect of future developments will be those anticipated by management. See "Management's Discussion and Analysis." The forward-looking statements contained herein are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those in the forward-looking statements.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALES

  The New Notes are new securities for which there presently is no established market and none may develop. The Existing Notes have not been registered under the Securities Act and are subject to restrictions on transferability and resale. Although the Initial Purchasers have informed the Company that they intend to make a market in the Existing Notes, and if issued, the New Notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice, at the sole discretion of the Initial Purchasers. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a Shelf Registration Statement (as defined) in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Existing Notes or, if issued, the New Notes. If an active market for the Existing Notes or, if issued, the New Notes, fails to develop or be sustained, the trading price of the Existing Notes or New Notes could be materially adversely affected. The Existing Notes are eligible for trading through the PORTAL market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes through the National Association of Securities Dealers Automated Quotation System. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

  To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

  Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Existing Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distributions of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the Expiration Date, the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. See "The Exchange Offer--Consequences of Exchanging Old Notes."

                                USE OF PROCEEDS

  There will be no cash proceeds payable to the Company from the issuance of New Notes pursuant to the Exchange Offer. The proceeds of the Offering of the Existing Notes were used to fund a portion of the financings for the Recapitalization and related translations, including payments in respect of common stock and options for common stock of Dynatech, and payment of transaction-related fees and expenses. For further discussion of the sources and uses of funds related to the Recapitalization, see "The Recapitalization."

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated cash and equivalents and capitalization of the Company at June 30, 1998. This table should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis," and the consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                                          JUNE 30, 1998
                                                      ---------------------
                                                             ACTUAL
                                                      ---------------------
                                                      (DOLLARS IN MILLIONS)
Cash and equivalents.................................        $ 51.9
                                                             ======
Debt:
  Existing debt......................................        $  1.8
  Merger Financings:
    Senior Credit Facility...........................         258.0
    Notes............................................         275.0
    Revolving Credit Facility........................          40.0
                                                             ------
    Total debt.......................................         574.8
                                                             ------
Shareholders' equity (deficit):
  Recapitalized Common Stock, including additional
   paid-in-capital...................................         312.8
  Retained earnings (deficit)........................        (648.3)
  Accumulated other comprehensive loss...............          (1.7)
                                                             ------
    Total shareholders' equity (deficit).............        (337.2)
                                                             ------
    Total capitalization.............................        $237.6
                                                             ======

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma condensed consolidated financial data of the Company has been prepared to give effect to the Merger and related transactions as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities have not been affected by the transactions. For a discussion of the Merger and related transactions, see "The Recapitalization."

  The pro forma adjustments presented are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The historical condensed consolidated statements of continuing operations data for the year ended March 31, 1998 were derived from the audited consolidated financial statements of the Company included elsewhere herein. The historical condensed consolidated statement of continuing operations data for the three months ended June 30, 1998 was derived from the unaudited condensed consolidated financial statements of the Company included elsewhere herein.

  The unaudited pro forma condensed consolidated statement of continuing operations data of the Company for the year ended March 31, 1998 gives effect to the Merger as if it had occurred on April 1, 1997. The unaudited pro forma condensed consolidated statement of continuing operations data of the Company for the three months ended June 30, 1998 gives effect to the Merger as if it had occurred on April 1, 1998.

  The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto, "Management's Discussion and Analysis" and the other financial data included elsewhere in this Prospectus, as well as the information concerning the Merger, including the sources and uses of funds therefor, contained in "Summary--The Recapitalization" and "The Recapitalization."

  The pro forma financial data and related notes are provided for informational purposes only and do not necessarily reflect the results of operations of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited pro forma financial data been consummated as of the date and for the periods indicated, and are not intended to project the Company's financial position or results of operations for any future period.

                              DYNATECH CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENT OF CONTINUING OPERATIONS DATA

                       FOR THE YEAR ENDED MARCH 31, 1998

                                  DYNATECH
                             FOR THE YEAR ENDED RECAPITALIZATION   PRO FORMA
                               MARCH 31, 1998     ADJUSTMENTS    MARCH 31, 1998
                             ------------------ ---------------- --------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales......................       $472,948                          $472,948
Cost of sales..............        205,522                           205,522
                                  --------                          --------
Gross profit...............        267,426                           267,426
Selling, general and admin-
 istrative expense.........        138,310          $    500(a)      138,810
Product development ex-
 pense.....................         54,995                            54,995
Amortization of intangi-
 bles......................          5,835                             5,835
                                  --------          --------        --------
Operating income (loss)....         68,286              (500)         67,786
Interest income............          3,012                             3,012
Interest expense...........         (1,221)          (54,720)(b)     (55,941)
Other income, net..........            730                               730
                                  --------          --------        --------
Income before income tax-
 es........................         70,807           (55,220)         15,587
Provision (benefit) for in-
 come taxes................         29,031           (22,640)(d)       6,391
                                  --------          --------        --------
Income from continuing op-
 erations..................       $ 41,776          $(32,580)         $9,196
                                  ========          ========        ========
Income per common share(e)
  Basic....................       $   2.49                          $   0.08
                                  ========                          ========
  Diluted..................       $   2.40                          $   0.08
                                  ========                          ========
Weighted average number of
 common shares
  Basic....................         16,795                           120,000
  Diluted..................         17,434                           120,539

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                          Continuing Operations Data.

                              DYNATECH CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENT OF CONTINUING OPERATIONS DATA

                    FOR THE THREE MONTHS ENDED JUNE 30, 1998

                                 DYNATECH
                           FOR THE THREE MONTHS
                                  ENDED         RECAPITALIZATION   PRO FORMA
                              JUNE 30, 1998       ADJUSTMENTS    JUNE 30, 1998
                           -------------------- ---------------- -------------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................        $109,143                          $109,143
Cost of sales............          46,154                            46,154
                                 --------                          --------
Gross profit.............          62,989                            62,989
Selling, general and ad-
 ministrative expense....          35,189           $     83(a)      35,272
Product development ex-
 pense...................          13,501                            13,501
Recapitalization related
 costs...................          43,386            (43,386)           --  (c)
Amortization of intangi-
 bles....................           1,440                             1,440
                                 --------           --------       --------
Operating income (loss)..         (30,527)            43,303         12,776
Interest income..........             788                               788
Interest expense.........          (6,082)            (7,599)       (13,681)(b)
Gain on sale of subsidi-
 ary.....................          15,900                            15,900
Other income, net........              32                                32
                                 --------           --------       --------
Income (loss) before in-
 come taxes..............         (19,889)            35,704         15,815
Provision (benefit) for
 income taxes............          (7,956)            14,282(d)       6,326
                                 --------           --------       --------
Income (loss) from con-
 tinuing operations......        $(11,933)          $ 21,422       $  9,489
                                 ========           ========       ========
Income (loss) per common
 share(e)
  Basic..................        $  (0.19)                         $   0.08
                                 ========                          ========
  Diluted................        $  (0.19)                         $   0.08
                                 ========                          ========
Weighted average number
 of common shares
  Basic..................          63,464                           120,251
  Diluted................          63,464                           124,358

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                          Continuing Operations Data.

                             DYNATECH CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                   STATEMENTS OF CONTINUING OPERATIONS DATA
                            (AMOUNTS IN THOUSANDS)

                                                          YEAR      THREE MONTHS
                                                         ENDED          ENDED
                                                     MARCH 31, 1998 JUNE 30, 1998
                                                     -------------- -------------
(a) Reflects the annual fee payable to Clayton,
    Dubilier & Rice, Inc. for management and finan-
    cial consulting services provided to the Compa-
    ny. The historical Statement of Continuing Op-
    erations for the three months ended June 30,
    1998 included one month of the annual fee pay-
    able to Clayton Dubilier & Rice, Inc. There-
    fore, the amount in the Recapitalization Ad-
    justments column reflects only two months of
    fees...........................................     $   500        $   125
                                                        =======        =======

(b) Reflects the following:

                                                          YEAR      THREE MONTHS
                                                         ENDED          ENDED
                                                     MARCH 31, 1998 JUNE 30, 1998
                                                     -------------- -------------
  Interest resulting from borrowings under the $40
   million revolving credit facility at an assumed
   interest rate of LIBOR + 2.25% (7.9%)...........     $ 3,150        $   788
  Interest resulting from $50 million term loan
   under the Senior Credit Facility at an assumed
   interest rate of LIBOR + 2.25% (7.9%)...........       3,938            985
  Interest resulting from $70 million term loan
   under the Senior Credit Facility at an assumed
   interest rate of LIBOR + 2.50% (8.1%)...........       5,688          1,422
  Interest resulting from $70 million term loan
   under the Senior Credit Facility at an assumed
   interest rate of LIBOR + 2.75% (8.4%)...........       5,863          1,466
  Interest resulting from $70 million term loan
   under the Senior Credit Facility at an assumed
   interest rate of LIBOR + 3.0% (8.6%)............       6,036          1,509
  Interest resulting from $275 million of gross
   proceeds related to the issuance of Notes at an
   assumed interest rate of 9.75%..................      26,813          6,703
  Amortization of debt issuance costs associated
   with the Senior Credit Facility and the issuance
   of Notes........................................       3,232            808
                                                        -------        -------
                                                        $54,720        $13,681
                                                        =======        =======

  For information regarding actual interest rates see "Management's Discussion and Analysis--Capital Resources and Liquidity--Debt Service."

(c) The Unaudited Pro Forma Condensed Consolidated Statements of Continuing Operations Data exclude the following non-recurring items that are included in the historical financial statement for the three months ended June 30, 1998 and are directly attributable to the Recapitalization transactions:

  1. A compensation charge of $26.1 million ($15.6 million net of related tax benefit) associated with the cash settlement relating to certain stock options that were retired or canceled as a result of the Merger.

  2. A non-cash compensation charge of $13.8 million ($8.3 million net of related tax benefit) relating to the conversion of stock options into fully vested and exercisable equivalent options to purchase shares of Recapitalized Common Stock.

  3. Other non-recurring charges of $3.5 million relating to employee termination payments and other capitalization-related expenses.

(d) Reflects the tax effect of the pro forma adjustments assuming an effective tax rate of 40% as of June 1998 and 41% as of March 1998.

(e) The Financial Accounting Standards Board has issued Statement No. 128, (titled "Earnings Per Share"), which modifies the way in which earnings per share ("EPS") data is calculated and disclosed. The Company adopted this standard during the interim period ended December 31, 1997, and has restated all prior period EPS data presented. See "Management's Discussion and Analysis--New Pronouncements."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial and other data for the five fiscal years ended March 31, 1998 have been derived from, and should be read in conjunction with, the audited historical Consolidated Financial Statements, and related notes thereto, of the Company. The unaudited pro forma balance sheet data reflects the Merger and related transactions as if they had occurred on March 31, 1998. The unaudited pro forma income statement data exclude certain non-recurring items directly attributable to the Merger and related transactions. The pro forma adjustments were applied to the historical financial statements to give effect to the Merger and related transactions as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by these transactions. The pro forma financial and other data are provided for information purposes only and do not necessarily reflect the results of operations or financial position of the Company that would have actually occurred had the events referred to above been consummated as of the date and for the periods indicated and are not intended to project the Company's financial position or results for any future period. The following table should be read in conjunction with "Management's Discussion and Analysis."

                                                                                            UNAUDITED       PRO FORMA
                                                                                           THREE MONTHS     UNAUDITED
                                                                                              ENDED         YEAR ENDED
                                                    YEARS ENDED MARCH 31,                    JUNE 30,       MARCH 31,
                                         ---------------------------------------------- ------------------  ----------
                                           1994      1995    1996(A)  1997(B)    1998     1997     1998        1998
                                         --------  --------  -------- -------- -------- -------- ---------  ----------
                                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
 DATA:
Sales...........                         $199,612  $243,078  $293,042 $362,412 $472,948 $104,320 $ 109,143   $472,948
Cost of sales...                           72,103    91,412   111,436  137,254  205,522   42,637    46,154    205,522
                                         --------  --------  -------- -------- -------- -------- ---------   --------
Gross profit....                          127,509   151,666   181,606  225,158  267,426   61,683    62,989    267,426
Selling, general
 and administra-
 tive expenses..                           70,719    86,329    98,487  114,479  138,310   31,759    35,189    138,810
Product develop-
 ment expenses..                           26,863    30,585    36,456   43,267   54,995   13,695    13,501     54,995
Non-recurring
 charges(c).....                              --        --     16,852   27,776      --       --     43,386        --
Amortization of
 intangibles....                            5,728     5,106     5,136    6,793    5,835    1,443     1,440      5,835
                                         --------  --------  -------- -------- -------- -------- ---------   --------
Operating income
 (loss).........                           24,199    29,646    24,675   32,843   68,286   14,786   (30,527)    67,786
Net interest and
 other
 income/(expense)..                          (352)   (1,551)    1,433    2,591    2,521      310    10,638    (52,199)
                                         --------  --------  -------- -------- -------- -------- ---------   --------
Income (loss)
 from continuing
 operations
 before income
 taxes..........                           23,847    28,095    26,108   35,434   70,807   15,096   (19,889)    15,587
Provision
 (benefit) for
 income taxes...                            9,897    11,671    10,394   17,585   29,031    6,114    (7,956)     6,391
                                         --------  --------  -------- -------- -------- -------- ---------   --------
Income (loss)
 from continuing
 operations(d)..                         $ 13,950  $ 16,424  $ 15,714 $ 17,849 $ 41,776 $  8,982 $ (11,933)  $  9,196
                                         ========  ========  ======== ======== ======== ======== =========   ========
Income (loss)
 per common
 share from
 continuing
 operations--
 basic(e).......                         $   0.75  $   0.92  $   0.87 $   1.04 $   2.49 $   0.54 $   (0.19)  $   0.08
Income (loss)
 per common
 share from
 continuing
 operations--
 diluted(e).....                         $   0.75  $   0.91  $   0.86 $   0.99 $   2.40 $   0.52 $   (0.19)  $   0.08
Weighted average
 number of
 shares
 Basic..........                           18,579    17,846    17,969   17,200   16,795   16,770    63,464    120,000
 Diluted........                           18,678    17,971    18,315   18,028   17,434   17,343    63,464    120,539
BALANCE SHEET
 DATA:
Total
 assets(f)......                         $280,553  $256,392  $205,189 $249,010 $288,130 $251,590 $ 315,082
Long term
 debt(g)........                           33,006     7,915     1,800    5,226       83   25,226   565,285
Total stockhold-
 ers
 equity/(deficit)(h)..                    142,643   154,320   160,719  160,686  202,119  165,124  (337,246)
Stockholders'
 equity/(deficit)
 per share......                         $   7.67  $   8.78  $   9.14 $   9.57 $  11.99 $  12.11 $   (2.80)
OTHER DATA:
EBITDA(i).......                         $ 37,179  $ 42,514  $ 55,917 $ 77,326 $ 86,917 $ 19,239 $  17,503   $ 86,417
Depreciation and
 amortization...                           10,782    12,018    13,415   16,073   17,901    4,283     4,613     17,901
Capital expendi-
 tures..........                            7,900     8,800     8,198   10,176   15,879    4,022     2,416     15,879
Ratio of earnings to fixed charges(l)..      5.5x      6.2x      8.2x    13.2x    19.1x    15.7x        (j)      1.3x
                                          PRO FORMA     PRO FORMA
                                          UNAUDITED     UNAUDITED
                                         THREE MONTHS TWELVE MONTHS
                                            ENDED         ENDED
                                           JUNE 30,      JUNE 30,
                                         ------------ -------------
                                             1998        1998(K)
                                         ------------ -------------
INCOME STATEMENT
 DATA:
Sales...........                           $109,143     $477,771
Cost of sales...                             46,154      209,039
                                         ------------ -------------
Gross profit....                             62,989      268,732
Selling, general
 and administra-
 tive expenses..                             35,272      142,198
Product develop-
 ment expenses..                             13,501       54,801
Non-recurring
 charges(c).....                                --           --
Amortization of
 intangibles....                              1,440        5,832
                                         ------------ -------------
Operating income
 (loss).........                             12,776       65,901
Net interest and
 other
 income/(expense)..                           3,039      (35,789)
                                         ------------ -------------
Income (loss)
 from continuing
 operations
 before income
 taxes..........                             15,815       30,112
Provision
 (benefit) for
 income taxes...                              6,326       12,263
                                         ------------ -------------
Income (loss)
 from continuing
 operations(d)..                           $  9,489     $ 17,849
                                         ============ =============
Income (loss)
 per common
 share from
 continuing
 operations--
 basic(e).......                           $   0.08     $   0.15
Income (loss)
 per common
 share from
 continuing
 operations--
 diluted(e).....                           $   0.08     $   0.14
Weighted average
 number of
 shares
 Basic..........                            120,251      120,251
 Diluted........                            124,358      124,358
BALANCE SHEET
 DATA:
Total
 assets(f)......
Long term
 debt(g)........
Total stockhold-
 ers
 equity/(deficit)(h)..
Stockholders'
 equity/(deficit)
 per share......
OTHER DATA:
EBITDA(i).......                           $ 17,421     $ 84,724
Depreciation and
 amortization...                              4,613       18,231
Capital expendi-
 tures..........                              2,416       14,273
Ratio of earnings to fixed charges(l)..        2.1x         1.5x

NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
(a) On September 1, 1995, the Company acquired substantially all of the business and assets of Tele-Path Industries, Inc. for $23.6 million, of which approximately $12.6 million was in cash and the remaining $11.0 million was from the issuance of 688,096 shares of Common Stock.
(b) On December 31, 1996, the Company acquired the assets and liabilities and assumed certain liabilities of Itronix, located in Spokane, Washington, for $65.4 million in cash.
(c) The June 30, 1998 non-recurring charge reflects the charges for the cancellation and conversion of certain stock options as a result of the Merger. The 1997 non-recurring charges included a $20.6 million non-cash charge for incomplete technology which had not reached technological feasibility and had no alternative use, purchased as part of the acquisition of Itronix. In addition, the Company recorded a non-cash charge of $7.2 million related to the impairment of intangible assets, principally related to the effects of product and distribution transitions. In 1996 the Company purchased incomplete technology activities as a part of the acquisition of Tele-Path Industries, Inc. resulting in a pretax non-cash charge of $16.9 million.
(d) A formal plan to discontinue non-core businesses was approved by the Board of Directors of Dynatech on February 7, 1996. In fiscal 1997, the Company essentially completed its disposition of the non-core businesses, which resulted in an after-tax gain from discontinued operations of $12.0 million. See "Business--Discontinued Operations and Divested Businesses."
(e) The Financial Accounting Standards Board has issued Statement No. 128 (titled "Earnings Per Share"), which modifies the way in which EPS data is calculated and disclosed. The Company adopted this standard during the interim period ended December 31, 1997 and has restated all prior EPS data presented. See "Management's Discussion and Analysis--New Pronouncements."
(f) The June 30, 1998 total assets includes $27.3 million of deferred debt issuance costs related to the Recapitalization.
(g) The components of long-term debt at June 30, 1998 are (in thousands):

      Revolving Credit Facility..................................... $  40,000
      Term Loan Facility............................................   250,000
      Notes.........................................................   275,000
      Other debt....................................................       285
                                                                     ---------
                                                                     $ 565,285
                                                                     =========
(h) The June 30, 1998 total stockholders deficit reflects the following (in thousands):
      Balance at 3/31/98............................................ $ 202,119
      Net loss......................................................   (11,933)
      Currency translation..........................................      (115)
      Exercise of stock options and other issuances.................     1,568
      Recapitalization:
      Common stock repurchased......................................  (841,673)
      Issuance of new stock, net of fees............................   298,148
      Stock options.................................................    14,640
                                                                     ---------
                                                                     $(337,246)
                                                                     =========

(i) EBITDA represents operating income and other income (expense), before depreciation and amortization and excludes non-recurring charges and excludes the one-time gain of $15.9 million on the sale of ComCoTec. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis."
(j) The ratio of earnings to fixed charges for this period is negative due to earnings for the period being inadequate to cover fixed charges. The coverage deficiency is $19.9 million and is a result of the nonrecurring charges for the cancellation and conversion of certain stock options as a result of the Merger.
(k) The pro forma unaudited financial data for the twelve month period ended June 30, 1998 were derived by adding the income statement data for the quarter ended June 30, 1998 to the income statement data for the nine months ended March 31, 1998, adjusted to reflect the effects of the Recapitalization.
(l) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest cost.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion contains forward-looking statements concerning the Company's operations, economic performance and financial condition, all of which involve risks and uncertainties. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. The Company's actual results may differ significantly from management's expectations and there can be no assurance that the effects of future developments on the Company will be those anticipated by management. There are certain factors that might cause such a difference. These factors include, but are not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, commercialization and technological difficulties, capacity and supply constraints or difficulties, availability of capital resources, general business and economic conditions, the effect of the Company's accounting policies, and other risks detailed herein. See "Risk Factors."

OVERVIEW

  The Merger. On May 21, 1998, MergerCo, which was organized at the direction of CDR, was merged with and into the Company with the Company continuing as the surviving corporation. In the Merger, (i) each then outstanding share of Common Stock was converted into the right to receive $47.75 in cash and 0.5 shares of Recapitalized Common Stock and (ii) each then outstanding share of common stock of MergerCo was converted into one share of Recapitalized Common Stock.

  As a result of the Merger, CDR Fund V holds approximately 92.3% of the Recapitalized Common Stock. Mr. Reno together with two family trusts holds approximately 0.7% of the Recapitalized Common Stock and other stockholders hold approximately 7.0% of the Recapitalized Common Stock.

  In connection with the Merger, the Company entered into a senior credit agreement with certain lenders providing for the Senior Credit Facility, including a $260 million Term Loan Facility and a $110 million Revolving Credit Facility. In connection with the Merger, the Company also completed the offering of the Existing Notes. On July 31, 1998, the Company had a total of $556.5 million of debt, which consisted primarily of $275 million principal amount of the Existing Notes, $258 million in term loan borrowings under the Term Loan Facility and $23 million in revolving credit borrowings under the Revolving Credit Facility.

  The Merger was accounted for as a recapitalization of Dynatech, which had no impact on the historical basis of assets and liabilities as reflected in the financial statements of Dynatech. However, the Merger involved a change in the Company's capital structure which will lead to, among other things, higher reported interest expense. As a result, operating results for periods subsequent to the Merger will not be comparable in all material respects to operating results for periods prior to the Merger.

  General. The Company develops, manufactures and sells test, analysis, communications and computing equipment in three product categories: (i) communications test instruments, (ii) industrial computing and communications, and (iii) visual communications. In its communications test business, the Company provides products that test and analyze communications networks and equipment. In its industrial computing and communications business, the Company addresses two areas of the worldwide ruggedized computer market through two of its subsidiaries: (i) ICS, which provides computer products for use in harsh environments, and (ii) Itronix, which provides ruggedized portable computing and communications devices to field-service organizations such as telephone companies. In its visual communications business, the Company sells visual communications products principally through two of its subsidiaries: (i) AIRSHOW, which provides passenger cabin video information display systems for the general and commercial aviation markets and (ii) da Vinci, which provides digital color enhancement systems used in transferring film images into electronic signals. Since 1993, the Company has sold 25 non-core businesses for gross proceeds of approximately $211 million pursuant to a plan to focus on businesses that enjoy leading positions in their respective markets, strong profitability, and good growth prospects.

  Current and Historical Trends. The Company believes that overall trends in the communications industry are the most significant trends affecting the Company's sales and results of operations. The 18.3% average annual increase in sales of its communications test instruments products from fiscal 1996 to fiscal 1998 was principally driven by market growth and new product introductions by the Company. The Company believes that demand for communications test equipment during that period resulted from the combination of increased competition among existing and new telecommunications service providers, the proliferation of new telecommunications services and the increased usage of technologies related to wireless and internet services. The Company believes that these trends have driven overall communications test instrument industry growth of approximately 10-12% annually in recent years. Growth rates vary widely across segments of the market and are typically higher in segments that support the development of high growth communications services such as Asynchronous Transfer Mode, frame relay and wireless services.

  The Company believes the communications test and monitoring systems market (in which the Company is now beginning to participate) has grown at approximately 12% annually in recent years, driven by the needs of service providers to provider higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems. The Company's other businesses similarly benefit from growth in their customers' markets. Growth in demand for AIRSHOW's products, for example, is driven in part by growth in the general aviation market.

  The Company, however, cannot predict whether growth will continue at historical rates in either its own businesses or in the markets in which it participates, due in part to recent global economic events.

  Growth rates of enterprises engaged in the manufacture and provision of telecommunications equipment and services will likely be affected by the current trend of consolidation among such enterprises. In the shorter term, the Company believes that such consolidation is being reflected in delays in orders for the Company's products as consolidating companies integrate or coordinate their purchasing practices. In addition, particularly in the near term, recent capital market volatility and reduced financing availability may affect growth rates for certain customers, particularly those that may be highly leveraged with significant capital requirements, as well as growth of the economy in general. Any resulting slowdown in such growth could result in delays or reductions of orders for the Company's products, and accordingly affect the Company's own growth.

  Industrial Computing and Communications Trends. Itronix, as a manufacturer of ruggedized portable computing and communications hardware, generally has lower margins than the Company's other businesses. As a result, profitability of the Company's industrial computing and communications businesses is lower than the average profitability of the Company's other businesses. Itronix is also currently facing significant manufacturing and marketing challenges, including competition from "semi-rugged" portable computers that constrains pricing of premium ruggedized products like Itronix's. The Company has taken several steps designed to improve the operating performance of Itronix, including programs designed to reduce costs and streamline manufacturing, as well as a change in Itronix senior management. The Company anticipates improvements in Itronix's performance in fiscal 1999, although there can be no assurance that Itronix will return to profitability. See "Risk Factors--Risks Relating to Itronix." Growth at ICS in the near term is expected to lag behind historical growth rates, due in part to slower than expected development of its newer non-catalog business.

  Operating Profit. From fiscal 1996 to fiscal 1998 the Company increased operating profit, excluding non-recurring charges, by a compound annual growth of 28.2%, driven primarily by sales growth and the Company's acquisitions during this period. Excluding non-recurring charges, operating profit margins also increased from 14.2% of consolidated sales to 14.4% of consolidated sales for the same period. The Company, however, cannot predict whether growth will continue at historical rates. See "--Current and Historical Trends." The excluded non-recurring charges included a charge of $16.9 million for purchased incomplete technology related to the acquisition of Tele-Path Industries, Inc., and $27.8 million for purchased incomplete technology and impaired intangible asset writeoffs in fiscal 1996 and fiscal 1997, respectively.

  Seasonality. As a result of purchasing patterns of its telecommunications customers, which tend to place large orders periodically, typically at the end of the Company's first and third fiscal quarters, the Company expects its results of operations to vary significantly on a quarterly basis, as they have in the past. In addition, growth rates and results of operations for Itronix also have varied widely and are expected to continue to do so because of the relatively small number of potential customers with large field-service work forces, the timing and size of whose orders are irregular.

  Product Development. The market for the Company's products is characterized by changing technology, evolving industry standards and protocols, and frequent introductions of new products. Automation in the Company's addressed markets for communications test instruments or a shift in customer emphasis from communications test instruments to test and monitoring systems could render the Company's existing product offerings obsolete or unmarketable or reduce the size of the Company's addressed market. In particular, incorporation of self-testing functions in the equipment currently addressed by the Company's communications test instruments could render the Company's offerings redundant and unmarketable. The Company thus faces the challenges of anticipating and responding rapidly to advances in technology and adapting its existing products or developing new products. The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the expenditure of substantial development costs. From the beginning of fiscal 1996 through fiscal 1998, the Company has spent an aggregate of $134.7 million on product development or approximately 11.9% of sales, and the Company expects to continue product development spending at similar levels as a percentage of annual sales, to the extent that the Company has sufficient free cash flow to do so. See "Risk Factors--Rapid Technological Change; Challenges of New Product Introductions" and "--Substantial Leverage; Liquidity."

  Recent Acquisitions and Dispositions. On December 31, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Itronix for $65.4 million in cash. Incident to this acquisition was the purchase of incomplete technology activities which resulted in a one-time non-cash charge of $20.6 million reflected in the Company's results for fiscal 1997. This incomplete technology had not reached technological feasibility and had no alternative use.

  In March 1997, the Company acquired the net assets of Advent Design, Inc. ("Advent"), a supplier to ICS for $3.5 million in cash. Advent designs and manufactures high performance microprocessor-based systems for the computer, medical and communications market.

  During fiscal 1997, the Company essentially completed the disposition of non-core businesses pursuant to a strategy approved by the Board of Directors of Dynatech in February of 1996. The Company received proceeds of $110.2 million and $48.9 million in 1997 and 1996, respectively, related to these dispositions, which resulted in an after-tax gain of $12.0 million.

  On June 19, 1998, the Company acquired the stock of Pacific Systems Corporation of Kirkland, Washington ("Pacific") for a total purchase price of $20 million, including an incentive earnout. Pacific designs and manufactures customer specified avionics and integrated cabin management equipment for the corporate and general aviation market.

  On June 30, 1998 the Company sold the assets and certain liabilities of its subsidiary ComCoTec, Inc. ("ComCoTec") for a total sale price of $21.0 million.

  Recapitalization Accounting; Recapitalization Fees and Expenses; Financial Statement Presentation. The Company is treating the Merger and related transactions as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by these transactions.

  Of the approximately $41.3 million of fees and expenses relating to these transactions, (i) approximately $27.3 million of such costs are attributable to costs of the Financing and will be capitalized and amortized over the life of the Financing, and (ii) approximately $14.0 million of such costs are attributable to costs of the Merger and related transactions and will be accounted for as a reduction in the proceeds from the issuance of the Recapitalized Common Stock.

  The consolidated financial statements and data included in this Prospectus are financial statements and data of Dynatech, which is the direct parent of TTC and which was the initial issuer of the Notes. TTC became the obligor on the Notes, and the borrower under the Senior Credit Facility, on the date of the May 1998 Closing of the Offering of the Existing Notes, following the effectiveness of the merger of TTC Merger Co. into TTC. In connection with that merger, TTC became a direct subsidiary of Dynatech and the direct or indirect parent of the Company's remaining active subsidiaries, and Dynatech guaranteed the monetary obligations of TTC under the Notes as well as the Senior Credit Facility. Dynatech is a holding company with no significant independent operations. Accordingly, the consolidated financial statements of Dynatech are not materially different from those of TTC.

SUPPLEMENTARY PRO FORMA FINANCIAL INFORMATION

  On December 31, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Itronix, for $65.4 million in cash. Approximately $40 million of the purchase price was borrowed pursuant to the terms of the Company's revolving credit and term loan agreement in effect at that time. A significant portion of the borrowed funds was repaid during the fourth quarter of fiscal 1997.

  Incident to this acquisition was the purchase of incomplete technology activities which resulted in a one-time pretax charge of $20.6 million or ($0.74) per share on a diluted basis. This purchased incomplete technology that had not reached technological feasibility and which had no alternative future use was valued using a risk adjusted cash flow model, under which future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of potential changes in future target markets and to the completion of the products that will ultimately be marketed by the Company.

  As a percentage of sales, the gross margin and selling, general and administrative expenses of Itronix are lower than the consolidated financial results of the Company prior to the acquisition. Therefore, the pro forma income statements below reflect a lower gross profit and selling, general and administrative expenses as a percent of consolidated sales. Hence, in order to demonstrate the Company's operating performance versus the previous years, the following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisition had occurred at the beginning of fiscal 1997, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, and certain other adjustments, together with related income tax effects (such pro forma basis, the "Itronix Pro Forma Basis"). (In thousands except per share data).

                                                               FISCAL YEAR ENDED
                                                                MARCH 31, 1997
                                                                  (PRO FORMA)
                                                               -----------------
Sales.........................................................     $426,234
Cost of sales.................................................      183,076
                                                                   --------
Gross profit..................................................      243,158
Selling, general & administrative expense.....................      122,232
Product development expense...................................       48,515
Nonrecurring charges..........................................        7,149
Amortization of intangibles...................................        8,853
                                                                   --------
Operating income..............................................       56,409
Interest expense..............................................       (3,284)
Interest income...............................................        2,785
Other income, net.............................................          633
                                                                   --------
Income from continuing operations before income taxes.........       56,543
Provision for income taxes....................................       24,974
                                                                   --------
Income from continuing operations.............................     $ 31,569
                                                                   ========
Income per share:
  Basic.......................................................     $   1.84
  Diluted.....................................................     $   1.74
Weighted average shares:
  Basic.......................................................       17,200
  Diluted.....................................................       18,028

  The following table and commentary should be read in conjunction with the Consolidated Financial Statements and related Notes to Consolidated Financial Statements located elsewhere in this Prospectus.

                                                            PERCENT OF SALES

                                              YEARS ENDED MARCH
                                                     31,          PERCENT CHANGE
                                              ------------------- --------------
                                                         1997
                                                     (ITRONIX PRO
                                              1998   FORMA BASIS) 1998 VS. 1997
                                              -----  ------------ --------------
Sales........................................ 100.0%    100.0%         11.0%
Gross profit.................................  56.5      57.1          10.0
Selling, general & admin. expense............  29.2      28.7          13.2
Product development expense..................  11.6      11.4          13.4
Amortization of intangibles..................   1.2       2.1         (34.1)
Operating income.............................  14.4      13.2          21.1
Net income from operations...................   8.8%      7.4%         32.3%

FISCAL 1998 COMPARED TO FISCAL 1997 ON AN ITRONIX PRO FORMA BASIS

  Sales. For fiscal 1998 consolidated sales increased $46.7 million or 11.0% to $472.9 million as compared to $426.2 million for fiscal 1997 on an Itronix Pro Forma Basis. The increase was primarily attributable to increased demand for communications test products, catalog sales of industrial computing and communications products, and aircraft cabin video information services.

  Sales of communications test products increased $29.1 million or 13.8% to $240.4 million for fiscal 1998 as compared to $211.3 million for fiscal 1997. The increase is primarily attributable to continued growth in the U.S. market for communications test solutions as a result of network expansions of the local telco service providers. The growth was driven by the needs of communications service providers to provide higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems.

  Sales of industrial computing and communications products increased $12.8 million or 9% to $155.0 million for fiscal 1998 as compared to $142.2 million for fiscal 1997 on an Itronix Pro Forma Basis. The increase was primarily attributable to an increase in sales for the Company's catalog-marketed, rack-mounted computers, with a significant portion of sales to customers within the Original Equipment Manufacturer (OEM) market. The overall increase in sales of Industrial Computing and Communication products was partially offset by slightly lower sales of the Company's ruggedized laptop computers.

  Sales of visual communications products increased $4.7 million or 6.5% to $77.5 million for fiscal 1998 as compared to $72.8 million for fiscal 1997. Sales of the Company's real-time flight information passenger video displays increased as more airlines integrated this product into their in-flight entertainment systems. In addition, the Company has improved its market penetration with additional sales to commercial airline companies. Partially offsetting this increase was a lower sales volume in the video compression and graphical user-interface (GUI) product lines.

  International sales (defined as sales outside of North America) were $76.1 million or 16% of consolidated sales for fiscal 1998, as compared to $70.8 million or 16.6% for fiscal 1997 on an Itronix Pro Forma Basis.

  Gross profit. Consolidated gross profit increased $24.2 million to $267.4 million or 56.5% of consolidated sales for fiscal 1998 as compared to $243.2 million or 57.1% for fiscal 1997 on an Itronix Pro Forma Basis. The slight decrease in percentage was attributable to a change in the sales mix within the consolidated group along with lower gross margins on the Company's ruggedized laptop computers.

  Operating expenses. Operating expenses consist of selling, general and administrative expenses; product development expense; amortization of intangibles; and non-recurring expenses. Total operating expenses were $199.1 million or 42.1% of consolidated sales for fiscal 1998 as compared to $186.7 million or 43.8% of consolidated sales for fiscal 1997 on an Itronix Pro Forma Basis. Excluding the impact of the non-recurring charge of $7.1 million related to the impairment of intangible assets during fiscal 1997, operating expenses were $179.6 million or 42.1% of consolidated sales in fiscal 1997 on an Itronix Pro Forma Basis, at the same level as fiscal 1998.

  Selling, general and administrative expense was $138.3 million or 29.2% of consolidated sales for fiscal 1998 as compared to $122.2 million or 28.7% of consolidated sales for fiscal 1997 on an Itronix Pro Forma Basis. The percentage increase was primarily attributable to additional expenses related to information systems upgrades and increased selling expenses due to the increased sales volume within the communications test business.

  Product development expense was $55.0 million or 11.6% of consolidated sales for fiscal 1998 as compared to $48.5 million or 11.4% of consolidated sales for fiscal 1997 on an Itronix Pro Forma Basis. The Company continues to invest in product development and enhancement within all three product areas.

  Amortization of intangibles was $5.8 million for fiscal 1998 as compared to $8.9 million for fiscal 1997 on an Itronix Pro Forma Basis. Amortization decreased during fiscal 1998 due to the write-off of goodwill and certain intangibles related to product and distribution transitions at the end of fiscal 1997.

  Interest. Interest income, net of interest expense, was $1.8 million for fiscal 1998 as compared to net interest expense of $0.5 million for fiscal 1997 on an Itronix Pro Forma Basis. Net interest income increased year to year based on higher average investment balances and lower overall borrowings. Interest expense will increase in future years due to the increase in borrowings in connection with the Recapitalization.

  Other income. Other income was $0.7 million for fiscal 1998, essentially at the same level of $0.6 million for fiscal 1997 on an Itronix Pro Forma Basis.

  Taxes. The effective tax rate, before one time charges, increased for fiscal 1998 to 41% as compared to 40.0% for fiscal 1997, primarily due to increased income in states with higher income tax rates. The effective tax rate after one time charges decreased to 41% for fiscal 1998 from 44.2% for fiscal 1997 due to the limited tax benefits in 1997 of the charges relating to the $20.6 million writeoff of incomplete technology from the Itronix acquisition.

  Net income. Net income from continuing operations was $41.8 million or $2.40 per share on a diluted basis for fiscal 1998 as compared to $31.6 million or $1.74 per share on a diluted basis and a pro forma basis for fiscal 1997. The increase was primarily attributable to the increase in sales. Net income in future years will be negatively impacted by the rise in interest expense due to the increase in borrowings in connection with the Recapitalization.

  Backlog. Backlog at March 31, 1998 was $79.1 million, an increase of 10.3% from $71.7 million at March 31, 1997.

HISTORICAL FINANCIAL STATEMENTS

  The following discussion relates to the actual results of operations of the Company, in which fiscal 1998 includes a full year of operations of Itronix, as compared to fiscal 1997, in which the results of operations included only three months of operations.

  The following table and commentary should be read in conjunction with the Consolidated Financial Statements and related Notes to Consolidated Financial Statements located elsewhere in this Prospectus.

                                                                   PERCENT OF
                                              PERCENT OF SALES       CHANGE
                                              -------------------  ------------
                                              YEARS ENDED MARCH
                                                     31,            1998   1997
                                              -------------------   VS.    VS.
                                              1998   1997   1996    1997   1996
                                              -----  -----  -----  ------  ----
Sales........................................ 100.0% 100.0% 100.0%   30.5% 23.7%
Gross profit.................................  56.5   62.1   62.0    18.8  24.0
Selling, general & admin. expense............  29.2   31.6   33.6    20.8  16.2
Product development expense..................  11.6   11.9   12.4    27.1  18.7
Nonrecurring charges.........................   --     7.7    5.8  (100.0) 64.8
Amortization of intangibles..................   1.2    1.9    1.8   (14.1) 32.3
Operating income.............................  14.4    9.1    8.4   107.9  33.1
Net income from continuing operations........   8.8    4.9    5.4   134.1  13.6

THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THREE MONTHS ENDED JUNE 30, 1997 ON A HISTORICAL BASIS

  Acquisitions. On June 19, 1998 the Company, through one of its indirect wholly owned subsidiaries, acquired all of the outstanding capital stock of Pacific for a total purchase price of $20 million, including an incentive earnout. The Company generated $17.8 million of goodwill related to this acquisition. Pacific designs and manufactures customer-specified avionics and integrated cabin management equipment for the corporate and general aviation market.

  Sale of Subsidiary. On June 30, 1998 the Company sold the assets of ComCoTec located in Lombard, Illinois to The Potomac Group, Inc. for $21 million with $1 million remaining in escrow pending any purchase price adjustments which resulted in a gain of $15.9 million. ComCoTec is a supplier of pharmacy management software and services and was a subsidiary within the Company's visual communications products group.

  Sales. Consolidated sales increased $4.8 million or 4.6% to $109.1 million for the three months ended June 30, 1998 as compared to $104.3 million for the three months ended June 30, 1997.

  Sales of communications test products decreased $3.2 million or 5.6% to $53.8 million. This was the result of reduced demand for hand-held test devices plus a slowdown of orders from the RBOCs due to the lengthening of the sales cycle during a period of industry consolidation.

  Sales for industrial computing and communication products increased $5.3 million or 18.4% to $34.0 million. The increase was primarily attributable to additional sales volume of the Company's ruggedized laptop computers due to fewer Pentium-based field-service units shipped during the first quarter of last year while the products continued final testing.

  Sales of visual communications products increased $2.8 million or 15.0% to $21.4 million. Sales for the Company's real-time flight information passenger video displays continued to be strong. Offsetting this increase were lower sales in the video compression and graphical user-interface (GUI) products.

  Gross Profit. Consolidated gross profit increased $1.3 million to $63.0 million or 57.7% of consolidated sales for the three months ended June 30, 1998 as compared to $61.7 million or 59.1% of consolidated sales for the three months ended June 30, 1997. The percentage decrease was attributable to a change in the product mix of the Company. The Company had increased shipments of ruggedized laptop computers which sell at a lower gross margin and made fewer shipments of communications test products that have a higher gross margin than the consolidated family of products.

  Operating Expenses. Operating expenses consist of selling, marketing and distribution expense; general and administrative expense; product development expense; recapitalization related costs; and amortization of intangibles. Total operating expenses were $93.5 million or 85.7% of consolidated sales for the three months ended June 30, 1998 as compared to $46.9 million or 45.0% of consolidated sales for the three months ended June 30, 1997. Included in this quarter's operating expenses were the expenses of $43.4 million referred to below related to the Merger for the option cancellation payments. Excluding these Merger-related expenses, operating expenses for the three months ended June 30, 1998 were $50.1 million or 45.9% of consolidated sales. The increase in percentage was primarily attributable to increased selling and marketing expense due primarily to an increase in compensation expense.

  Selling, general and administrative expense was $35.2 million or 32.2% of consolidated sales for the three months ended June 30, 1998, compared to $31.8 million or 30.4% of consolidated sales for the three months ended June 30, 1997. The increase in percentage was primarily attributable to increased commission and compensation expense during the first quarter of fiscal 1999 as well as additional expenses related to catalog costs for the Company's Industrial Computer Source-Book.

  Product development expense was $13.5 million or 12.4% of consolidated sales for the three months ended June 30, 1998 as compared to $13.7 million or 13.1% of consolidated sales for the three months ended June 30, 1997. The decrease was primarily driven by a higher product development expense for the same period last year which the Company incurred for the introduction of Pentium-based ruggedized laptops.

  Recapitalization related costs. In connection with the Merger, the Company incurred $43.4 million for the cancellation payments of employee stock options, compensation expense due to the acceleration of unvested stock options, and other Merger-related expenses. The Company incurred an additional $41.3 million in expenses, of which $27.3 million was capitalized and will be amortized over the life of the Senior Credit Facility and Notes, and $14.0 million was charged directly to stockholders' equity.

  Amortization of intangibles during the first quarter of both fiscal 1999 and 1998 was $1.4 million.

  Interest. Interest expense, net of interest income, was $5.3 million for the first quarter of fiscal 1999 as compared to net interest income of $0.1 million for the first quarter of fiscal 1998. The increase in net interest expense was attributable to the debt incurred in connection with the Merger on May 21, 1998.

  Other income. Other income for the first quarter of fiscal 1999 was $32 thousand as compared to $170 thousand for the first quarter of fiscal 1998.

  Taxes. The effective tax rate for the first quarter of fiscal 1999 was 40.0%, essentially at the same level as the first quarter of fiscal 1998.

  Net income (loss). The Company's net loss was $11.9 million or $(0.19) per share on a diluted basis for the three months ended June 30, 1998 as compared to net income of $9.0 million or $0.52 per share on a diluted basis for the three months ended June 30, 1997. The loss was primarily attributable to both the cancellation payments of the employee stock options and the additional interest expense incurred in connection with the Merger.

  Backlog. Backlog at June 30, 1998 was $88.8 million, an increase of $9.7 million over the backlog at March 31, 1998.

FISCAL 1998 COMPARED TO FISCAL 1997 ON A HISTORICAL BASIS

  Sales. For fiscal 1998 consolidated sales increased $110.5 million or 30.5% to $472.9 million as compared to $362.4 million for fiscal 1997. The increase was primarily attributable to a full year of operations of Itronix and increased demand for communications test products, catalog sales of industrial computing and communications products, and aircraft cabin video information services.

  Sales of communications test products increased $29.1 million or 13.8% to $240.4 million for fiscal 1998 as compared to $211.3 million for fiscal 1997. The increase was primarily attributable to continued growth in the U.S. market for communications test solutions as a result of network expansions of the local telco service providers. The growth was driven by the needs of communications service providers to provide higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems.

  Sales of industrial computing and communications products increased $76.7 million or 97.8% to $155.0 million for fiscal 1998 as compared to $78.3 million for fiscal 1997. The increase was primarily attributable to a full-year of operations of Itronix in fiscal 1998 as compared to three months of operation in fiscal 1997. In addition, the Company had an increase in sales for its rack-mounted computers.

  Sales of visual communications products increased $4.7 million or 6.5% to $77.5 million for fiscal 1998 as compared to $72.8 million for fiscal 1997. Sales of the Company's real-time flight information passenger video displays increased as more airlines integrated this product into their in-flight entertainment systems. In addition, the Company improved its market penetration with additional sales to commercial airline companies. Offsetting this increase was a lower sales volume in the video compression and graphical user-interface (GUI) product lines.

  Gross profit. Consolidated gross profit increased $42.3 million to $267.4 million or 56.5% of consolidated sales for fiscal 1998 as compared to $225.2 million or 62.1% for fiscal 1997. The decrease in gross profit as a percentage of sales was attributable to a lower gross margin at Itronix compared with other parts of the Company as well as a change in the sales mix within the consolidated group.

  Operating expenses. Operating expenses consist of selling, general and administrative expense; product development expense; amortization of intangibles; and non-recurring expenses. Total operating expenses were $199.1 million or 42.1% of consolidated sales for fiscal 1998 as compared to $192.3 million or 53.1% of consolidated sales for fiscal 1997. Excluding the impact of the non-recurring charge of $27.8 million related to the impairment of intangible assets and the write-off of purchased incomplete technology during fiscal 1997, operating expenses were $164.5 million or 45.4% of consolidated sales in fiscal 1997.

  Selling, general and administrative expense was $138.3 million or 29.2% of consolidated sales for fiscal 1998 as compared to $114.5 million or 31.6% of consolidated sales for fiscal 1997. The percentage decrease was primarily attributable to a full-year of results of Itronix in which the percentage of selling, general and administrative expense to sales for Itronix is less than the consolidated average.

  Product development expense was $55.0 million or 11.6% of consolidated sales for fiscal 1998 as compared to $43.3 million or 11.9% of consolidated sales for fiscal 1997. The Company continues to invest in product development and enhancement within all three product areas.

  Amortization of intangibles was $5.8 million for fiscal 1998 as compared to $6.8 million for fiscal 1997. Amortization decreased during fiscal 1998 due to the write-off of goodwill and certain intangibles related to product and distribution transitions at the end of fiscal 1997 and was offset by an increase in goodwill amortization related to the acquisition of Itronix.

  Interest. Interest income, net of interest expense, was $1.8 million for fiscal 1998 as compared to $2.0 million for fiscal 1997. Interest expense will increase in future years due to the increase in borrowings.

  Other income. Other income was $0.7 million for fiscal 1998, essentially at the same level of $0.6 million for fiscal 1997.

  Taxes. The effective tax rate, before one time charges, increased for fiscal 1998 to 41% as compared to 40.5% for fiscal 1997, primarily due to increased income in states with higher income tax rates. The effective tax rate after one time charges decreased to 41% for fiscal 1998 from 49.6% for fiscal 1997 due to the limited tax benefits in 1997 of the charges relating to the $20.6 million writeoff of incomplete technology from the Itronix acquisition.

  Net income. Net income from continuing operations was $41.8 million or $2.40 per share on a diluted basis for fiscal 1998 as compared to $17.8 million or $0.99 per share on a diluted basis for fiscal 1997. The fiscal 1997 net income included a pretax charge of $27.8 million (with an aftertax effect on earnings per share on a diluted basis of $1.10) related to the write-off of intangible assets and the write-off of purchased incomplete technology. Net income in future years will be negatively impacted by the expected rise in interest expense due to the increase in borrowings.

FISCAL 1997 COMPARED TO FISCAL 1996 ON A HISTORICAL BASIS

  Sales. For fiscal 1997, consolidated sales from continuing operations increased 23.7% to $362.4 million from $293.0 million in fiscal 1996. Sales of communications test products increased 22.8%, or $39.3 million due to increased demand for existing products and a full year of operating results for two acquisitions made in fiscal 1996. Sales of industrial computing and communications products increased 35.3% or $20.4 million primarily driven by revenue at Itronix during the fourth quarter of fiscal 1997. Sales of visual communications products increased 15.3% or $9.7 million principally due to continued strength in aircraft passenger video information systems and color correction products.

  Backlog from ongoing operations was $71.7 million at March 31, 1997, as compared to $57.3 million at March 31, 1996.

  International sales were 20% of consolidated sales in fiscal 1997, an increase of 18% over consolidated sales in fiscal 1996.

  Gross Profit. As a percentage of consolidated sales, gross profit from continuing operations for fiscal 1997 was 62.1%, essentially at the same level as the prior year.

  Expenses. Selling, general and administrative costs increased 16.2% in fiscal 1997 as compared to fiscal 1996. As a percentage of consolidated sales, selling, general and administrative expenses decreased to 31.6% as compared to 33.6% in the previous year. Administrative and selling expenses increased at a rate slower than revenue growth in the communications test products as a result of the fiscal 1996 acquisitions.

  Product development expense increased $6.8 million to 11.9% of consolidated sales, compared to 12.4% of sales in fiscal 1996. The increase was a result of additional investment in developing core communications test products as well as the full year effect of product development at Tele-Path Industries, Inc. ("TPI"), a communications test subsidiary which was purchased in September 1995. Additional expense was incurred due to the acquisition of Itronix.

  Amortization of intangibles increased $1.7 million as a result of the acquisitions in fiscal 1997 and fiscal 1996.

  During fiscal 1997 nonrecurring charges were $27.8 million as compared to $16.9 million in 1996. The 1997 charges included $20.6 million for incomplete technology which had not reached technological feasibility and had no alternative use, purchased as part of the acquisition of Itronix at the end of the third quarter. In addition, the Company recorded a noncash charge of $7.1 million related to the impairment of intangible assets, principally related to the effects of product and distribution transitions. The charge consisted of a $4.5 million writeoff of goodwill and a $2.6 million writeoff in product technology.

  Interest expense declined in fiscal 1997 compared to the prior year as a result of lower average borrowings. Interest income increased in fiscal 1997 primarily from higher average cash balances during the year.

  Taxes. The effective tax rate, before one-time charges, increased in fiscal 1997 to 40.5% as compared to 39.8% in fiscal 1996, primarily due to losses generated in foreign locations without tax benefit. The effective tax rate after one-time charges increased to 49.6% due to limited tax benefits of these charges. These charges included $20.6 million of incomplete technology from the Itronix acquisition which resulted only in a federal tax savings. In addition, the majority of the $7.1 million of intangibles written off represented goodwill which was not deductible for tax purposes.

  Net Income. Net income from continuing operations in fiscal 1997 was $17.8 million, or $0.99 per share on a diluted basis, as compared to $0.86 per share on a diluted basis in fiscal 1996. Net income in fiscal 1997 included a pretax charge of $27.8 million for purchased incomplete technology and impaired intangible asset writeoffs with an aftertax effect on earnings per share of ($1.10) on a diluted basis. Net income for the prior fiscal year included a charge for incomplete purchased technology that accounted for $16.9 million with an aftertax effect on earnings per share of ($0.56) on a diluted basis.

CAPITAL RESOURCES AND LIQUIDITY

  The Company broadly defines liquidity as its ability to generate sufficient cash flow from operating activities to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

  The Company's liquidity needs arise primarily from debt service on the substantial indebtedness incurred in connection with the Merger and from the funding of working capital and capital expenditures. As of July 31, 1998, the Company had $556.5 million of indebtedness, primarily consisting of $275 million principal amount of the Notes, $258 million in borrowings under the Term Loan Facility and $23 million in borrowings under the new Revolving Credit Facility. On May 21, 1998, the Company terminated its two credit facilities that were in effect prior to the Merger.

  Cash Flows. The Company's cash and cash equivalents increased $25.1 million during the fiscal year ended March 31, 1998. Net cash provided by operating activities generated $45.3 million after $13.7 million was used for the payment of expenses related to discontinued operations. During the same period, the Company's investing activities totaled $15.0 million primarily for the purchase and replacement of property and equipment. See "--Capital Expenditures" below.

  The Company's cash and cash equivalents decreased $13 million during the first three months of fiscal 1999, principally due to the Recapitalization of the Company. During the same period, the Company's investing activities totaled $6.1 million, primarily for the purchase and replacement of property and equipment and the payment of an earnout incentive related to the fiscal 1998 operating result of Advent Design, Inc., a subsidiary purchased in March 1997. Also included in this total are the proceeds received from the sale of ComCoTec, offset by the purchase of Pacific.

  Capital Expenditures. The Company's historical capital expenditures since fiscal 1996 have in substantial part resulted from the replacement of existing property and equipment, including computer systems. The Company's capital expenditures (including acquisitions) were $15.9 million, $10.2 million, and $8.2 million for the three fiscal years ended March 31, 1998, 1997 and 1996, respectively. The increase in expenditures for fiscal year 1998 relates principally to the Company continuing to replace existing computer equipment.

  The Company's capital expenditures during the first quarter of fiscal 1999 were $2.4 million compared with $4.0 million during the first quarter of fiscal 1998. The decrease is primarily due to the timing of certain capital expenditure purchases. The Company anticipates capital expenditures to be at or close to the same level in fiscal year 1999 as in fiscal year 1998.

  Working Capital. During fiscal 1998 the Company's working capital was affected as follows. The Company's operating assets and liabilities provided a source of cash of $4.4 million. Inventory levels increased from $40.1 million to $48.9 million, resulting in a $8.7 million use of cash, primarily attributable to the increased volume for the Company's rack-mounted computers. Accounts receivable decreased from $70.9 million to $70.0 million, resulting in a source of cash of approximately $1.0 million. Other current assets increased, resulting in a use of cash of $2.4 million. This increase was primarily attributable to expenses relating to the Merger. Accounts payable increased from $16.9 million to $22.9 million, resulting in a source of cash of $6.0 million as the Company continues to aggressively manage its working capital. Other current liabilities from continuing operations increased $8.5 million due to an increase in deferred revenue due to higher prepaid warranty costs and an increase in accrued income taxes due to the effective tax rate increase. This increase was offset by a decrease in discontinued operations liabilities of $13.7 million, of which approximately $21.9 million was used for the payment of expenses previously provided for offset by an $8.2 million deferred tax adjustment.

  During the first quarter of fiscal 1999, the Company's working capital increased as its operating assets and liabilities provided a $4.3 million source of cash excluding the acquisition of Pacific. Inventory levels increased, creating a use of cash of $400 thousand. Accounts receivable decreased from $70.0 million to $58.8 million, or a source of cash of $11.1 million, as a result of improved collection processes at the Company. Other current assets decreased, creating a source of cash of $3.0 million, due mainly to the recognition of expenses previously capitalized related to the Merger. Accounts payable decreased, creating a use of cash of $6.3 million. Other current liabilities decreased, creating a use of cash of $3.1 million, relating primarily to the payment of bonuses previously accrued.

  Other Activities. During fiscal 1998, the Company generated $4.5 million from the exercise of stock options and the issuance of common stock of Dynatech related to the Company's Employee Stock Purchase Plan. The Company repurchased 163,000 shares of its common stock for $5.3 million during the first quarter of fiscal 1998. During the quarter ended December 31, 1997, the Company repaid all of its borrowings under its two then-existing credit facilities. At March 31, 1998, the Company had $180 million in an unused line of credit in those facilities, which were terminated on May 21, 1998 when the Company entered into the Senior Credit Facility.

  During the first quarter of fiscal 1999, the Company's financing activities generated $2.8 million in cash after $573 million of net proceeds from borrowing and $277 million from issuance of stock related to the Merger were used to pay $806.5 million for the purchase of the outstanding stock and $41.3 million for financing fees related to the Merger.

  Debt Service. Principal and interest payments under the Senior Credit Facility and interest payments on the Notes represent significant liquidity requirements for the Company. With respect to the $260 million borrowed under the Term Loan Facility (which is divided into four tranches), the Company will be required to make scheduled principal payments of the $50 million tranche A term loan thereunder over its six-year term, with substantial amortization of the $70 million tranche B term loan, $70 million tranche C term loan and $70 million tranche D term loan thereunder occurring after six, seven and eight years, respectively. The $275 million of Notes will mature in 2008 and bear interest at 9 3/4%. The Senior Credit Facility is also subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions,
(a) 100% of the net proceeds of (i) certain debt offerings by the Company and any of its subsidiaries, (ii) certain asset sales by the Company or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries and (b) 50% of the Company's excess cash flow (as defined) for each fiscal year in which the Company exceeds a certain leverage ratio. The Notes are subject to certain mandatory prepayments under certain circumstances. The Revolving Credit Facility matures in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished or accomplished on acceptable terms. The loans under the Senior Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company. The weighted-average interest rate on the Senior Credit Facility loans was 9.2% for the period commencing May 21, 1998 and ending June 30, 1998 and is expected to be 9.01% for the period commencing July 1, 1998 and ending September 30, 1998. See "Description of Senior Credit Facility." However, the Company has entered into interest rate swaps which will be effective for three years beginning September 30, 1998 to fix the interest rate charged on a portion of the total debt outstanding under the Term Loan Facility. After giving effect to these arrangements, approximately $195 million of the debt outstanding will be subject to an effective average annual fixed interest rate of 5.84% plus applicable margins specified in the Senior Credit Facility. As a result of the substantial indebtedness incurred in connection with the Merger, the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to preceding periods. Total interest expense is expected to be $51 million in fiscal 1999.

  Covenant Restrictions. The Senior Credit Facility imposes restrictions on the ability of the Company to make capital expenditures and both the Senior Credit Facility and the Indenture governing the Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital spending program, to provide for unanticipated capital investments or to take advantage of business opportunities. The covenants contained in the Senior Credit Facility also, among other things, restrict the ability of the Company (including its subsidiaries) to dispose of assets, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture governing the Notes, engage in mergers or consolidations, change the business conducted by the Company (including its subsidiaries) or engage in certain transactions with affiliates. In addition, under the Senior Credit Facility, the Company is required to satisfy a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The term loans under the Senior Credit Facility (other than the $50 million tranche A term loan) are governed by negative covenants which are substantially similar to the negative covenants contained in the Indenture governing the Notes, which also impose restrictions on the operation of the Company's businesses. See "Description of Senior Credit Facility--Covenants" and "Risk Factors--Restrictive Financing Covenants."

  Future Financing Sources and Cash Flows. The amount under the Revolving Credit Facility that remained undrawn following the May 1998 Closing of the Merger was $70.0 million. The undrawn portion of this facility will be available to meet future working capital and other business needs of the Company and replaced the Company's previously outstanding credit facilities totaling $180.0 million. At July 31, 1998, the undrawn portion of this facility was $87 million. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility (including the Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors--Substantial Leverage; Liquidity."

YEAR 2000

  Broadly speaking, Year 2000 issues may arise when certain computer programs use only two digits to refer to a year or to recognize a year. As a result, computers that are not Year 2000 compliant may read the date 2000 as 1900. The Company is aware that Year 2000 issues could adversely impact its operations, and as detailed below, has commenced a process intended to address Year 2000 issues that the Company has been able to identify.

  State of Readiness. Management at each of the Company's businesses has commenced a review of its computer systems and products to assess exposure to Year 2000 issues. The review process is being conducted by employees with expertise in information technology ("IT") as well as engineers familiar with non-IT systems, and focuses on both the Company's internal systems and its existing and installed base of products. As of September 15, 1998, the Company had conducted an inventory of almost all of its existing internal systems and existing products with regard to Year 2000 issues (i.e. an assessment phase). The Company has not completed its assessment of its installed base of products for Year 2000 compliance.

  As part of its assessment phase, the Company is in the process of communicating with its significant suppliers and customers to determine the extent to which the Company is vulnerable to any failure by those third parties to remediate their own Year 2000 issues. In addition, the Company is evaluating the extent to which Year 2000 issues may arise as a result of some combinations of certain of its products with other companies' products. If any such suppliers or customers or product combinations do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected.

  While the Company's assessment of Year 2000 issues is ongoing, internal testing and remediation of the Company's internal systems and existing products for compliance has commenced. Although the Company has used the services of consultants to a limited extent in connection with its assessment of some Year 2000 issues, it has not used independent verification and validation processes in its testing of its systems and products. The Company believes that, as of September 15, 1998, it had tested almost all of its significant internal systems and existing products.

  The targeted completion date for the review and remediation process for the Communications Test business, the Company's largest, is June 1999. Management does not consider data time fields to be critical to the functionality of the Company's Communications Test products. Targeted completion dates range from June 1998 to June 1999 for the review and remediation process for the Company's other product categories, which may employ data time fields in areas that are critical to product functionality.

  Costs. The Company's historical and estimated costs of remediation have not been and are not anticipated to be material to the Company's financial position or results of operations, and will be funded through operating cash flows. Total costs associated with remediation of Year 2000 (including systems, software, and non-IT systems replaced as a result of Year 2000 issues) are currently estimated at approximately $3 million to $4 million, of which at least $2 million to $3 million remains to be spent. The largest cost factor to date has consisted of expenditure of management and employee time in attention to Year 2000 and related issues. Estimated remediation costs are based on management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated, particularly if unanticipated Year 2000 issues arise.

  Year 2000 Risks and Related Plans. While the Company expects to make the necessary modifications or changes to both its internal IT and non-IT systems and existing product base in a timely fashion, there can be no assurance that the Company's internal systems and existing or installed base of products will not be materially adversely affected by the advent of Year 2000. Certain of the Company's products are used, in conjunction with products of other companies, in applications that may be critical to the operations of its customers. Any product non-compliance, whether standing alone or used in conjunction with the products of other companies, may expose the Company to claims from its customers or others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company.

  In the event of a failure as a result of Year 2000 issues, the Company could lose or have trouble accessing accurate internal data, resulting in incomplete or inaccurate accounting of Company financial results, the Company's manufacturing operating systems could be impaired, and the Company could be required to expend significant resources to address such failures. In an effort intended to minimize potential disruption to its internal systems, the Company intends to perform additional hard-disk back-up of its rudimentary systems and critical information in advance of the Year 2000.

  Similarly, in the event of a failure as a result of Year 2000 issues in any systems of third parties with whom the Company interacts, the Company could lose or have trouble accessing or receive inaccurate third party data, experience internal and external communications difficulties or have difficulty obtaining components that are Year 2000 compliant from its vendors. The Company could also experience a slowdown or reduction of sales if customers such as telecommunications companies or commercial airlines are adversely affected by Year 2000 issues.

NEW PRONOUNCEMENTS

  During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

  During the quarter ended June 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components. This Standard requires, among other things, foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. The adoption of this Standard has not had, and is not expected to have, a material impact on the Company's disclosures.

  The Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. The Company is required to adopt SFAS 131 in the fourth quarter of fiscal 1999, and its adoption is not expected to have a material impact on the Company's historical financial data.

  On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company anticipates that, due to its limited use of derivative instruments, the adoption of this Standard will not have a significant effect on the Company's results of operations or its financial position.

  In October, 1997, Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), was issued which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted the guidelines of SOP 97-2 as of April 1, 1998, and the adoption has not had, and is not expected to have, a material impact on the Company's financial results.

                              THE EXCHANGE OFFER

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

 General

  In connection with the issuance of the Existing Notes pursuant to a Purchase Agreement, dated as of May 14, 1998 between Dynatech, TTC Merger Co. and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

  Under the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts (i) to file with the Commission within 120 days after May 21, 1998, the date the Existing Notes were issued (the "Issue Date"), the Registration Statement of which this Prospectus is a part with respect to a registered offer to exchange the Existing Notes for the New Notes and (ii) to cause the Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. The Company will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to holders of the Existing Notes. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Existing Notes accepted in the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange. However, the obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."

  Existing Notes shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

  Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14,
1993) and Shearman & Sterling (available July 2, 1993)), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes. The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

  By tendering Existing Notes in exchange for New Notes and executing the Letter of Transmittal, each holder will represent to the Company that: (i) any New Notes received by such Holder will be acquired in the ordinary course of business, (ii) such Holder will have no arrangements or understanding with any person to participate in the distribution of the Securities or the New Notes within the meaning of the Securities Act, (iii) such Holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes, (v) if such Holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes, and (vi) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

  Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of such New Notes. See "Plan of Distribution."

  Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Existing Notes who do not exchange their Existing Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to
do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

 Expiration Date; Extensions; Amendments; Termination

  The term "Expiration Date" shall mean November 9, 1998 (at least 21 business days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Existing Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay acceptance of any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Existing Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Existing Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing Notes of such amendment.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  The New Notes will accrue interest at the rate of 9 3/4% per annum from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor, or, if no interest has been paid on such Existing Note, from the Issue Date, provided, that if an Existing Note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Note received in exchange therefor will accrue from the date of such interest payment date. Interest on the New Notes is payable on May 15 and November 15 of each year, commencing November 15, 1998.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The tender by a holder of Existing Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Existing Notes tendered pursuant thereto is tendered for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, (i) to purchase or make offers for any Existing Notes that remains outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, (iii) to redeem Existing Notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes--Optional Redemption" and (iv) to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Existing Notes. See "--Conditions." For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

  The Exchange Agent and the Book Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book Entry Transfer Facility may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Existing Notes.

  Any participant in the Book Entry Transfer Facility may make book-entry delivery of Existing Notes by causing the Book Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

  If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

  Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Existing Notes was tendered, identify the principal amount of the Existing Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

  The Company has no obligation to consummate the Exchange Offer if the New Notes to be received by such holder or holders of Existing Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of the several states of the United States. All conditions to the Exchange Offer (with the exception of certain necessary governmental approvals) must be satisfied or waived prior to the Expiration Date.

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Existing Notes for exchange or the exchange of the New Notes for such Existing Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Existing Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitations by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any changes (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in its sole judgment have or may have adverse significance with respect to the value of the Existing Notes or the New Notes; which in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it advisable not to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise thereto at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

               By Mail:                         By Overnight Carrier:


  State Street Bank and Trust Company    State Street Bank and Trust Company
             P.O. Box 778                      Two International Place
      Boston, Massachusetts 02102            Boston, Massachusetts 02110
 Attention: Corporate Trust Department  Attention: Corporate Trust Department
             Kellie Mullen                          Kellie Mullen


 By Hand: in New York (as Drop Agent)            By Hand: in Boston


 State Street Bank and Trust Company,    State Street Bank and Trust Company
                 N.A.                          Two International Place
        61 Broadway, 15th Floor             Fourth Floor, Corporate Trust
        Corporate Trust Window               Boston, Massachusetts 02110
       New York, New York 10006

                             For Information Call:
                                (617) 664-5587

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (617) 664-5290

                     Attention: Corporate Trust Department

                             Confirm by Telephone:
                                (617) 664-5587


FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Existing Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, New Notes or Existing Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the

Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.

                                   BUSINESS

  The Company develops, manufactures and sells market-leading test, analysis, communications and computing equipment in three product categories:

  . Communications Test. The Company believes that TTC is the second largest U.S. provider of communications test instruments (by U.S. sales). TTC provides products to communications service providers (such as the RBOCs, long-distance companies and competitive access providers), service users (such as large corporate and government network operators), and manufacturers of communications equipment and systems. TTC's broad test and analysis product line ranges from portable units (used by field service technicians to test telephone and data communications lines and services) to centralized test and monitoring systems installed in telephone company central offices. The Company's communications test business accounted for 51% of its sales (or approximately $240.4 million), and a higher percentage of its EBITDA (as defined), for fiscal 1998.

  . Industrial Computing and Communications. The Company addresses two distinct segments of the North American ruggedized computer market. ICS is the only significant direct marketer of computer products and systems designed to withstand excessive temperatures, dust, moisture and vibration in harsh operating environments such as production facilities. ICS markets to engineers, scientists and production managers through its widely recognized Industrial Computer Source-Book catalogs. Itronix sells ruggedized portable communications and computing devices used by field-service workers for telephone companies, utilities, insurance companies and other organizations with large field-service workforces. The Company's industrial computing and communications business accounted for 33% of the Company's sales (or approximately $155.0 million), and a lower percentage of its EBITDA, for fiscal 1998.

  . Visual Communications. The Company's visual communications business consists principally of two market-leading niche-focused subsidiaries:
     (i) AIRSHOW is the world leader in passenger cabin video information display systems and information services for the general and commercial aviation markets; and (ii) da Vinci is the world leader in digital color enhancement systems used in the process of transferring film images into electronic signals--a process commonly used to transfer film images to video for use in the production of television commercials and programming. The Company's visual communications business accounted for 16% of the Company's sales (or approximately $77.5 million), and a higher percentage of its EBITDA, for fiscal 1998.

  For fiscal 1998, the Company generated sales and EBITDA of $472.9 million and $86.9 million, respectively.

COMPETITIVE STRENGTHS

  The following characteristics contribute to the Company's competitive position and outlook.

  . Leading Market Positions. The Company's principal businesses occupy the #1 or #2 overall position in their respective principal markets. TTC, which is the Company's largest subsidiary and operates the Company's communications test business in a highly fragmented market, has in recent years held the #1 or #2 position in market segments accounting for an estimated 70% of its test instrument sales. ICS is the only significant direct marketer of ruggedized industrial computers and Itronix is the leading supplier of ruggedized portable notebook computers to U.S. telecommunications companies. AIRSHOW and da Vinci have the #1 shares in their respective niche markets. The Company's market leadership is enhanced by its well known brand names, including FIREBERD and T-BERD test instruments, the Industrial Computer Source-Book catalogs, and the AIRSHOW map system.

  . High-Margin, Cash-Generative Business. The Company's gross profit and EBITDA margins were, as a percent of sales, 56.5% and 18.4%, respectively, for fiscal 1998. Management believes the Company's strong profitability is attributable to its leading market positions, its extensive sales and distribution networks, its entrenched customer relationships and a management culture emphasizing product quality and customer service and support, rather than price-based competition. The Company's strong profitability, combined with relatively low capital expenditure requirements (averaging 3% of sales since 1995), provides cash flow to fund the Company's growth strategy and has facilitated a cumulative investment of approximately $165 million in product development from the beginning of fiscal 1995 through fiscal 1998.

  . High Installed Base of Products. As leaders in each of their respective served markets, the Company's principal businesses enjoy high installed product bases, which the Company believes generally provide a competitive advantage in selling product enhancements, upgrades, replacements and aftermarket parts and service. For example, the Company has sold over 100,000 of its communications test instruments (representing over $1.0 billion in customer investment), the majority of which the Company believes are currently in service. This installed base also represents a substantial investment by customers in training on the Company's communications test products, a familiarity that the Company capitalizes on in selling and marketing its products and in the development of new products.

  . Extensive Sales and Distribution Network with Longstanding Customer Relationships. Management believes that each of the Company's principal businesses enjoys one of the most extensive, effective and highly trained sales and distribution networks in its respective principal markets. The communications test business, for example, has a 180-person U.S. sales organization comprising predominantly engineers and technical professionals, who undergo rigorous, ongoing education and training. The Company has been selling to service providers such as AT&T, MCI, GTE and Bell Atlantic (or their predecessors) since prior to the early 1980s. The Industrial Computer Source-Book (approximately six million copies distributed in fiscal 1998) is the most widely recognized catalog of ruggedized industrial computer systems by scientists and engineers. These purchasers rely upon ICS's sales staff, comprised predominantly of electrical engineers, to solve compatibility and functionality issues in configuring the systems.

  . Experienced Management Team with Substantial Equity Ownership. Led by CEO John F. Reno, a 23-year Dynatech veteran, the senior management of each of the Company's businesses has on average more than 15 years of industry experience. As a result of the Recapitalization and related transactions, approximately 350 senior managers and key employees collectively own or have options to acquire approximately 25% of Dynatech's common stock on a fully diluted basis.

BUSINESS STRATEGY

  The Company intends to pursue the following strategies:

  . Leverage Leading Market Positions. The Company believes that its leading market positions provide it with several competitive advantages in comparison to smaller market participants, particularly in its communications test business, and position it to expand its business by
     (i) spreading product development costs over a larger sales and unit base, (ii) leveraging its sales and marketing resources and customer relationships to sell new and enhanced products through established channels, and (iii) taking advantage of its high installed base of instruments to generate incremental sales for product enhancements, upgrades, replacements and service.

  . Address New Market Segments. The Company intends to continue to develop products to address new market segments in each of its businesses and thereby expand the size of its total served market. For example, the Company currently addresses approximately two-thirds of the $2.1 billion communications test instrument market and is beginning to address segments within the $1.0 billion communications test and monitoring systems market. With product line extensions and additions, the Company can expand the size of its served market while leveraging its extensive sales and distribution network.

  . Pursue Strategic Acquisitions. Since the end of fiscal 1993, the Company has focused on its higher-growth, more profitable market-leading businesses, selling 25 non-core businesses for gross proceeds of $211 million and acquiring five complementary businesses. The Company intends to continue to pursue strategic acquisitions that complement its existing businesses and further expand its product lines and technological capabilities. The communications test instrument market is highly fragmented, which management believes provides significant opportunities for future strategic acquisitions. With the Company's economies of scale, well-established sales and marketing channels and customer relationships, the Company believes it can, through selective acquisitions, improve profitability while expanding the breadth of its product line and enhancing its technological expertise.

  . Increase International Penetration. The Company generated approximately 87% of sales for fiscal 1998 in North America, primarily in the United States, where it has established market-leading positions in each of its principal businesses. The Company believes there are significant opportunities to expand its international business. For example, while the Company generated only 11% of its communications test sales from markets outside North America during fiscal 1998, the $900 million international market represents an estimated 43% of the global communications test instrument market for the same period.

INDUSTRY OVERVIEW

 Communications Test

  Market Overview. The Company believes that the worldwide market for communications testing is approximately $3.1 billion, comprising the $2.1 billion communications test instrument market and the $1.0 billion test and monitoring systems market. Test instruments are used in the design, manufacturing, installation and maintenance of communications equipment and networks while test and monitoring systems automate the process of detecting, isolating and resolving faults within a communications network. TTC currently addresses approximately two-thirds of the $2.1 billion test instruments market, primarily in North America, and is beginning to address segments within the $1.0 billion test and monitoring systems market.

  Given the historical growth of communications networks, the multiplicity of communications technologies and the broad range of applications at various points in a network, there are numerous different tests and analyses necessary for communications service providers and users to install, maintain and troubleshoot communications networks. As a result, the communications test instrument market is highly fragmented with many competitors, most of which address only selected niches within the overall market. The Company estimates that there are approximately 50 competitors in the communications test instrument market having sales of over $1 million. A small number of larger companies compete in many segments of the overall market, including Hewlett-Packard Company, which the Company believes is the worldwide overall market leader and which competes in many of the same segments as the Company. Other significant participants in the overall market include Tektronix, Inc., Wandel & Goltermann GmbH & Co. and Wavetek Corporation (which have recently merged), and Network General Corporation. The schematic below illustrates some of the applications of communications test instruments in communications networks throughout the overall industry (including applications that the Company does not currently address):

                            [DIAGRAM APPEARS HERE]

  Industry Trends. Growth in the communications test instrument market is driven in part by growth in the number of service providers, increased demand for communications services and the introduction of new communications protocols. Deregulation and privatization of the worldwide telecommunications industry has produced increased competition and a proliferation of service providers. To compete, communications providers must accelerate their network deployment, maintain and upgrade existing infrastructures, and continue to increase their quality of service, all while also reducing cost structures. In addition, the growth of the volume of voice traffic, LAN backbones and interconnections, high-speed interconnects, Internet access and cellular and other wireless communications systems have led to the deployment of new high-speed transmission technologies such as Synchronous Optical Network ("SONET"), Asynchronous Transfer Mode ("ATM"), frame relay and Integrated Services Digital Network ("ISDN").

  The Company believes that these trends have driven overall communications test instrument industry growth of approximately 10-12% annually in recent years. Growth rates vary widely across segments of the market and have been typically higher in segments that support the development of high growth communications services such as ATM, frame relay, SONET and wireless services. The Company believes the communications test and monitoring systems market has grown by as much as approximately 12% annually, driven by the needs of service providers to provide higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems.

  Current and future growth rates are difficult to predict, in part due to recent global economic events. See "Management's Discussion and Analysis-- Overview--Current and Historical Trends."

 Industrial Computing and Communications

  The Company's industrial computing and communications business addresses two markets: (1) the market for ruggedized rack-mounted computers, which is characterized by thousands of smaller customers who typically order fewer than ten units each, and (2) the market for ruggedized portable computers, which is characterized by a more concentrated group of larger customers that typically order large quantities of units.

  Ruggedized Rack-Mounted Computers. The Company believes that the global market for ruggedized industrial computer products currently exceeds $1.0 billion annually, split roughly evenly between North

America and the rest of the world. The Company estimates that this global market has grown approximately 10% annually in recent years driven by the increased use of computers in harsh environments, although current and future growth rates are difficult to predict, in part due to recent global economic events. See "Management's Discussion and Analysis--Overview--Current and Historical Trends." The market consists of sales of (i) modular component products, which include chassis and CPUs sold separately and integrated by the customer, and (ii) fully integrated systems, which consist of a considerably broader product offering that is fully integrated into complete systems prior to sale. The Company believes that modular component products and fully integrated systems each account for approximately half of the total global market. ICS competes primarily in the fully integrated systems segment of the market and focuses on the direct marketing of its products to engineers and scientists purchasing one to ten units through its catalogs, utilizing a proprietary database developed over many years. In ICS's target market, ICS's principal competitors include Texas Microsystems Inc., the I-Bus Division of Maxwell Technologies, Inc., American Advantech Corp. and Diversified Technology, Inc. Other significant competitors in the overall market include IBM and Siemens AG.

  Ruggedized Portable Computers. The market for ruggedized portable computers consists of customers with large mobile workforces in industries such as telecommunications, utilities, insurance and others that employ service and maintenance technicians for a variety of products. The Company estimates that the global market for ruggedized portable notebook computers, Itronix's principal market, currently exceeds $400 million. The Company believes this market grew approximately 16% in 1997, although current and future growth rates are difficult to predict, in part due to recent global economic events. See "Management's Discussion and Analysis--Overview--Current and Historical Trends." In this market, because of the relatively small number of customers with large field-service work forces, the timing and size of whose orders are irregular, growth rates vary widely. Ruggedized portable computers provide field workers with the ability to install, diagnose and maintain company and customer equipment and collect critical information from remote locations. The critical feature of ruggedized portable computers is the ability to operate reliably in adverse environments and work conditions while withstanding mechanical shock, vibration, moisture and extreme temperatures. Itronix is the market leader in sales to U.S. telecommunications service providers, whose large field service personnel require portable computers to collect data from various remote locations. Itronix's competitors in the fully-ruggedized portable notebook computer market include Panasonic Industrial Co. (which the Company believes is the worldwide market leader) and a number of smaller competitors, as well as competition from manufacturers of competing mass-market "semi-rugged" mobile computers, which constrains the pricing of premium portable ruggedized products like Itronix's. Producers of ruggedized portable computers also face indirect competition from off-the-shelf portable computers and single-purpose diagnostic and data collection instruments.

 Visual Communications

  AIRSHOW. AIRSHOW addresses a segment of the overall market for information and entertainment systems used by passengers of commercial and general aviation aircraft. The market is driven by growth in aircraft production and demand by aircraft passengers to receive real-time video or data information while the aircraft is in the air. Management projects estimated growth in new general aviation aircraft production of 20% in 1998. AIRSHOW has a leadership position in a market niche for passenger cabin video information systems for the general aviation and commercial airline markets. On June 19, 1998 the Company acquired Pacific Systems Corporation, a designer and manufacturer of customer specified avionics and integrated cabin management equipment for the corporate and general aviation market, which is intended to complement AIRSHOW's existing offerings. See "--Products and Services."

  da Vinci. da Vinci produces digital color correction systems, which are a component of telecine systems used by video post production and commercial production facilities to enhance and color match images as they are transferred from film to video tape for editing and distribution. The principal application of da Vinci's color correction system is to conform and enhance color in the film editing process and to provide color to black and white films and video images. da Vinci's products occupy the leadership position in this small niche market, growth in which is driven primarily by the introduction of new video technologies and standards within the film and video production industry.

PRODUCTS AND SERVICES

 Communications Test

  Overview. TTC provides a wide range of test and analysis products, service and support that enable customers worldwide to develop, manufacture, install and maintain communications networks and equipment. TTC's products include a broad portfolio of test instruments, test systems, software and professional services that address multiple technologies and applications at various locations in communications networks.

  TTC's test instrument products address two key categories of applications in communications networks: (i) transmission testing between service providers' central offices ("digital transport") and between a service provider's central office and its customers (the "local loop"), and (ii) network services testing by both service providers and users of a broad range of technologies and services delivered principally to business customers. In addition, TTC is expanding its product offerings for the communications test and monitoring systems market.

  TTC's sales were $116.1 million in fiscal 1994, $143.1 million in fiscal 1995, $172.0 million in fiscal 1996, $211.3 million in fiscal 1997 and $240.4 million in fiscal 1998.

  Transmission Testing. TTC produces a wide range of products that test and monitor the physical transmission of voice and data signals across a service provider's network of transmission circuits, cables, connectors and related network components in the central office and local loop. Domestic and international service providers use TTC's transport test products to install and maintain high-speed transmission circuits. Service providers have employed such circuits as inter-office links to connect voice and data transmission between long-distance carriers, local exchange carriers and wireless carriers. More recently, transmission circuits employing newer technologies, such as ISDN, SONET and ATM, have been proliferating as more analog networks are being upgraded as customers demand improvements to facilitate high-speed data transmission. TTC's products cover most widely accepted existing and emerging technologies in its markets, with average selling prices ranging from $5,000 for a handheld unit to $45,000 for a fully-featured portable instrument to $70,000 for a test system.

  Service providers use TTC's local loop test products to install and maintain voice telephone services, ISDN, digital data system ("DDS"), T1 lines, and fiber optic facilities between the service providers' local central offices and the customers' premises. For example, technicians use products such as the T-BERD 209OSP, a ruggedized field service test set, to perform fault location and data quality testing of voice or data circuits in the local loop. With the increased competition among service providers and the attendant workforce downsizing of incumbent local service providers such as the RBOCs, TTC designs its local loop test products to assist such customers in improving service quality and productivity while reducing costs.

  Network Services Testing. TTC's network services products test communications technologies and services employed primarily by businesses, including their physical transmission facilities, voice services, and data services such as ATM, frame relay and ISDN. TTC's FIREBERD data communications analyzers, for example, measure performance of a wide range of network transmission equipment utilized on a business customer's premises and have a modular construction to facilitate simple upgrades as new technologies and services are employed. TTC's FIREBERD 500 Internetwork Analyzer monitors and tests network traffic between a LAN and WAN and can analyze numerous communications protocols. In addition, TTC manufactures portable, hand-held test instruments that enable service technicians to install or repair networks.

  Communications Test and Monitoring Systems. TTC historically has focused on the communications test instrument market, which continues to account for the predominance of TTC's sales. However, TTC has been developing products to address the $1.0 billion communications test and monitoring systems market. For example, the CENTEST 650 was developed to automate the monitoring and testing of DS0, DS1 and DS3 signals so that service providers can identify network trouble spots quickly and direct mobile repair crews more efficiently from a central location. In addition, TTC is devoting significant resources to develop additional products for the communications test and monitoring systems market.

 Industrial Computing and Communications

  Overview. The Company's industrial computing and communications business consists of two subsidiaries addressing different segments of the ruggedized computer market: (1) ICS, primarily a direct marketer of rack-mounted computer products and systems used by engineers, scientists and others in industrial or otherwise harsh operating environments, and (2) Itronix, acquired by the Company in December 1996, which produces mobile computing and communications devices used by companies with field service organizations such as telephone companies and utilities. ICS generally sells to thousands of small accounts, which typically order fewer than ten units, whereas Itronix sells to a more concentrated group of large organizations that typically order large quantities of units.

  Industrial Computer Source. ICS employs a direct marketing strategy with its widely recognized Industrial Computer Source-Book catalogs, proprietary target customer database and highly trained sales force of electrical engineers to sell a broad range of integrated industrial computers, input/output devices, and communication and accessory products. ICS primarily sells fully customized integrated systems that its sales force configures to address a customer's particular computing needs. ICS is geared to serving a large number of customers which typically order fewer than ten units per order. Over the past three years, ICS has sold to over 12,000 customers with an average order size of approximately $3,000. ICS mailed approximately six million catalogs in fiscal 1998 to a proprietary list of over 250,000 scientists, engineers and production managers.

  ICS offers rack-mounted personal computers for use in environments other than homes and offices, including a wide range of commercial and communications applications. Products include ruggedized computers and remote terminals designed for operation in adverse environments (exposure to vibration, noise, temperature fluctuations and extremes, dust, moisture, electromagnetic fields and other hazards). ICS designs, configures and assembles its products but generally sources components from third-party vendors and contract manufacturers. ICS also uses its in-house CPU design capabilities to sell customized modular products and subsystems to systems integrators.

  ICS's sales were $36.6 million in fiscal 1994, $44.8 million in fiscal 1995, $57.9 million in fiscal 1996, $60.5 million in fiscal 1997, and $83.8 million in fiscal 1998.

  Itronix. Itronix is the leading supplier of portable, networked notebook computing and communications devices used by field-service technicians in the U.S. telecommunications industry. These products are carried by field-service technicians who use them in a broad range of environments to communicate-- either through wireline or wireless connections--to a central office. Customers use Itronix's mobile computing products to automate dispatching, work management and field reporting processes.

  Itronix also targets utilities, insurance companies, and other organizations seeking to increase the efficiency of their field-service personnel. Service technicians often make multiple service calls to different locations without returning to a base office. The use of networked computing devices allows for more effective dispatching to service sites and provides two-way communications with technicians. Itronix's flagship product provides technicians with the ability to access engineering data and customer service histories, or to collect and transmit key information regarding their service calls to a central database.

  Itronix currently produces two hardware product lines, the X-C Series of laptop computers and the T Series of smaller handheld computing devices. Itronix's flagship product line, the X-C series, is a rugged laptop computer that features functionality and power that is similar to commodity laptops yet is designed to withstand harsh environments, including heat, cold, rain and the shock and vibration found in service vehicles. The X-C is also an integrated communications device with options for both wired and wireless communications. Other features include intelligent battery-life management and touch screen functionality.

  Itronix, which the Company acquired on December 31, 1996, is facing significant manufacturing and marketing challenges and operated at a modest loss for fiscal 1998. Management is currently implementing a plan designed to (1) reduce manufacturing costs by renegotiating component costs, outsourcing non-core manufacturing activities and redesigning its products and (2) reposition its premium niche against new market competition from "semi-rugged" and mass market products. See "Risk Factors--Risks Relating to Itronix."

  Itronix's sales were $62.8 million in fiscal 1996, $81.6 million in fiscal 1997, and $71.2 million in fiscal 1998.

 Visual Communications

  Overview. The Company's principal visual communications businesses are AIRSHOW and da Vinci. The Company's total visual communications sales were $46.9 million in fiscal 1994, $55.2 million in fiscal 1995, $63.1 million in fiscal 1996, $72.8 million in fiscal 1997 and $77.5 million in fiscal 1998.

  AIRSHOW. AIRSHOW primarily manufactures passenger cabin video information display systems for the general and commercial aviation markets, selling its equipment to airlines, aircraft manufacturers, and aircraft electronic system (avionics) installation centers. AIRSHOW also provides information services by collecting data from various information service providers and transmitting news, weather and financial information as text and graphics to aircraft equipped with AIRSHOW Network products. AIRSHOW systems are installed on over 3,000 general aviation aircraft and on approximately 100 commercial airlines.

  The AIRSHOW moving map system and real-time flight information passenger video displays are offered across general and commercial aviation markets with variations in equipment interface for different aircraft and video systems types. The AIRSHOW Network is an extension of the moving map system and includes a real-time data communications system. AIRSHOW Network is now offered as an option by leading corporate aircraft manufacturers such as Bombardier Inc., The Cessna Aircraft Company, Inc., Dassault Falcon Jet Corp., Gulfstream Aerospace Corporation and Learjet Inc. AIRSHOW recently introduced its AIRSHOW TV service which provides for reception of direct broadcast satellite TV aboard general aviation aircraft which operate within the continental U.S. This service is being primarily marketed to the general aviation market.

  da Vinci. da Vinci produces digital color correction systems, which are a component of telecine systems used by video post production and commercial production facilities to enhance and color match images as they are transferred from film to video tape for editing and distribution. The principal application of da Vinci's color correction system is to conform and enhance color in the film editing process and to provide color to black and white films and video images. da Vinci products occupy the leadership position in this small niche market, growth in which is driven primarily by the introduction of new video technologies and standards within the film and video production industry.

  Other Subsidiaries. The Company's other visual communications subsidiaries are: DataViews, which provides tools for software developers; and Parallax Graphics, Inc., which the Company plans to close operations over time. On June 30, 1998, the Company sold the assets and certain liabilities of ComCoTec, Inc. for a total sale price of $21.0 million.

PRODUCT DEVELOPMENT

  For each of the Company's businesses, the development of new and enhanced products is a key element of its strategy, designed to further penetrate served markets, address new markets and reduce costs. From the beginning of fiscal 1994 through fiscal 1998, consolidated product development expense was approximately $192 million, representing an average of 12.2% of sales per year. Consolidated product development expense was 12.6% of sales ($30.6 million) in fiscal 1995, 12.4% of sales ($36.5 million) in fiscal 1996, 11.9% of sales ($43.3 million) in fiscal 1997 and 11.6% of sales ($55.0 million) in fiscal 1998. The Company anticipates product development spending to continue at similar levels as a percentage of sales in the future. See "Risk Factors-- Rapid Technological Change; Challenges of New Product Introductions."

  From the beginning of fiscal 1994 through fiscal 1998, the Company invested approximately $133 million in the development of communications test products. In fiscal 1998, the Company introduced a significant number of new test instrument products including NetAnalyst, a client/server-based software product that will allow users to centrally test the entire network from the network operations center, the TPI 550E ISDN test set which provides complete ISDN testing in a portable instrument, and the T-BERD 950 multi-service test set.

  The Company has also made recent Pentium product introductions in its industrial computing and communications product lines and has significantly expanded its AIRSHOW product offerings.

  The Company uses its customer relationships to focus its product development strategy on customer needs and emerging technologies.

CUSTOMERS AND MARKETING

  Overview. The Company markets its products to a diverse customer base. The Company's products are sold to a broad range of communications service providers, including RBOCs, long-distance carriers, competitive access providers, wireless service companies, independent telephone companies, cable television operations, and a wide array of computer and data communication users, corporate and industrial customers, and scientific organizations.

  Most of the Company's revenues are generated through direct selling. The Company also uses distributorships and representative relationships to sell its products in areas of the United States and the rest of the world with relatively low sales volume.

  The Company's sales of goods and services to various agencies of the United States federal government were approximately $12.8 million, $17.5 million and $19.3 million in fiscal 1996, 1997 and 1998, respectively. Sales of goods and services to the agencies of the United States federal government are made pursuant to standard contracts which generally permit such agencies to cancel or revise the contracts at will.

  No single customer accounted for more than 10% of sales in any of these three years.

  Communications Test. In the U.S., TTC markets and sells its communications test and analysis products primarily through a 180-person direct sales team comprising predominantly engineers and technical professionals who undergo intensive initial training on TTC's and its competitors' products. Internationally, TTC employs a 60-person direct sales team for key markets along with distributors and representatives to market and sell its products. TTC's principal customers are communications service providers (such as RBOCs, long-distance companies and competitive access providers), service users such as large corporate and government network operators, and manufacturers of communications equipment and systems.

  Industrial Computing and Communications. ICS sells its ruggedized industrial computer products to engineers and scientists primarily through its catalogs and a telemarketing sales force comprised of highly- trained electrical engineers. Itronix employs a direct sales force of engineers to market and sell its ruggedized mobile computer products to organizations with large field service groups such as telephone and insurance companies and utilities. ICS typically sells to thousands of customers with no significant customer concentration while Itronix's sales tend to be more concentrated on fewer large customers.

  Visual Communications. The Company's niche visual communications businesses generally sell into niche markets directly through their own sales forces as well as through distributors and representatives.

PRODUCT ASSEMBLY

  The Company outsources most of its manufacturing and mechanical parts fabrication and generally performs its own final assembly and testing of products.

COMPETITION

  The markets in which the Company competes are highly competitive and are characterized by rapidly changing technology. Principal competitors include businesses with significant financial, development, marketing, and manufacturing resources, as well as numerous small, specialized companies. The Company believes it holds a relatively favorable position with respect to the important competitive factors in each of its markets. The Company considers rapid product development, product functionality and features, and highly trained technical sales and support staff to be key competitive factors. See "--Industry Overview" and "Risk Factors--Highly Competitive Markets."

INTERNATIONAL

  The Company maintains sales subsidiaries or branches for its communications test business in major countries in Western Europe and Asia and has distribution agreements in other countries where sales volume does not warrant a direct sales organization. The Company's foreign sales from continuing operations (including exports from the United States directly to foreign customers) were approximately 20%, 20%, and 16% of consolidated net sales in fiscal 1996, 1997, and 1998, respectively.

  The Company's international business is subject to risks customarily found in foreign operations, such as fluctuations in currency exchange rates, import and export controls, and regulatory policies of foreign governments. A summary of the Company's sales, earnings and identifiable assets by geographic area is found in the Company's financial statements. See the Company's consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

DISCONTINUED OPERATIONS AND DIVESTED BUSINESSES

  The Company engaged in a business divestiture program beginning in 1994 and ending in fiscal 1997. Through this program, the Company sold 24 non-core businesses, which resulted in total proceeds to the Company of approximately $190 million, including $13.5 million in non-cash proceeds. In addition, on June 30, 1998 the Company sold the assets and certain liabilities of ComCoTec, Inc. for a total sale price of $21.0 million dollars. See the notes to the Company's consolidated financial statements appearing elsewhere in this Prospectus. (ComCoTec, Inc. was not considered a discontinued operation in the Company's historical financial statements.)

BACKLOG

  The Company's backlog of orders at March 31, 1997 and 1998 was $71.7 million and $79.1 million, respectively.

EMPLOYEES

  At March 31, 1998, the Company employed approximately 2,249 people. The Company's experience has been that employees having requisite skills for the Company's purposes are generally available in the areas where its facilities are located, although there are constraints on the Company's ability to fill certain engineering positions. The Company's employees are not represented by a labor union, and the Company believes its employee relations are good.

LITIGATION

  The Company is involved from time to time in routine legal matters incidental to its business. The Company believes that the resolution of such matters will not have a material adverse effect on the Company's financial condition or results of operations.

  On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against the Company and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, the Company sold its radar detector business to Whistler. The Company and Whistler have asserted in response that they have not infringed, and that the patent is invalid and unenforceable. The Company obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of the Company's Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. The Company and Whistler have opposed the motion for summary judgment. The Company intends to defend the lawsuit vigorously and does not believe that the outcome of the litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

INTELLECTUAL PROPERTY

  The Company relies primarily on trade secrets, trademark laws, confidentiality procedures and contractual restrictions to establish and protect its proprietary rights.

  The Company generally seeks patent protection for inventions and improvements to its products which it believes to be patentable. It holds numerous United States and foreign patents and patent applications covering many products. The Company does not believe that the expiration of any patent or group of patents would materially affect its business.

  FIREBERD, T-BERD, CENTEST, INTERCEPTOR, XC 6250, INDUSTRIAL COMPUTER SOURCE-BOOK, DA VINCI SYSTEMS and AIRSHOW are among the registered trademarks which the Company considers valuable assets.

  DYNATECH (and design) is a registered service mark of the Company in the United States and a registered trade or service mark (issued or applied for) of the Company in most other major industrialized countries of the world.

  The Company is subject to customary risks of infringement of its proprietary rights. While the Company considers its proprietary rights important, it believes its technical marketing and manufacturing capabilities are of greater competitive significance.

SUPPLIERS

  Materials and components used in the Company's products are normally available stock items or can be obtained to Company specifications from more than one potential supplier, with the exception of certain components which are being sourced from a single supplier. These include certain commercially available and customized microprocessors and application specific integrated circuits, power supplies, display devices and certain operating system software. The Company has not entered into long term contracts for the supply of such components. Although alternative sources generally exist for these materials, a significant amount of time could be required before the Company would begin to receive adequate supplies from such alternative suppliers. The Company also purchases certain key components from sole source vendors, including a semi-conductor manufacturer of a component utilized in the Company's communications test business and a component manufacturer for the Itronix series of ruggedized laptop computers. There can be no assurance that such components will continue to be produced or that the price for such components may not significantly increase. Some components and assemblies are purchased in Asia pursuant to volume contracts. See "Risk Factors--Dependence on Sole Source Suppliers and Licensors."

ENVIRONMENTAL MATTERS

  Federal, state and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions, the Company does not foresee that they will have, a material adverse effect on capital expenditures, earnings, or the competitive position of the Company.

PROPERTIES

  The Company's policy is generally to lease real property for its manufacturing and sales operations. Principal operating facilities for continuing operations are as follows:

                                                                        LEASE
   LOCATION                                              SQUARE FEET TERMINATION
   --------                                              ----------- -----------
   Burlington, Massachusetts............................    14,600      1999
   Ft. Lauderdale, Florida..............................    16,300      2001
   Germantown, Maryland.................................    30,000      2006
   Germantown, Maryland.................................    68,400      2001
   Germantown, Maryland.................................    30,000      2003
   Germantown, Maryland.................................    68,600      2003
   Kirkland, Washington.................................    39,000      2000
   Northampton, Massachusetts...........................    22,500      1999
   Tustin, California...................................    52,000      2005
   Salem, Virginia......................................    35,900      2004
   San Diego, California................................   135,000      2004
   Spokane, Washington..................................    66,400      1999

  The Company has other leases for continuing operations manufacturing space and sales offices, but in each case the total leased space is under 15,000 square feet.

  The Company has leased approximately 239,000 square feet of space in various leased facilities in discontinued operations at March 31, 1998.

YEAR 2000

  The Company has commenced a review of its computer systems and products in order to assess its exposure to Year 2000 issues. The Company is currently in the process of determining the full scope, related costs and action plan to insure that the Company's systems continue to meet its internal needs and those of its customers. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the Year 2000 and beyond. However, there can be no assurance that Year 2000 costs and expenses will not have a material adverse effect on the Company. In addition, the Company does not currently have complete information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected. Finally, there can be no assurance that the Company's existing or installed base of products are Year 2000 compliant, or that the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products. Any such product non-compliance may expose the Company to claims from its customers and others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company. See "Management's Discussion and Analysis--Year 2000."

                                  MANAGEMENT

  TTC is managed by Holding, TTC's sole member, and TTC does not currently have any executive officers or directors. The Company anticipates that, in the future, TTC will have executive officers and directors that are identical to those of Holding. The Communications Test Business of TTC will also have a slate of officers.

  Listed below are the individuals who currently serve as the executive officers and directors of Holding, each of whom is a citizen of the United States.

           NAME             AGE            POSITION WITH THE COMPANY
           ----             ---            -------------------------
John F. Reno...............  59 Chairman, President, Chief Executive Officer,
                                Director
Allan M. Kline.............  53 Corporate Vice President, Chief Financial
                                Officer, Treasurer, Director
John R. Peeler.............  43 Corporate Vice President--Communications Test
                                Business, Director
Samuel W. Tishler..........  60 Corporate Vice President, Corporate Development
John A. Mixon..............  52 Corporate Vice President, Human Resources
Robert W. Woodbury, Jr.....  42 Corporate Vice President, Corporate Controller
Mark V.B. Tremallo.........  42 Corporate Vice President, General Counsel
Joseph L. Rice, III........  66 Director
Brian D. Finn..............  38 Director
Charles P. Pieper..........  51 Director

  John F. Reno presently serves as Chairman, President and Chief Executive Officer and a Director of Holding. Mr. Reno has served as Chairman, President and Chief Executive Officer since August 1996 and as President and Chief Executive Officer since January 1993. From July 1991 to January 1993, Mr. Reno was President and Chief Operating Officer. Prior to July 1991, Mr. Reno served as Executive Vice President and Chief Operating Officer. Mr. Reno is also a director of Millipore Corporation.

  Allan M. Kline presently serves as Corporate Vice President, Chief Financial Officer and Treasurer of Holding. Mr. Kline is presently a Director of Holding and has served as such since May 21, 1998. Mr. Kline joined Holding in June 1996. From 1995 to 1996, he served as Senior Vice President, Chief Financial Officer of CrossComm Corporation, a manufacturer of networking products. From 1994 to 1995, he was President of TAR Acquisition Corp., a private investment company. From 1989 to 1994, Mr. Kline was also a Director of CrossComm Corporation. From 1990 to 1994, Mr. Kline was Senior Vice President, Chief Financial Officer of Cabot Safety Corporation, a subsidiary of Cabot Corporation. Prior to that, he served at Leggett & Platt, Incorporated and was a partner with Arthur Young & Company.

  John R. Peeler presently serves as Corporate Vice President--Communications Test Business, and President and Chief Executive Officer of all of the Company's telecommunications test businesses. Mr. Peeler is presently a Director of Holding and has served as such since May 21, 1998. Mr. Peeler has been employed by the Company since 1980.

  Samuel W. Tishler presently serves as Corporate Vice President--Corporate Development of Holding. Mr. Tishler joined Holding in September 1994. From 1988 to 1994, he was Vice President of Raytheon Ventures, the venture capital portfolio of Raytheon Co. From 1977 to 1986, he served as Vice President of ADL Enterprises, a wholly owned subsidiary of Arthur D. Little, Inc. From 1970 to 1977, Mr. Tishler was President of Harnessed Energies, Inc., a manufacturer of scientific instrumentation.

  John A. Mixon presently serves as Corporate Vice President--Human Resources of Holding. Mr. Mixon has been employed by the Company since 1989.

  Robert W. Woodbury, Jr. presently serves as Corporate Vice President-- Corporate Controller of Holding. Mr. Woodbury joined Holding in January 1996. From 1992 to January 1996, he served as Vice President and Controller for Kollmorgen Corporation, a manufacturer of motion control devices. From 1990 to 1992, he was Chief Financial Officer of Kidde Fenwal, Inc., a manufacturer of fire suppression equipment.

  Mark V.B. Tremallo presently serves as Corporate Vice President--General Counsel of Holding. Mr. Tremallo joined Holding in May 1997. From 1995 to 1997 he served as Vice President, General Counsel and Secretary of Aearo Corporation (formerly Cabot Safety Corporation), a manufacturer of industrial safety products. From 1990 to 1995 he was General Counsel of Cabot Safety Corporation, a subsidiary of Cabot Corporation.

  Joseph L. Rice, III is Chairman of CDR and, since May 21, 1998, a Director of Holding. In addition, Mr. Rice is a director of Uniroyal Holding, Inc., Remington Arms Company, Inc. and Thyssen Schulte Bautechnik, corporations in which an investment partnership managed by CDR has an investment, and serves as a trustee of Williams College and The Manhattan Institute. He is a graduate of Williams College and Harvard Law School. Mr. Rice is a limited partner of CD&R Associates V Limited Partnership, the general partner of CDR Fund V ("Associates V"), and is a Director and President of CD&R Investment Associates II, Inc. ("Associates II Inc."), the managing general partner of Associates V.

  Brian D. Finn is a principal of CDR and, since May 21, 1998, a Director of Holding. Mr. Finn is also a director of U.S. Office Products Company, a corporation in which CDR Fund V has an investment. Mr. Finn joined CDR in 1997 from Credit Suisse First Boston where he was Managing Director and Co-Head of Mergers & Acquisitions. During his 15 years at Credit Suisse First Boston he advised a large number of corporate clients in various industries in transactions totaling approximately $250 billion. Mr. Finn received his B.S. in Economics from The Wharton School of the University of Pennsylvania. He is a limited partner of Associates V and a Director of Associates II Inc.

  Charles P. Pieper is a principal of CDR and, since May 21, 1998, a Director of Holding. Mr. Pieper is also Chairman of North American Van Lines, Inc. and U.S. Office Products Company, corporations in which CDR Fund V has an investment. Mr. Pieper joined CDR in 1997. Prior to joining CDR, he was President and Chief Executive Officer of GE Lighting Europe. During his 16-year career at GE, Mr. Pieper was responsible for several key business units, including serving as President and Chief Executive Officer of: GE Japan, Korea, Taiwan; GE Medical Systems Asia; as well as GE Lighting Europe. He joined GE in 1981, from the Boston Consulting Group. Mr. Pieper graduated from Harvard College and holds an M.B.A. from Harvard Business School. He is a limited partner of Associates V and a Director of Associates II Inc.

  The composition of the Board is subject to change from time to time. CDR Fund V has the right to elect the directors of the Board, except that CDR Fund V has agreed, pursuant to the employment agreements with Messrs. Reno, Kline and Peeler, to elect such officers to serve as members of the Board during the period of their employment with the Company.

ELECTION AND COMPENSATION OF DIRECTORS

  All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

  None of the Company's current directors is separately compensated for service as a member of the Board. Three of the directors are also employees and are compensated for their services as employees as described below. The other three directors are principals of CDR, which receives a management fee for providing certain financial and management services to the Company, including the services of these individuals as directors.

  During fiscal 1998, compensation of non-employee Directors ("Non-Employee Directors") of Holding was at the rate of $1,500 for each Board of Directors or committee meeting attended ($500 for each committee meeting held directly before or after a meeting of the Board of Directors), $750 for a meeting held over the telephone, plus a quarterly retainer fee paid at the rate of 200 shares of Dynatech Common Stock per quarter. Chairmen of all committees other than the Executive Committee also received an additional 25 shares of Dynatech Common Stock per quarter. In addition, Non-Employee Directors were granted Options under the Dynatech Corporation 1994 Stock Option and Incentive Plan. Non-Employee Directors who had served on the Board for at least five years were also entitled to receive an annual retirement benefit equal to $16,000. Such retirement benefit was payable following the later of the Non-Employee Director's 60th birthday or retirement from the Board (or such later date as the Director shall elect) for a period equal to the number of full years service on the Board, up to a maximum of ten years. None of the current Directors of Holding participate in the programs or receive the compensation described above.

                            EXECUTIVE COMPENSATION

  The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to (i) Holding's Chief Executive Officer, and (ii) the four highest compensated executive officers who were serving as executive officers at the end of fiscal 1998 (collectively, the "Named Executive Officers"), for services rendered in all capacities with respect to Holding's fiscal years ended March 31, 1996, 1997 and 1998 (references to "Common Stock" mean the common stock of Dynatech Corporation prior to the Recapitalization, and not Recapitalized Common Stock):

                                    ANNUAL COMPENSATION(1)   LONG TERM
                                    ----------------------- COMPENSATION  ALL OTHER
                             FISCAL   SALARY      BONUS      AWARDS(2)   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     ($)         ($)       OPTIONS #      ($)(3)
---------------------------  ------ ----------------------- ------------ ------------
John F. Reno.............     1998     481,250      604,053    56,700       11,857
 Chairman, President and      1997     456,250    1,032,185    55,100       31,892
 Chief Executive Officer      1996     435,000      372,836    62,000       25,533
John R. Peeler...........     1998     270,000      383,513    24,800       47,870
 Corporate Vice President
  of Dynatech;                1997     244,242      662,214    20,800       18,936
 President and Chief
  Executive Officer of        1996     225,042      293,128    28,000       15,939
 all Telecommunications
  Test Businesses
Allan M. Kline(4)........     1998     218,750      198,108    16,000       23,060
 Corporate Vice
  President, Chief
  Financial                   1997     158,333      218,918    50,000        3,234
 Officer and Treasurer
John A. Mixon............     1998     185,591      152,680    12,900       23,828
 Corporate Vice
  President--                 1997     178,500      270,591    13,800        9,910
 Human Resources              1996     172,125       94,384    14,000        8,851
Samuel W. Tishler(5).....     1998     176,667      145,338    31,800       15,834
 Corporate Vice
  President--                 1997     144,167      108,521     5,000        6,701
 Corporate Development        1996     130,000       48,227     2,000        4,471

--------
(1) Perquisites and other personal benefits paid to each Named Executive Officer in each instance aggregated less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer, and accordingly, have been omitted from the table as permitted by the rules of the SEC.
(2) Figures in this column show the number of options for Common Stock (not Recapitalized Common Stock) granted. Holding did not grant any restricted stock awards or stock appreciation rights to any of the Named Executive Officers during the years shown.
(3) Figures in this column represent Holding's contributions on behalf of each of the Named Executive Officers to Holding's 401(k) plan. These figures also include Holding's contributions to a nonqualified deferred compensation plan, which became effective April 1, 1995.
(4) Mr. Kline's employment with Holding commenced in June 1996.
(5) Mr. Tishler became an officer of Holding in May 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of options to purchase Common Stock (not Recapitalized Common Stock) granted to the Named Executive Officers during fiscal 1998:

                          INDIVIDUAL GRANTS(1)
                         ----------------------
                                     % OF TOTAL                        POTENTIAL REALIZABLE VALUE
                          NUMBER OF   OPTIONS                            AT ASSUMED ANNUAL RATES
                         SECURITIES  GRANTED TO                        OF STOCK PRICE APPRECIATION
                         UNDERLYING  EMPLOYEES  EXERCISE OR                FOR OPTION TERM(2)
                           OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION ----------------------------
     NAME                GRANTED (#)  YEAR (%)   ($/SH)(1)     DATE       5% ($)        10% ($)
     ----                ----------- ---------- ----------- ---------- ------------- --------------
John F. Reno............   56,700       8.9%     $35.9375    7/30/07   $   1,281,471 $   3,247,498
John R. Peeler..........   24,800       3.9%     $35.9375    7/30/07   $     560,502 $   1,420,422
Allan M. Kline..........   16,000       2.5%     $35.9375    7/30/07   $     361,614 $     916,402
John A. Mixon...........   12,900       2.0%     $35.9375    7/30/07   $     291,552 $     738,849
Samuel W. Tishler.......   20,000       3.2%     $38.8750     5/6/07   $     488,966 $   1,239,134
Samuel W. Tishler.......   11,800       1.8%     $35.9375    7/30/07   $     266,691 $     675,846

--------
(1) Options vest annually in five equal installments beginning on the first anniversary date of grant. The options in this table expire 10 years after grant. In connection with the Merger, all of the options became fully vested and exercisable, other than options to purchase 20,737 shares of Common Stock granted to Mr. Reno.
(2) These columns show the hypothetical value of the options granted at the end of the option terms if the price of the Common Stock were to appreciate annually by 5% and 10%, respectively, based on the grant date (i.e. pre-Merger) value of the Common Stock. As a result of the Recapitalization, these projected values no longer bear any direct relationship to the value of the underlying shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information regarding exercises of options to purchase Common Stock (not Recapitalized Common Stock) by the Named Executive Officers during the fiscal year ended March 31, 1998 and stock options for Common Stock (not Recapitalized Common Stock) held by the Named Executive Officers at March 31, 1998:

                                                       NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES                     OPTIONS AT FY-END(#)       AT FY-END(2)(3)($)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
     NAME                EXERCISE(#) REALIZED(1)($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
     ----                ----------- -------------- ------------------------- -------------------------
John F. Reno............        0             0          175,820/237,180        $5,674,711/5,824,895
John R. Peeler..........        0             0           68,160/ 98,240         2,271,940/2,464,210
Allan M. Kline..........        0             0           10,000/ 56,000           161,875/  843,500
John A. Mixon...........    3,250        96,906           30,360/ 52,340           898,303/1,224,860
Samuel W. Tishler.......        0             0            1,800/ 37,000            37,288/  424,075

--------
(1) Calculated on the basis of the fair market value of the Common Stock on the date of exercise, less the option exercise price.
(2) Based on the number of shares subject to such options at fiscal year end March 31, 1998. The number of shares shown does not reflect the adjustments made to such number in connection with the Merger.
(3) Calculated on the basis of the pre-Merger fair market value of the Common Stock on March 31, 1998 ($48.875), less the applicable option exercise price. In the Merger, all of the options held by the Named Executive Officers (other than options with respect to 20,737 shares held by Mr.
    Reno) became exercisable.

CONVERSION OF OPTIONS IN CONNECTION WITH THE MERGER

  Immediately prior to the Merger, all outstanding stock options to purchase shares of Common Stock, including those stock options held by the Named Executive Officers, became fully vested and exercisable except those unvested stock options held by Mr. Reno that qualify as "incentive stock options" under the Internal

Revenue Code. At the effective time of the Merger, outstanding options to purchase Common Stock held by each of the Named Executive Officers were converted into equivalent options to purchase shares of Recapitalized Common Stock. As a result of the conversion of the options, Messrs. Reno, Peeler, Kline, Mixon and Tishler hold options to purchase 8,094,800, 2,696,960, 1,293,600, 1,464,119 and 623,279 shares of Recapitalized Common Stock, respectively, at option exercise prices ranging from $0.5357 to $1.9834. The terms of the converted options are substantially similar to those of the prior options except that the period following a termination of employment during which the Named Executive Officer may exercise converted options (other than those that qualify as incentive stock options) has been extended and in the case of Messrs. Reno, Peeler and Kline, such extended period is substantial.

EMPLOYMENT AND OTHER AGREEMENTS

  In connection with the Merger, Holding entered into employment agreements with each of Messrs. Reno, Kline and Peeler that supersede their respective Special Termination Agreements. The employment agreements generally provide for an initial term of five years, commencing at the effective time of the Merger, and for compensation and benefit arrangements that are consistent with the compensation and benefit arrangements of each such Named Executive Officer in effect prior to the Merger. The employment agreements further provide for the election of such officers to serve as directors of Holding during their employment with Holding. These employment agreements replace and supersede certain change of control severance agreements (the "Special Termination Agreements") that were in effect prior to the Merger.

  Pursuant to his employment agreement, Mr. Reno together with his family trusts, contributed 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock ("MergerCo Common Stock"), which shares of MergerCo Common Stock were converted in the Merger into a like number of shares of Recapitalized Common Stock. In addition, pursuant to their respective other employment agreements, all options to purchase Common Stock held by each of Messrs. Reno and Kline prior to the Merger and a substantial majority of the options held by Mr. Peeler prior to the Merger were converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their former options), all of which, other than options to purchase 20,737 shares of Common Stock held by Mr. Reno, became fully vested and exercisable in connection with the Merger. In addition, the employment agreements: (i) restrict the ability of each Named Executive Officer to transfer shares of Recapitalized Common Stock beneficially owned by him (other than certain permitted transfers for estate planning purposes and transfers not exceeding in the aggregate 25% of the Recapitalized Common Stock owned, or subject to options held by each Named Executive Officer, at the effective time of the Merger), (ii) grant each Named Executive Officer certain "tag along" rights which entitle the Named Executive Officer to participate in certain sales of Recapitalized Common Stock by CDR Fund V prior to a Public Offering (as defined in the employment agreements),
(iii) grant CDR Fund V certain "drag along" rights which entitle CDR Fund V to require each Named Executive Officer to sell his shares of Recapitalized Common Stock in a proposed sale by CDR Fund V of substantially all of its shares of Recapitalized Common Stock prior to a Public Offering, and (iv) grant Holding and CDR Fund V the right, following any termination of a Named Executive Officer's employment prior to a Public Offering, to purchase the Named Executive Officer's shares of Recapitalized Common Stock and options to purchase Recapitalized Common Stock.

  The Employment Agreements also provide that, in the event of a termination of any such Named Executive Officer's employment during the term of the agreement by Holding other than for "Cause" (as defined in the employment agreements) or by such Named Executive Officer for "Good Reason" (as so defined), the Named Executive Officer will be entitled to special termination benefits consisting of (i) continued payments of his average annual base salary and average annual bonus until the second anniversary of the date of termination, (ii) continued coverage under Holding's medical insurance plan until his 65th birthday and (iii) a pro rata incentive compensation bonus for the portion of the calendar year preceding such termination. The agreements also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions.

  In connection with the Merger, Holding entered into certain agreements (the "Agreements"), with Messrs. Mixon and Tishler, which supersede their special termination agreements. The Agreements provide that, in the event of a termination of employment prior to the third anniversary of the effective time of the Merger by Holding other than for "Cause" (as defined in such agreements) or by such executive for "Good Reason" (as so defined), each such executive will be entitled to special termination benefits during a salary continuation period ranging from 12 to 18 months, depending upon such executive's period of service with Holding. Such salary continuation benefits will consist of continued payments of such executive's average annual base salary and average annual bonus and continued coverage under Holding's medical insurance and other benefit plans. The Agreements also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions.

  Pursuant to the Agreements, a substantial majority of the options to purchase shares of Common Stock held by Messrs. Mixon and Tishler prior to the Merger were converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of the former options), all of which became fully vested and exercisable as of the effective time of the Merger. In addition, these Agreements provide for substantially the same call, drag-along and tag-along rights as do the employment agreements of Messrs. Reno, Peeler and Kline.

                          OWNERSHIP OF CAPITAL STOCK

  The following table sets forth certain information regarding the beneficial ownership of outstanding Recapitalized Common Stock as of July 31, 1998.

                                        AMOUNT AND NATURE OF     PERCENT OF
                  NAME                 BENEFICIAL OWNERSHIP(1) COMMON STOCK(2)
                  ----                 ----------------------- ---------------
Clayton, Dubilier & Rice Fund V
 Limited Partnership(3)...............       110,790,770            92.1%
John F. Reno(4).......................         8,491,637             6.6%
John R. Peeler(5).....................         2,708,907             2.2%
John A. Mixon(6)......................         1,467,227             1.2%
Allan M. Kline(7).....................         1,294,769             1.1%
Samuel W. Tishler(8)..................           623,780               *
All Directors and Executive Officers
 as a group (10 persons)(9)...........       126,483,354            93.6%

--------
*Less than 1% of outstanding Recapitalized Common Stock.
(1) Represents shares of Recapitalized Common Stock beneficially owned on July 31, 1998. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.
(2) Based upon 120,251,376 shares of Recapitalized Common Stock outstanding as of July 31, 1998. Recapitalized Common Stock includes all shares of outstanding Recapitalized Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3 promulgated pursuant to the Exchange Act), all shares of Recapitalized Common Stock subject to any right of acquisition by such person, through exercise or conversion of any security, within 60 days of July 31, 1998.
(3) B. Charles Ames, Michael G. Babiarz, William A. Barbe, Kevin J. Conway, Brian D. Finn, Donald J. Gogel, Hubbard C. Howe, Thomas F. Ireland, Christopher MacKenzie, Charles P. Pieper and Joseph L. Rice, III may be deemed to share beneficial ownership of the shares owned of record by CDR Fund V by virtue of their status as stockholders of Associates II Inc., the managing general partner of Associates V, the general partner of CDR Fund V, but each expressly disclaims such beneficial ownership of the shares owned by CDR Fund V. The voting stockholders of Associates II Inc. share investment and voting power with respect to securities owned by CDR Fund V, but no individual controls such investment or voting power. The business address of Associates II Inc., Associates V and CDR Fund V is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. The business address for each of the individuals named in this paragraph (except Mr. MacKenzie) is 375 Park Avenue, New York, New York 10152. The business address for Mr. MacKenzie is 45 Berkeley Street, London WIA WEB.
(4) Includes 1,000 shares owned by Mr. Reno's spouse, 294,000 shares owned by The John F. Reno 1997 Qualified Annuity Trust for which Mr. Reno has sole voting power, 294,000 shares owned by The Suzanne M. Reno 1997 Qualified Annuity Trust, of which Mr. Reno is a Trustee, and 2,525 shares owned by a relative for which Mr. Reno has power of attorney. Includes 7,688,355 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of July 31, 1998.
(5) Includes 2,696,690 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of July 31, 1998.
(6) Includes 1,464,120 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of July 31, 1998.
(7) Includes 1,293,600 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable with 60 days of July 31, 1998.
(8) Includes 623,280 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of July 31, 1998.
(9) Includes 14,871,755 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of July 31, 1998. Also includes 110,790,770 shares of Recapitalized Common Stock owned by CDR Fund V. Brian D. Finn, Charles P. Pieper and Joseph L. Rice, III may be deemed to share beneficial ownership of the shares owned of record by CDR Fund V by virtue of their status as stockholders of Associates II Inc., the managing general partner of Associates V, the general partner of CDR Fund V, but each expressly disclaims such beneficial ownership of the shares owned by CDR Fund V. The voting stockholders of Associates II Inc. share investment and voting power with respect to securities owned by CDR Fund V, but no individual controls such investment or voting power.

                             THE RECAPITALIZATION

  The following is a summary of the structure of the Recapitalization, the Merger and certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and a copy of which is available as set forth under the heading "Available Information."

  As of December 20, 1997, Dynatech entered into the Merger Agreement between Dynatech and MergerCo, formed by CDR Fund V, to effect the Recapitalization of Dynatech. The Recapitalization was accomplished through the Merger of MergerCo with and into Dynatech with Dynatech continuing as the surviving corporation. Dynatech succeeded to all the rights and obligations of MergerCo. The May 1998 closing of the Recapitalization occurred simultaneously with the closing of the offering of the Existing Notes. Immediately after the issuance of the Existing Notes, TTC and TTC Merger Co. merged with TTC surviving, TTC succeeded to and assumed all of the obligations under the Indenture and the Existing Notes, and Dynatech was released as a primary obligor from its obligations under the Indenture and the Existing Notes. TTC thereby became the primary obligor on the Existing Notes. Dynatech agreed to guarantee the monetary obligations of TTC Merger Co. and TTC under the Indenture and the Notes on a senior subordinated basis. In connection with the merger of TTC and TTC Merger Co., TTC assumed all of the obligations under the Senior Credit Facility and became the borrower thereunder, and Dynatech transferred to TTC its ownership interest in all of its other subsidiaries. See "Description of Notes" and "Description of Senior Credit Facility."

  Immediately prior to the Merger, (a) John F. Reno, together with two family trusts established by Mr. Reno, contributed 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) CDR Fund V purchased 110,790,770 shares of MergerCo Common Stock for approximately $277 million.

  Pursuant to the Merger Agreement, the "Effective Time" occurred upon filing the Articles of Merger with the Massachusetts Secretary of State and the Certificate of Merger with the Delaware Secretary of State. At the Effective Time, (i) each share of Common Stock outstanding immediately prior to the Effective Time was converted into the right to receive $47.75 in cash and 0.5 fully paid and nonassessable shares of Recapitalized Common Stock (the "Merger Consideration") (except that any shares held by MergerCo or held in Dynatech's treasury were canceled, and any stockholder that properly dissented from the Merger is entitled to appraisal rights under the Massachusetts Business Corporation Law (the "MBCL")); and (ii) each share of MergerCo Common Stock was converted into one share of Recapitalized Common Stock. Of the 120,021,689 shares of Recapitalized Common Stock outstanding immediately after the Merger, CDR Fund V holds 110,790,770 shares, or approximately 92.3%, Mr. Reno (together with his family trusts) holds 799,758 shares, or approximately 0.7%, and Stockholders, other than Mr. Reno and his family trusts, hold 8,431,161 shares, or approximately 7.0%. Dynatech is treating the Merger as a recapitalization for financial reporting purposes. Accordingly, the historical basis of Dynatech's assets and liabilities have not been affected by the transaction.

  As a result of the Recapitalization and related transactions, Dynatech used approximately $873.0 million to (i) finance the purchase of Dynatech common stock for $806.5 million, (ii) pay $25.2 million for option cancellation payments and (iii) pay $41.3 million for the fees and expenses incurred in connection with the Merger. In addition, (a) $300.0 million of bank financing was drawn down under the Senior Credit Facility, including $260.0 million pursuant to the Term Loan Facility and $40.0 million under the Revolving Credit Facility, and (b) $275.0 million in gross proceeds was provided through the sale of the Existing Notes. Dynatech had $21.0 million of cash on-hand to use in connection with the Merger and approximately $277 million of gross proceeds from the sale of MergerCo common stock to CDR Fund V, which proceeds became an asset of Dynatech upon effectiveness of the Merger.

  Pursuant to the Merger Agreement, Dynatech's 1996 Employee Stock Purchase Plan (the "ESPP") was amended to provide that there would be no new stock purchase periods after March 31, 1998. The ESPP terminated at the Effective Time.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CDR FUND V

  CDR Fund V is a private investment fund managed by CDR. The general partner of CDR Fund V is Associates V. Associates V has three general partners. The managing general partner of Associates V is Associates II Inc. The other general partners of Associates V are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company ("Associates Cayman Inc.") and CD&R Investment Associates Inc., a Delaware corporation ("Associates Inc.").

  Mr. Rice, who is a principal of CDR and the Chairman of CDR, is a Director and the Chairman of both Associates II Inc. and Associates Inc., is a shareholder and Director of Associates Cayman Inc., and also serves as a Director of Dynatech. Mr. Finn, who is a principal of CDR and is a Director of Associates II Inc., also serves as a Director of Dynatech. Mr. Pieper, who is a principal of CDR and a Director of Associates II Inc., also serves as a Director of Dynatech. See "Management."

CDR

  CDR is a private investment firm which is organized as a Delaware corporation. CDR is the manager of a series of investment funds, including CDR Fund V, formed to invest in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CDR, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. CDR generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CDR generally provides management and financial consulting services to the companies in which its investment funds have invested during the period of such funds' investment. Such services include helping such companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of such companies.

  Dynatech and TTC entered into a consulting agreement with CDR which provides, for so long as CDR Fund V has an investment in the Company, for (i) an annual fee initially of $500,000, for providing such management and financial consulting services to the Company and (ii) reimbursement of out-of-pocket expenses it incurs after the Merger. At the closing of the Merger, the Company paid CDR a transaction fee of $9.2 million plus reimbursement of out-of-pocket expenses incurred by CDR in consideration for services provided by CDR in arranging the Merger, arranging and negotiating the financing for the Merger and related services. Dynatech and TTC also agreed to indemnify CDR and CDR Fund V and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the Securities Act, the Exchange Act or any other applicable securities or other laws in connection with the Merger and related transactions and the operation of the business following the Merger. In addition, Dynatech entered into a registration rights agreement with CDR Fund V, Mr. Reno and certain family trusts which provides that such persons may require Dynatech to register their shares of Recapitalized Common Stock under the Securities Act.

EMPLOYMENT AND OTHER AGREEMENTS

  In connection with the Merger, the Company entered into employment agreements with Messrs. Reno, Kline and Peeler and certain other agreements with Messrs. Mixon and Tishler. See "Executive Compensation--Employment and Other Agreements."

  In addition, certain other executives and key employees of the Company elected to convert substantially all of their stock options to purchase shares of Common Stock into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserved the economic value of their prior Dynatech stock options), all of which became fully vested and exercisable as of the Effective Time. Such other executives and key employees also entered into agreements with Dynatech containing terms that are substantially identical to the terms of the Mixon/Tishler Agreements.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  General. In connection with the Recapitalization, Dynatech and TTC Merger Co. entered into the Senior Credit Facility with a syndicate of financial institutions, Morgan Guaranty Trust Company ("Morgan") as administrative agent (the "Administrative Agent"), The Chase Manhattan Bank, as documentation agent, and Credit Suisse First Boston, as syndication agent. The following is a summary of the principal terms of the credit agreement governing the Senior Credit Facility and the related loan documents (the "Credit Documentation") and is subject to and qualified in its entirety by reference to the Credit Documentation, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and a copy of which is available as set forth under the heading "Available Information."

  Immediately after the issuance of the Existing Notes, TTC and TTC Merger Co. merged (the "Second Merger") with TTC surviving, TTC succeeded to and assumed all of the obligations under the Senior Credit Facility, and thereby became the primary obligor under the Senior Credit Facility. Dynatech was released from its obligations under the Senior Credit Facility.

  The Senior Credit Facility provides for senior secured credit facilities in an aggregate amount of $370.0 million, consisting of (i) a revolving credit facility in the amount of $110.0 million (the "Revolving Credit Facility"),
(ii) a 6-year $50.0 million term loan (the "Tranche A Term Loan"), (iii) a 7-year $70.0 million term loan (the "Tranche B Term Loan"), (iv) an 8-year $70.0 million term loan (the "Tranche C Term Loan"), and (v) a 9-year $70.0 million term loan (the "Tranche D Term Loan" and together with the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan, the "Term Loans"). The Revolving Credit Facility also provides for a swingline subfacility of $10.0 million and a letter of credit subfacility of $25.0 million.

  Amortization. The Tranche A Term Loan will be amortized in twelve quarterly installments of $1.250 million commencing on June 30, 1998, four quarterly installments of $2.125 million commencing on June 30, 2001, four quarterly installments of $2.875 million commencing on June 30, 2002 and four quarterly installments of $3.750 million commencing on June 30, 2003. The Tranche B Term Loan will be amortized in 27 equal quarterly installments of $0.250 million, with the balance to be paid on March 31, 2005. The Tranche C Term Loan will be amortized in 31 equal quarterly installments of $0.250 million, with the balance to be paid on March 31, 2006. The Tranche D Term Loan will be amortized in 35 equal quarterly installments of $0.250 million, with the balance to be paid on March 31, 2007. The annual amortizations of the Term Loans are set forth in the following table:

  CALENDAR YEAR     TRANCHE A   TRANCHE B   TRANCHE C   TRANCHE D     TOTAL
  -------------    ----------- ----------- ----------- ----------- ------------
1998.............. $ 3,750,000 $   750,000 $   750,000 $   750,000 $  6,000,000
1999..............   5,000,000   1,000,000   1,000,000   1,000,000    8,000,000
2000..............   5,000,000   1,000,000   1,000,000   1,000,000    8,000,000
2001..............   7,625,000   1,000,000   1,000,000   1,000,000   10,625,000
2002..............  10,750,000   1,000,000   1,000,000   1,000,000   13,750,000
2003..............  14,125,000   1,000,000   1,000,000   1,000,000   17,125,000
2004..............   3,750,000   1,000,000   1,000,000   1,000,000    6,750,000
2005..............         --   63,250,000   1,000,000   1,000,000   65,250,000
2006..............         --          --   62,250,000   1,000,000   63,250,000
2007..............         --          --          --   61,250,000   61,250,000
                   ----------- ----------- ----------- ----------- ------------
  Total...........  50,000,000  70,000,000  70,000,000  70,000,000  260,000,000

  Use of Facility. In connection with the Merger, Dynatech drew down the $260.0 million in term loan borrowings under the Senior Credit Facility, and Dynatech drew approximately $40.0 million under the Revolving Credit Facility, as part of the financing for the Recapitalization. See "The Recapitalization." Any undrawn portion of the Revolving Credit Facility is available to TTC for working capital and general corporate purposes.

  Guarantee; Security. The obligations of TTC under the Revolving Credit Facility and the Term Loans are guaranteed by each active direct or indirect U.S. subsidiary of TTC and by Dynatech. The obligations under the Senior Credit Facility are secured by a pledge of the equity interest in TTC, by substantially all of the assets of TTC and each active direct or indirect U.S. subsidiary of TTC, and by a pledge of the capital stock of each such direct or indirect U.S. subsidiary, and 65% of the capital stock of each subsidiary of TTC that acts as a holding company of TTC's foreign subsidiaries.

  Interest; Fees. At TTC's option, the Revolving Credit Facility and the Term Loans bear interest at variable rates equal to either (i) the higher of (A) Morgan's prime rate, or (B) 0.50% per annum over the federal funds rate (the "Base Rate"), or (ii) reserve-adjusted LIBO rate ("LIBOR"), plus, in either case, a borrowing margin ranging from 0% to 3%, based upon (x) whether the loan is a Base Rate loan or LIBOR loan, (y) whether the loan is a Revolving Credit Facility loan, Tranche A Term Loan, Tranche B Term Loan, Tranche C Term Loan, or Tranche D Term Loan and (z) TTC's debt to EBITDA ratio.

  The transaction fees and expenses referred to in the sources and uses of funds for the Recapitalization (see "Summary--The Recapitalization") include transaction fees payable in connection with the provision of the Senior Credit Facility. In addition, a commitment fee is payable quarterly on the daily average unused portion of the Revolving Credit Facility, in an amount from 0.30% to 0.50% per annum on such unused portion, based upon TTC's debt to EBITDA ratio.

  Prepayments. The Senior Credit Facility generally permits voluntary prepayment of loans thereunder without premium or penalty, subject to certain limitations, including certain rights of holders of the Tranche B Term Loan, Tranche C Term Loan and Tranche D Term Loan under certain circumstances (i) to receive a premium of 1% of the principal amount of any such Term Loans prepaid within 18 months of the May 1998 Closing and (ii) to decline partial prepayments. Mandatory prepayments are required to be made from (a) 100% of net proceeds from certain asset sales, casualty insurance, and condemnation awards or other similar recoveries; (b) 100% of the net proceeds from the issuance of indebtedness by TTC or any of its subsidiaries, other than as permitted by the Senior Credit Facility; and (c) 50% of annual excess cash flow for each fiscal year in which the ratio of TTC's debt on the last day of such fiscal year to its EBITDA for the four fiscal quarters then ended is greater than or equal to 4.0 to 1.0 (the "Excess Cash Flow Recapture"). Subject to certain rights of holders of the Tranche B Term Loan, Tranche C Term Loan and Tranche D Term Loan to decline partial mandatory prepayments, mandatory prepayments will be applied to the Term Loans until all the Term Loans are paid in full, and then to prepay loans and permanently reduce commitments under the Revolving Credit Facility, subject to certain limitations.

  Covenants. The Revolving Credit Facility and the Tranche A Term Loan are subject to covenants that, among other things, restrict the ability of TTC and its subsidiaries to dispose of assets, incur additional debt, guarantee obligations or contingent liabilities, repay the Notes, pay dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and otherwise restrict corporate activities. The Tranche B Term Loan, Tranche C Term Loan and Tranche D Term Loan are subject to negative covenants which are substantially similar to those contained in the Indenture.

  Events of Default. The Revolving Credit Facility and the Tranche A Term Loan are subject to customary events of default. The events of default applicable to the Tranche B Term Loan, Tranche C Term Loan and Tranche D Term Loan include certain events of default relating to non-financial covenants that are substantially similar to those contained in the Indenture, in lieu of certain non-financial covenant-related defaults applicable to the Revolving Credit Facility and the Tranche A Term Loan, and differ in certain other respects from the events of default applicable to the Revolving Credit Facility and Tranche A Term Loan.

                             DESCRIPTION OF NOTES

GENERAL

  The Existing Notes were issued under an Indenture, dated as of May 21, 1998, among Holding and its wholly owned subsidiary TTC Merger Co. LLC ("TTC Merger Co."), as primary obligors, and State Street Bank and Trust Company, as Trustee (the "Trustee"). Immediately after the issuance of the Existing Notes, TTC and TTC Merger Co. merged (the "Second Merger"), with TTC surviving. TTC thereupon succeeded to and assumed all of the obligations under such Indenture and the Existing Notes, and thereby became the primary obligor on the Existing Notes. Concurrently, Holding was released from its obligations as primary obligor under such Indenture and the Existing Notes. TTC entered into a First Supplemental Indenture, dated as of May 21, 1998, with the Trustee, confirming TTC's assumption of all of the obligations under such Indenture and the Existing Notes (such Indenture as amended by such First Supplemental Indenture, the "Indenture"). The New Notes will be issued under the Indenture as so amended. The Indenture has been filed as an exhibit under the Registration Statement of which this Prospectus is a part and is available as set forth under the heading "Available Information." The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and rights relating to the Exchange Offer.

  The following is a summary of certain provisions of the Indenture and the Notes after giving effect to the Second Merger. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended ("TIA"). The term "Company" and the other capitalized terms defined in "--Certain Definitions" below are used in this "Description of Notes" as so defined. As used in this "Description of Notes" section, the term "Notes" means the Existing Notes and the New Notes, collectively.

  Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 61 Broadway, 15th Floor, New York, New York 10006), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

  The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Notes will mature on May 15, 2008. Each Note will bear interest at a rate of 9 3/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 1998. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

  The Existing Notes were issued initially in an aggregate principal amount of $275.0 million. The Company has agreed to use its reasonable best efforts to file a registration statement relating to the Exchange Offer with the Commission, to permit the exchange of Existing Notes for New Notes as described under "Exchange Offer" and "Registration Rights." The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. The terms of the New Notes will be identical in all material respects to the Existing Notes, except for certain transfer restrictions and other rights relating to the Exchange Offer, and New Notes will otherwise be treated as Notes for purposes of the Indenture.

  Additional securities may be issued under the Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "--Certain Covenants--Limitation on Indebtedness," which may vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after May 15, 2003 and prior to maturity. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

                                                                      REDEMPTION
                                 PERIOD                                 PRICE
                                 ------                               ----------
   2003..............................................................  104.875%
   2004..............................................................  103.250%
   2005..............................................................  101.625%
   2006 and thereafter...............................................  100.000%

  In addition, at any time and from time to time prior to May 15, 2001, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below) at a redemption price (expressed as a percentage of principal amount thereof) of 109.75% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption. "Equity Offering" means a sale of Capital Stock (other than Disqualified Stock) (x) that is a sale of Capital Stock of the Company, or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Restricted Subsidiaries. The Company may make such redemption upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

  At any time on or prior to May 15, 2003, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole but not in part, at the Company's option, upon the occurrence of a Change of Control, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the occurrence of such Change of Control). The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

  "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on May 15, 2003 (such redemption price being that described in the first paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through May 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate, provided, that such calculation shall not be a duty or obligation of the Trustee.

  "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such Redemption Date to May 15, 2003; provided, however, that if the period from the Redemption Date to May 15, 2003 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States securities for which such yields are given, except that if the period from the Redemption Date to May 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  In addition, as more fully described under "--Change of Control," each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes following a Change of Control Trigger Event at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

HOLDING GUARANTEE

  Holding has, as a primary obligor and not merely as surety, irrevocably and fully and unconditionally Guaranteed (the "Parent Guarantee"), on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Holding being herein called the "Parent Guaranteed Obligations"). Holding, pursuant to the Parent Guarantee, has agreed to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Parent Guarantee. The obligations of Holding will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of Holding, result in the obligations of Holding under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or void or unenforceable under any law relating to the insolvency of debtors.

  The Parent Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Parent Guaranteed Obligations then due and owing, (ii) be binding upon such Note Guarantor and
(iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns. Holding will automatically and unconditionally be released from all obligations under the Parent Guarantee, and the Parent Guarantee shall thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of Holding with and into the Company, (ii) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Parent Guaranteed Obligations then due and owing. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Guarantee. Neither the Company nor Holding shall be required to make a notation on the Notes to reflect the Parent Guarantee or any such release, termination or discharge.

NOTE GUARANTEES

  After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of Indebtedness of the Company (other than Bank Indebtedness) to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Notes, whereupon such Subsidiary will become a Note Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. No Subsidiaries will be Note Guarantors as of the Issue Date. Note Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "--Certain Covenants--Future Note Guarantors."

RANKING

  The indebtedness evidenced by the Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Credit Facility, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

  At July 31, 1998, Senior Indebtedness of the Company was $281.0 million (excluding a maximum $3.0 million guarantee) and the Company had additional availability of $87.0 million for borrowings under the Senior Credit Facility, all of which would have been Secured Indebtedness, and no Senior Subordinated Indebtedness (other than the indebtedness represented by the Notes). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants-- Limitation on Indebtedness" below.

  The obligations of Holding under the Parent Guarantee are unsecured Parent Senior Subordinated Indebtedness, subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Parent Senior Indebtedness, including Holding's obligations under or relating to the Senior Credit Facility, rank pari passu in right of payment with all existing and future Parent Senior Subordinated Indebtedness and are senior in right of payment of all existing and future Parent Subordinated Obligations. The Parent Guarantee is also effectively subordinated to any Secured Indebtedness of Holding to the extent of the value of the assets securing such Indebtedness. The terms on which the Parent Guarantee is subordinated to the prior payment in full of Parent Senior Indebtedness are substantially identical to those described below governing the subordination of the Notes to the prior payment in full of Senior Indebtedness. All of the operations of Holding are conducted through Subsidiaries, including the Company. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Holding, including claims under the Parent Guarantee. The Parent Guarantee, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries, including of TTC. Moreover, as a holding company with no assets other than its membership interest in TTC, Holding will depend upon distributions from TTC to fund any obligations under the Parent Guarantee. Accordingly, if TTC should at any time be unable to pay interest or premium, if any, on or principal of the Notes, it is unlikely that TTC will be able to distribute the funds necessary to enable Holding to meet its obligations under the Parent Guarantee. See "Risk Factors--Subordination of Dynatech Guarantee; No Independent Operations of Dynatech."

  The obligations of each Note Guarantor, if any, under the Note Guarantee to which it is a party will be unsecured Guarantor Senior Subordinated Indebtedness of such Note Guarantor, will be subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Guarantor Senior Indebtedness of such Note Guarantor, including the Note Guarantor's obligations under or relating to the Senior Credit Facility, will rank pari passu in right of payment with all existing and future Guarantor Senior Subordinated Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Note Guarantor. The Note Guarantee of each Note Guarantor, if any, will also be effectively subordinated to any Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness. The terms on which each Note Guarantee, if any, will be subordinated to the prior payment in full of Guarantor Senior Indebtedness will be substantially identical to those described below governing the subordination of the Notes to the prior payment in full of Senior Indebtedness.

  A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than Subsidiaries, if any, that may become Note Guarantors in the future). Certain of the operations of a Note Guarantor may be conducted through Subsidiaries thereof that are not also Note Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Note Guarantor, including claims under the Note Guarantee of such Note Guarantor. Such Note Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. At July 31, 1998, the Company's Subsidiaries had no material outstanding Indebtedness for borrowed money (excluding inter-company indebtedness). No preferred stock of such Subsidiaries was outstanding at such date. See "--Certain Covenants-- Limitation on Indebtedness" below.

  "Senior Indebtedness" means, with respect to the Company, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all Bank Indebtedness, (ii) all obligations in respect of any Receivables Financing, and (iii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (or Guarantee by the Company of any Indebtedness) that is expressly subordinated in right of payment to any other Indebtedness of the Company (or Guarantee by the Company of any Indebtedness), (5) any Capital Stock of the Company or (6) that portion of any Indebtedness of the Company that is Incurred by the Company in violation of the covenant described under "--Certain Covenants-- Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate of the Company to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence by the Company of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

  Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. Only Indebtedness of a Note Guarantor that is Guarantor Senior Indebtedness will rank senior to the Note Guarantee of such Note Guarantor in accordance with the provisions of the Indenture. Such Note Guarantee will in all respects rank pari passu with all other Guarantor Senior Subordinated Indebtedness of such Note Guarantor. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Notes. Each Note Guarantor, if any, will agree that it will not Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Guarantor Senior Indebtedness of such Note Guarantor unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Note Guarantee of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

  The Company may not pay principal of, or premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms (either such event, a "Payment Default") unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

  In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a "Non-payment Default"), the Company may not pay the Notes for the period specified as follows (a "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since such receipt of such Blockage Notice, (ii) the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing), (iii) such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or

Cash Equivalents or (iv) such Payment Blockage Period shall have been terminated by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice. The Company shall promptly resume payments on the Notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Defaults." If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. Such acceleration will not be effective, and the Company may not pay the Notes, until five Business Days after such holders or the Representative of each Designated Senior Indebtedness receive notice of such acceleration and, thereafter, the Company may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

  By reason of such subordination provisions contained in the Indenture, in the event of liquidation, receivership, reorganization or insolvency, (i) creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, (ii) trade creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness, and (iii) the Company may be unable to meet its obligations on the Notes. In addition, as described above, the Notes will be effectively subordinated, with respect to the Company's Subsidiaries, to the claims of creditors of those Subsidiaries.

CHANGE OF CONTROL

  Upon the occurrence after the Issue Date of a Change of Control (as defined below) and the failure of the Notes to have, on the 30th day after such Change of Control, a rating of at least BBB- (or equivalent successor rating) by S&P and a rating of at least Baa3 (or equivalent successor rating) by Moody's (a "Change of Control Triggering Event"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "--Optional Redemption."

  The term "Change of Control" means:

    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Holding, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that so long as the Company is a Subsidiary of Holding, no Person shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of Holding;

    (ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or Holding, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that so long as such surviving or transferee Person is a Subsidiary of a parent Person, no Person shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person; or

    (iii) during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

  In the event that, at the time of such Change of Control Triggering Event, the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control Triggering Event (unless the Company has exercised its right to redeem all the Notes as described under "--Optional Redemption"), the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "--Defaults" below.

  Unless the Company has exercised its right to redeem all the Notes as described under "--Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control Triggering Event having occurred, mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control Triggering Event has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control or Change of Control Triggering Event, that such offer is conditioned on the occurrence of such Change of Control Triggering Event.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

  The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Senior Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. As described above under "--Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control.

  The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets, as such phrase is used in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Note Guarantor may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 1.75:1.00 if such Indebtedness is Incurred prior to June 1, 2001 or 2.00:1.00 if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (i) Indebtedness Incurred pursuant to the Senior Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness of any Foreign

  Subsidiary Incurred other than under the Senior Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $410.0 million, plus (B) the amount, if any, by which the Borrowing Base exceeds $110.0 million, plus (C) in the case of any refinancing of the Senior Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof;

    (iii) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

    (iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to 10% of Consolidated Total Assets at any time outstanding;

    (v) Indebtedness of any Foreign Subsidiary Incurred for working capital purposes;

    (vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "--Limitation on Indebtedness"), or (B) without limiting the covenant described under "--Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "--Limitation on Indebtedness");

    (vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person (including pursuant to the Recapitalization);

    (viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations entered into for bona fide hedging purposes in the ordinary course of business, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business;

    (ix) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition;

    (x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, (x) with respect to any such Indebtedness of the Company or any Note Guarantor, (A) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (B) the Consolidated Coverage Ratio is greater than it was on such date immediately prior to giving effect to such acquisition and (y) with respect to any such Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi) Indebtedness of the Company or any Restricted Subsidiary in an amount at any time outstanding not exceeding twice the amount of Excluded Contributions made after the Issue Date; provided, that the proceeds of such Indebtedness and the related amount of such Excluded Contributions are used to finance the acquisition of assets from any Person in a Related Business or the merger or consolidation of such a Person into or with the Company or any Restricted Subsidiary (including but not limited to payment of any related fees and expenses), or to refinance any such acquisition, merger or consolidation with such Indebtedness being Incurred for such refinancing within nine months of the closing of such acquisition, merger or consolidation; and any Refinancing Indebtedness with respect to any such Indebtedness; and

    (xii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 20% of Consolidated Total Assets.

  (c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness;
(ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option,
(i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Layering. The Company shall not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with the Notes, or is subordinated in right of payment to the Notes. No Note Guarantor shall Incur any Indebtedness that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Note Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Note Guarantor's Note Guarantee, or is subordinated in right of payment to such Note Guarantor's Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company could not incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive) declared or made subsequent to the Issue Date and then outstanding would exceed the sum of:

      (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from March 31, 1998 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

      (B) the aggregate Net Cash Proceeds, and fair value (as determined in good faith by the Board of Directors) of property or assets, received
    (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of cash, property or assets (determined as provided above) received by the Company or any Restricted Subsidiary upon such conversion or exchange;

      (C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted

    Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

      (D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments.

    (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each, a "Permitted Payment"):

      (i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (B) of the preceding paragraph (a);

      (ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (x) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "--Limitation on Indebtedness," (y) from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" or (z) to the extent required by the agreement governing such Subordinated Obligations, following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "--Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations;

      (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

      (iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions, provided that such Excluded Contributions shall not include any Excluded Contribution the proceeds of which were used to finance the acquisition of assets from any Person in a Related Business or the merger or consolidation of such a Person into or with the Company or any Restricted Subsidiary pursuant to clause (xi) of paragraph (b) of the covenant described under "--Limitation on Indebtedness";

      (v) loans, advances, dividends or distributions by the Company to Holding to permit Holding to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) $25.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a);

      (vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to Holding to pay, dividends on the common stock or equity of the Company or Holding following a public offering of such common stock or equity, in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company in or from such public offering;

      (vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $10.0 million (net of repayments of any such loans or advances);

      (viii) loans, advances, dividends or distributions to Holding or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit Holding to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit Holding to pay any Holding Expenses or any Related Taxes;

      (ix) payments by the Company, or loans, advances, dividends or distributions by the Company to Holding to make payments, to holders of Capital Stock of the Company or Holding in lieu of issuance of fractional shares of such Capital Stock, not to exceed $100,000 in the aggregate outstanding at any time;

      (x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

      (xi) the Transactions;

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause
(v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses
(A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except any encumbrance or restriction:

    (1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date (including, without limitation, the Senior Credit Facility), the Indenture or the Notes;

    (2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation), provided that for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor Company;

    (3) pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause
  (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such

  Refinancing Agreement or Amendment are not materially less favorable to the Holders of the Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

    (4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired,
  (F) on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business) or (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (6) required by any applicable law, rule, regulation or order or by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

    (7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "--Limitation on Indebtedness," if the Company determines that such encumbrance or restriction will not cause the Company not to have the funds necessary to pay the principal of or interest on the Notes, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

    (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $10.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

    (ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $10.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions) of assets, any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and provided that this clause (ii) shall not apply to any Asset Disposition (or series of related Asset Dispositions), involving assets that accounted for less than two percent of Consolidated EBITDA during the period of the most recent four consecutive fiscal quarters ending prior to the date of such Asset Disposition for which consolidated financial statements of the Company are available, and

    (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

      (A) first, either (x) to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the date of such Asset Disposition, or (y) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

      (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

      (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $15.0 million. If the aggregate principal amount of Notes, Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between the Notes and such Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, with the portion of the Excess Proceeds payable in respect of the Notes to equal the lesser of
(x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

  For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash and (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary.

  (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause
(iii)(A) of paragraph (a) above) is less than $15.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

  Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless
(i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $10.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b) The provisions of the preceding paragraph (a) will not apply to:

    (i) any Restricted Payment Transaction,

    (ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of fees to directors of the Company or any of its Subsidiaries, (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof,

    (iii) any transaction with the Company, any Restricted Subsidiary, or any Receivables Entity,

    (iv) any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto,

    (v) execution, delivery and performance of the Tax Sharing Agreement and Management Agreements, including (1) payment to CDR or any Affiliate of CDR of a fee of $9.2 million plus out-of-pocket expenses in connection with the Transactions, and (2) payment to CDR or any Affiliate of CDR of fees of up to $1.0 million in any fiscal year plus all out-of-pocket expenses incurred by CDR or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (vi) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees or expenses paid or payable in connection with the Transactions,

    (vii) any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company, and

    (viii) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity.

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness of the Company or any Note Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Notes or such Note Guarantor's Note Guarantee (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

  Future Note Guarantors. After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of Indebtedness of the Company (other than Bank Indebtedness), to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the Notes, whereupon such Subsidiary will become a Note Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Note Guarantor so to guarantee payment of the Notes and become a Note Guarantor.

  Each Note Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on a senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Note Guarantee.

  The obligations of each Note Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor, result in the obligations of such Note Guarantor under the Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

  Each such Note Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Guaranteed Obligations then due and owing, unless earlier terminated as described below, (ii) be binding upon such Note Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

  Notwithstanding the preceding paragraph, any Note Guarantor will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any sale or disposition (by merger or otherwise) of any Note Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock") by the Company or a Restricted Subsidiary, following which such Note Guarantor is no longer a Restricted Subsidiary of the Company, (ii) pursuant to the terms of its Note Guarantee, (iii) at any time that such Note Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of Indebtedness (other than Bank Indebtedness) of the Company, (iv) upon the merger or consolidation of any Note Guarantor with and into the Company or another Note Guarantor that is the surviving Person in such merger or consolidation, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the Trustee, to cause any Note Guarantor that has not guaranteed payment by the Company of any other Indebtedness (other than Bank Indebtedness) of the Company to be unconditionally released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Note Guarantee.

  Neither the Company nor any such Note Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee or any such release, termination or discharge.

  SEC Reports. Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the Commission pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject (or, if later, 120 days after the Issue Date), transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee copies of any such information, documents and reports (without exhibits) so required to be filed (or, in lieu of one or more of the annual report for the fiscal year ended March 31, 1998 and the quarterly reports for the following fiscal year, a registration statement filed with the SEC under the Securities Act or any amendment thereto, provided such registration statement or amendment contains the information that would have been included in each such report). The Company will be deemed to have satisfied such requirements if Holding files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by Holding. The Company also will comply with the other provisions of TIA
(S) 314(a).

MERGER AND CONSOLIDATION

  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Successor Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction; (iv) each Note Guarantor (other than any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Note Guarantee; and (v) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant. Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Indebtedness."

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture.

  Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" section will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" section will not apply to the Merger or the Second Merger.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above, (iii) the failure by the Company to comply for 30 days after notice with its obligations under the covenant described under "--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "--Change of Control" above (other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by any Note Guarantor to comply for 45 days after notice with its obligations under its Note Guarantee, (vii) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the "cross acceleration provision"), (viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $15.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision") or (x) the failure of any Note Guarantee by a Note Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Note Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Note Guarantee, if such Default continues for 10 days.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a Default under clause (iii), (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

  If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable, provided that so long as any Designated Senior Indebtedness shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Notes to the Company and the holders of all Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Notes and such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may
(i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder in any material respect, (vii) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (viii) make any change in the amendment or waiver provisions described in this sentence.

  Without the consent of any Holder, the Company, the Trustee and (as applicable) any Note Guarantor may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide that any Indebtedness that becomes or will become an obligation of the Successor Company or a Note Guarantor pursuant to a transaction governed by the provisions described under "--Merger and Consolidation" (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness for purposes of this Indenture, to provide for or confirm the issuance of Additional Notes, to make any change that does not adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

  The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under "-- Certain Covenants" and "--Change of Control," the operation of the default provisions relating to such covenants described under "--Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "--Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "--Certain Covenants" above), (vi), (vii),
(viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Significant Subsidiary), (ix) or (x) under "Defaults" above or because of the failure of the Company to comply with clause (iii),
(iv) or (v) under "--Merger and Consolidation" above.

  Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date).

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding

Notes when (i) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit; (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

  No director, officer, employee, incorporator, member or stockholder, as such, of the Company, Holding, any Note Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, Holding or any Note Guarantor under the Indenture, the Notes, the Parent Guarantee or any Note Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

CONCERNING THE TRUSTEE

  State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "all or substantially all" has the meaning given to such phrase in the Revised Model Business Corporation Act and commentary thereto.

  "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under "--Merger and Consolidation", (vi) any Financing Disposition,
(vii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of like property pursuant to Section 1031 (or any successor section) of the Code, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, or (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $2.5 million.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Senior Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

  "Borrowing Base" means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Restricted Subsidiaries and (2) 80% of Receivables of the Company and its Restricted Subsidiaries.

  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

  "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or
(ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) and
(d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended.

  "CDR" means Clayton, Dubilier & Rice, Inc.

  "CDR Fund V" means Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and any successor in interest thereto.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means, until the consummation of the Second Merger, Holding and TTC Merger Co., and from and after such consummation, Telecommunications Techniques Co., LLC, a Delaware limited liability company, and any successor in interest thereto.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization as if it had occurred at the beginning of such four-quarter period); provided, that

    (1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such

  Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

    (2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

    (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

    (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

    (5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

  "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Receivables Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred) and (v) the amount of any minority interest expense.

  "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Receivables Fees and amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

    (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

    (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

    (iii) any net income (loss) of any Restricted Subsidiary that is not a Note Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue
  Date), except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

    (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

    (v) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including without limitation (a) any compensation expense for stock options that will be cashed out, converted, exchanged or otherwise retired in connection with the Recapitalization, (b) any charge or expense incurred for employee bonuses in connection with the Recapitalization, and (c) fees, expenses and charges associated with the Recapitalization or any acquisition, merger or consolidation after the Issue Date),

    (vi) the cumulative effect of a change in accounting principles,

    (vii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

    (viii) any unrealized gains or losses in respect of Currency Agreements,

    (ix) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and

    (x) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

  In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (v) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

  "Consolidated Total Assets" means, as of any date of determination, the total assets shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith), provided that for purposes of paragraph (b) of the covenant described in "--Certain Covenants--Limitation on Indebtedness" and the definition of "Permitted Investment," Consolidated Total Assets shall not be less than $285.3 million.

  "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

  "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by the Company in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or Holding or any options, warrants or other rights in respect of such Capital Stock.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

  "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Excluded Contribution" means Net Cash Proceeds, or the fair value, as determined in good faith by the Board of Directors, of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in subparagraph (a)(3)(B)(x) of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

  "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

  "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated

EBITDA," "Consolidated Interest Expense," "Consolidated Net Income" and "Consolidated Total Assets," all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor Senior Indebtedness" means, with respect to any Note Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) any Guarantee of Bank Indebtedness by such Note Guarantor and all other Guarantees by such Note Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Note Guarantor; (ii) all obligations in respect of any Receivables Financing; and (iii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Note Guarantor regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Note Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Note Guarantor under its Note Guarantee; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligations of such Note Guarantor to the Company or any other Subsidiary of the Company, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by such Note Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Note Guarantor (or Guarantee by such Note Guarantor of Indebtedness) that is expressly subordinated in right of payment to any other Indebtedness of such Note Guarantor (or Guarantee by such Note Guarantor of Indebtedness), (5) any Capital Stock of such Note Guarantor or (6) that portion of any Indebtedness of such Note Guarantor that is Incurred by such Note Guarantor in violation of the covenant described under "--Certain Covenants--Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause
(6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence by such Note Guarantor of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Guarantor Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Guarantor Senior Indebtedness nevertheless will constitute Guarantor Senior Indebtedness.

  "Guarantor Senior Subordinated Indebtedness" means, with respect to a Note Guarantor, (i) the obligations of such Note Guarantor under its Note Guarantee and (ii) any other Indebtedness of such Note Guarantor that ranks pari passu in right of payment with the obligations of such Note Guarantor under its Note Guarantee.

  "Guarantor Subordinated Obligations" means, with respect to a Note Guarantor, any Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Note Guarantor under the Note Guarantee pursuant to a written agreement.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

  "Holding" means Dynatech Corporation, a Massachusetts corporation, and any successor in interest thereto.

  "Holding Expenses" means (i) costs (including all professional fees and expenses) incurred by Holding to comply with its reporting obligations under federal or state laws or under the Indenture, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) indemnification obligations of Holding owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person,
(iii) fees and expenses payable by Holding in connection with the Transactions, (iv) other operational expenses of Holding incurred in the ordinary course of business, and (v) expenses incurred by Holding in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as Holding shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

  "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (i) the principal of indebtedness of such Person for borrowed money,

    (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (iii) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

    (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

    (v) all Capitalized Lease Obligations of such Person,

    (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Note Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

    (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

    (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

    (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

  "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

  "Inventory" means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

  "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, and (iii) in each case under clause (i) or (ii) above, fair market value shall be as determined in good faith by the Board of Directors. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Restricted Payments."

  "Investors" means CDR Fund V and John F. Reno or his family members or relatives, or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives.

  "Issue Date" means the first date on which Existing Notes are issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Management Advances" means (1) loans or advances made to directors, officers or employees of Holding, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or
(z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $2.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "--Certain Covenants--Limitation on Indebtedness."

  "Management Agreements" means, collectively, the Consulting Agreement and the Indemnification Agreement, each dated as of May 21, 1998, each between the Company and CDR (and its permitted successors and assigns thereunder), as each may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

  "Management Guarantees" means guarantees (x) of up to an aggregate principal amount of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of Holding, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $2.5 million in the aggregate outstanding at any time.

  "Management Investors" means the officers, directors, employees and other members of the management of Holding, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or Holding.

  "Management Stock" means Capital Stock of the Company or Holding (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

  "Merger" means the merger of MergerCo with and into Holding, with Holding the surviving corporation, on the date of the Recapitalization.

  "Moody's" means Moody's Investors Service, Inc., and its successors.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and
(iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any

Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition.

  "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

  "Note Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company pursuant to the covenant described under "--Certain Covenants--Future Note Guarantors."

  "Note Guarantor" means any Restricted Subsidiary of the Company that enters into a Note Guarantee.

  "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the Indenture by the Board of Directors).

  "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

  "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Parent Guarantee" means the Guarantee executed and delivered by Holding as described under "--Holding Guarantee."

  "Parent Senior Indebtedness" means, with respect to Holding, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) any Guarantee of Bank Indebtedness by Holding and all other Guarantees by Holding of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any Note Guarantor; (ii) all obligations in respect of any Receivables Financing; and (iii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holding regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of Holding, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of Holding under the Parent Guarantee.

  "Parent Senior Subordinated Indebtedness" means (i) the obligations of Holding under the Parent Guarantee and (ii) any other Indebtedness of Holding that ranks pari passu in right of payment with the obligations of Holding under the Parent Guarantee.

  "Parent Subordinated Obligations" means any Indebtedness of Holding (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of Holding under the Parent Guarantee pursuant to a written agreement.

  "Permitted Holder" means any of the following: (i) any of the Investors, Management Investors, CDR and their respective Affiliates; (ii) any investment fund or vehicle managed, sponsored or advised by CDR; (iii) any limited or general partners of, or other investors in, any of the Investors and their respective Affiliates, or any such investment fund or vehicle; and
(iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holding or the Company.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

    (i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

    (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

    (iii) Temporary Cash Investments or Cash Equivalents;

    (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

    (v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

    (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

    (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

    (viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Indebtedness";

    (ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "--Certain Covenants-- Limitation on Liens";

    (x) any Investment in a joint venture or similar entity that is not a Restricted Subsidiary, or in any Related Business, in an aggregate amount outstanding at any time not to exceed 7% of Consolidated Total Assets;

    (xi) (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company or Holding, provided that if Holding receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by Holding to the Company;

    (xii) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

    (xiii) Notes;

    (xiv) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of Holding, as consideration;

    (xv) Management Advances; and

    (xvi) other Investments in an aggregate amount outstanding at any time not to exceed 10% of Consolidated Total Assets.

  "Permitted Liens" means:

  (a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days, or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c) pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h) Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Indebtedness";

  (i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j) leases, subleases, licenses or sublicenses to third parties;

  (k) Liens securing (1) Indebtedness Incurred in compliance with clause
(b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii)(E) or (b)(x), of the covenant described under "--Certain Covenants--Limitation on Indebtedness," or clause
(b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) commercial bank Indebtedness, (4) Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, (5) the Notes or (6) Indebtedness or other obligations of any Receivables Entity;

  (l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

  (m) Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

  (o) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

  "Recapitalization" means the recapitalization of Holding pursuant to the Agreement and Plan of Merger, dated as of December 20, 1997, between MergerCo and Holding whereby MergerCo will be merged with and into Holding, with Holding being the surviving corporation.

  "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

  "Receivables Entity" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

  "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

  "Receivables Financing" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

  "Receivables Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

  "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the Indenture shall have a correlative meaning.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include
(x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Company that was incurred by the Company pursuant to paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

  "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holding), required to be paid by Holding by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company or any of its Subsidiaries), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company is permitted to make payments to Holding pursuant to the covenant described under "--Certain Covenants--Limitation on Restricted Payments," or
(y) any other federal, state, foreign, provincial or local taxes measured by income for which Holding is liable up to an amount not to exceed with respect to such federal taxes the amount of any such taxes that the Company would have been required to pay on a separate company basis or on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, on a combined basis if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

  "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment."

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Senior Credit Agreement" means the credit agreement dated as of May 21, 1998, among the Company (after giving effect to the Second Merger), the banks and other financial institutions party thereto from time to time, Credit Suisse First Boston, as syndication agent, The Chase Manhattan Bank, as documentation agent, and Morgan Guaranty Trust Company of New York, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

  "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Credit Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

  "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that ranks pari passu with the Notes.

  "Significant Domestic Subsidiary" means any Domestic Subsidiary that is a Significant Subsidiary.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

  "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

  "Successor Company" shall have the meaning assigned thereto in clause (i) under "--Merger and Consolidation."

  "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of May 21, 1998, between the Company and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

  "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any lender under the Senior Credit Agreement or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization),
(vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar short-term investments approved by the Board of Directors in the ordinary course of business.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-7bbbb) as in effect on the date of the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Transactions" means, collectively, the Recapitalization, the Merger, the Second Merger, the initial equity investment by the Investors, the offering and issuance of the Notes, the initial borrowings under the Senior Credit Facility, the assumption by the Company of obligations under the Indenture and the Notes and under the Senior Credit Facility, and all other transactions relating to the Recapitalization or the financing thereof.

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation either (x) the Company could incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "--Certain Covenants--Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

                         BOOK-ENTRY; DELIVERY AND FORM

  The Existing Notes were issued and the New Notes will be issued in fully registered form without interest coupons. The Existing Notes are represented by and the New Notes will be represented by one or more permanent global Notes in definitive, fully registered form without coupons (the "Global Security") and registered in the name of a nominee of The Depository Trust company ("DTC") and deposited with the Trustee as custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct). The Global Security that represents the Existing Notes is subject to certain restrictions on transfer set forth therein and in the Indenture and bears a legend regarding such restrictions.

  DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Upon the issuance of the Global Security, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Security to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  The Indenture does not provide for issuance of Notes in definitive form except in limited circumstances, described below under "--Certificated Notes." The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Security representing New Notes, DTC will credit the account of participants tendering Existing Notes in exchange for New Notes with an interest in the Global Security and (ii) ownership of beneficial interests therein will be effected only through records maintained by DTC (with respect to interests of participants), participants and indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the Notes or to pledge the Notes as collateral to persons in such states will be limited to such extent.

  So long as DTC or its nominee is the registered owner or holder of the Global Security, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC or Euroclear, in addition to those provided for under the Indenture. Beneficial owners of an interest in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Security to pledge or transfer such interest to persons or entities that do not participate in DTC's system or otherwise to take action with respect to such interest, may be affected by lack of a physical certificate evidencing such interest.

  Accordingly, each holder owning a beneficial interest in a Global Security must rely on the procedures of DTC or Euroclear and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Security. The Company understands that under existing practice, in the event the Company requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Security requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Security desires to take any action that DTC as the holder of such Global Security, is entitled to take, DTC would authorize the participants to take such action and the participant would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders.

  Payments of the principal of, premium, if any, and interest on the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Security, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

  Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Although DTC and its participants have agreed to the foregoing procedures to facilitate transfers of interests in the Global Security among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED NOTES

  If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Securities, definitive Notes in registered form without coupons ("Certificated Securities") will be issued, subject to certain certification requirements, to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Security. All such Certificated Securities representing Existing Notes would be subject to certain transfer restrictions.

                   UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes to the initial acquirors, and the principal U.S. federal estate tax consequences of the ownership of the Notes to acquirors who are Non-U.S. Holders (as defined below).

  This summary is based on provisions of the Code, existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  This summary does not address the tax consequences to subsequent purchasers of the Notes, and is limited to acquirors who hold the Notes as capital assets. This summary is for general information only, and does not address all of the tax consequences that may be relevant to particular acquirors in light of their personal circumstances, or to certain types of acquirors (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who have hedged the interest rate on the Notes or persons whose functional currency is not the U.S. dollar). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular acquiror.

  PROSPECTIVE ACQUIRORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

EXCHANGE OFFER

  The exchange of any Existing Note for a New Note should not constitute a taxable exchange of the Existing Note. As a result, the New Notes should have the same issue price (and adjusted issue price immediately after the exchange) and the same amount of original issue discount, if any, as the Existing Notes, and each holder should have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. The following discussion assumes that the exchange of Existing Notes for New Notes pursuant to the Exchange Offer will not be treated as a taxable exchange and that the Existing Notes and the New Notes will be treated as the same security for federal income tax purposes.

TAXATION OF U.S. HOLDERS

  As used herein, the term "U.S. Holder" means a holder of a Note that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state of the United States, (c) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) at least one U.S. person has authority to control all substantial decisions of the trust. Recently enacted legislation authorizes the issuance of Treasury Regulations that, under certain circumstances, could reclassify as a non-U.S. partnership a partnership that would otherwise be treated as a U.S. partnership, or could reclassify as a U.S. partnership a partnership that would otherwise be treated as a non-U.S. partnership. Such regulations would apply only to partnerships created or organized after the date that proposed Treasury Regulations are filed with the Federal Register (or, if earlier, the date of issuance of a notice substantially describing the expected contents of the regulations).

  Payment of Interest on the Notes Other than Payments upon Registration Default. In general, interest paid on a Note (other than payments upon a Registration Default discussed below) will be taxable to a U.S. Holder as ordinary interest income, as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes. If original issue discount on a Note is not greater than a de minimis amount equal to 0.25% of its stated principal amount multiplied by the number of complete years to its maturity, any such discount will be deemed to be equal to zero, and a holder will not be required to accrue a portion of such discount as income in each taxable year. See, however, the discussion below under "--Payments upon Registration Default." Holders should consult their tax advisors as to the possible effect of payments upon a Registration Default on the treatment of original issue discount on the Notes, if any.

  Payments upon Registration Default. Because the Notes provide for the payment of additional interest under the circumstances described below under "Registration Rights," the Notes could be subject to certain Treasury Regulations relating to debt instruments that provide for one or more contingent payments (the "Contingent Payment Regulations"). Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either "remote" or "incidental." The Company intends to take the position that, for purposes of the Contingent Payment Regulations, the payment of such additional interest is a remote or incidental contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the Notes.

  If, as of the date of issuance, the payment of such additional interest were not a "remote" or "incidental" contingency for purposes of the Contingent Payment Regulations, then (i) all payments (including any projected payments of such additional interest) on a Note in excess of its issue price would effectively be treated as original issue discount, and (ii) in each taxable year, a holder would be required to include an allocable portion of such amounts in gross income on a constant yield basis whether or not the payment of such additional interest were fixed or determinable in the taxable year.

  The Company's position for purposes of the Contingent Payment Regulations that the payment of such additional interest is a remote contingency as of the issue date is binding on each holder for federal income tax purposes, unless such holder discloses in the proper manner to the Internal Revenue Service ("IRS") that it is taking a different position.

  Prospective acquirors should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest payable upon a Registration Default, particularly in connection with the possible application of the Contingent Payment Regulations.

  Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the New Note.

  Gain or loss recognized on the disposition of a Note generally will be capital gain or loss (except to the extent the gain is attributable to accrued market discount, as described below), and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the
Note is more than one year.

  Market Discount. A U.S. Holder (other than a holder who makes the election described below) that acquires a Note with market discount that is not de minimis, except in certain non-recognition transactions, generally will be required to treat any gain realized upon the disposition of the Note as interest income to the extent of the market discount that accrued during the period such holder held such Note. (For this purpose, a person disposing of a market discount Note in a transaction other than a sale, exchange or involuntary conversion generally is treated as realizing an amount equal to the fair market value of the Note.) A holder may also be required to recognize as ordinary income any principal payments with respect to a Note to the extent such payments do not exceed the accrued market discount on the Note. For these purposes, market discount generally equals the excess of the stated redemption price of the Note over the tax basis of the Note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a de minimis amount equal to 0.25% of the Note's redemption price at maturity multiplied by the number of complete years to the Note's maturity after the holder acquired the Note (or, in the case of a holder that acquires a New Note pursuant to the Exchange Offer, the Existing Note exchanged for such New Note).

  The market discount rules also provide that any holder of Notes that were acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the Notes, until the Notes are disposed of.

  A holder of a Note acquired at a market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such Note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Amortizable Bond Premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder's acquisition date to the obligation's maturity date. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the aggregate deductions allowable for the amortizable bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the IRS.

  In the case of an obligation, such as a Note, that may be called at a premium prior to maturity, an earlier call date is treated as its maturity date, and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than any other call date or the method described in the preceding paragraph. For purposes of amortizing bond premium, if a holder of a Note is required to amortize and deduct bond premium by reference to a call date, the Note will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the Note will be treated as reissued on such date for the amount so payable. If a Note purchased at a premium is redeemed pursuant to a call prior to such early call date or its maturity, a purchaser who has elected to deduct bond premium may deduct the excess of its adjusted tax basis in the Note over the amount received on redemption (or, if greater, the amount payable on maturity) as an ordinary loss in the taxable year of redemption.

  The amortizable bond premium deduction is treated as a reduction of interest on the bond instead of as a deduction. The offset of amortizable bond premium against interest income on the bond occurs when income is taxable to a holder as received or accrued, in accordance with such holder's method of accounting for such income.

  Backup Withholding and Information Reporting. In general, a U.S. Holder will be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, paid on a Note, unless the holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the Company with its taxpayer identification number ("TIN") (which for an individual would be the holder's social security number), certifies that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal, premium and interest to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the Company with his correct TIN may be subject to penalties imposed by the IRS.

  The Company will report to U.S. Holders and the IRS the amount of any "reportable payments" (including any interest paid) and any amounts withheld with respect to the Notes during the calendar year.

  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

TAXATION OF NON-U.S. HOLDERS

  Payment of Interest on the Notes. In general, payments of interest received by any holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to a U.S. federal income tax (or any withholding thereof, except as described below under "--Backup Withholding and Information Reporting"), provided that (a) under an exemption for certain portfolio interest, (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a "controlled foreign corporation" (generally, a non-U.S. corporation controlled by U.S. shareholders) that is related to the Company actually or constructively through stock ownership and (iii) either (x) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a U.S. person on IRS Form W-8 (or a suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received by it from the beneficial owner or qualifying intermediary and furnishes the payor a copy thereof, (b) the Non-U.S. Holder is subject to U.S. federal income tax with respect to the Note on a net basis because payments received with respect to the Note are effectively connected with the conduct of a trade or business within the United States by the holder (in which case the holder may also be subject to U.S. "branch profits tax") and provides the Company with a properly executed IRS Form 4224, or (c) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the holder or such holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal income tax as described above will be subject to withholding at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Recently issued Treasury Regulations (the "New Withholding Regulations") generally will be effective with respect to payments made after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made. The New Withholding Regulations generally will not affect the certification rules described in the preceding paragraph, but will provide alternative methods for satisfying such requirements. The New Withholding Regulations also generally will require, in the case of Notes held by a non-U.S. partnership, that (a) the certification described in the preceding paragraph be provided by the partners rather than the foreign partnership and (b) the partnership provide certain information. A look-through rule will apply in the case of tiered partnerships. In addition, the New Withholding Regulations may require that a Non-U.S. Holder (including a non-U.S. partnership or a partner thereof) obtain a taxpayer identification number and make certain certifications if interest in respect of a Note is not portfolio interest and the Non-U.S. Holder wishes to claim a reduced rate of withholding under an income tax treaty. Each Non-U.S. Holder should consult its own tax advisor regarding the application of the New Withholding Regulations.

  Sale, Exchange or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of Notes, unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the holder, or
(b) the holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

  With respect to a Non-U.S. Holder subject to U.S. federal income tax as described in the preceding paragraph, an exchange of a Note for an Exchange Note should not be treated as a taxable exchange of the Note. As described under "--Taxation of U.S. Holders--Payments upon Registration Default," the Notes provide for the payment of additional interest upon a Registration Default. Non-U.S. Holders should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest, in particular as to the availability of the exemption for portfolio interest, and the ability of holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of such additional interest.

  Backup Withholding and Information Reporting. Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or a paying agent to Non-U.S. Holders if the certification described under "--Payment of Interest on the Notes" is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. If any payments of principal and interest are made to the beneficial owner of a Note by or through the non-U.S. office of a non-U.S. custodian, non-U.S. nominee or other non-U.S. agent of such beneficial owner, or if the non-U.S. office of a non-U.S. "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a non-U.S. office of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a non-U.S. corporation controlled by U.S. shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. person, or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such Holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

  In addition, in certain circumstances, interest on a Note owned by a Non-U.S. Holder will be required to be reported annually on IRS Form 1042S, in which case such form will be filed with the IRS and furnished to the holder.

  The New Withholding Regulations revise (substantially in certain respects) the procedures that withholding agents and payees must follow to comply with, or to establish an exemption, from these information reporting and backup withholding provisions for payments after December 31, 1999. Each Non-U.S. Holder should consult its own tax advisor regarding the application to such holder of the New Withholding Regulations.

  Estate Tax. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Notes is not effectively connected with the conduct of a U.S. trade or business by the individual.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale. In addition, until January 6, 1999, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit or any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of up to 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any participating broker-dealer that is entitled to use such documents and that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers-dealers and will indemnify the Holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                              REGISTRATION RIGHTS

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which the Prospectus is a part and which is available as set forth under the heading "Available Information."

  Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Notes, that it will, at its own expense, use its reasonable best efforts (i) to file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission (the "SEC") with respect to the Exchange Offer, within 120 days after the Issue Date and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the New Notes in exchange for surrender of the Existing Notes. The Company will keep the Exchange Offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, after the date that notice of the Exchange Offer is mailed to holders of the New Notes.

  For each Existing Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive a New Note issued in substitution therefor having a principal amount equal to that of the surrendered Existing Note. The New Notes will be issued as substituted evidence of indebtedness and will not represent the incurrence of new indebtedness. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor, or, if no interest has been paid on such Existing Note, from the Issue Date, provided, that if an Existing Note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Note received in exchange therefor will accrue from the date of such interest payment date.

  Under existing SEC interpretations contained in several no action letters to third parties, the New Notes would generally be freely transferable by holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on such SEC interpretations, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of New Notes, any broker-dealer that acquired the Existing Notes for its own account as a result of market making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of Existing Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company will be required to allow any Participating Broker-Dealer to use, for a period of 90 days after the consummation of the Exchange Offer, the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

  A holder of Existing Notes who wishes to exchange such Existing Notes for New Notes in the Exchange Offer will be required to make representations to the effect (i) that any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes, (v) if such holder is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such New Notes, and (vi) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

  Shelf Registration. The Company will file a shelf registration statement covering resales of Existing Notes or New Notes, as the case may be (a "Shelf Registration Statement"), if (i) any changes in the applicable interpretations of the staff of the SEC do not permit the Company to effect such an Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Issue Date, (iii) under certain circumstances, the Initial Purchasers so request with respect to Existing Notes not eligible to be exchanged for New Notes in the Exchange Offer, or (iv) if any holder of Existing Notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer (other than, in either case, due solely to the status of such holder as an affiliate of the Company or due to such holder's inability to make the representations referred to above). If any of these events occur, the Company will, at its own expense, use its reasonable best efforts (a) as promptly as reasonably practicable, to file a Shelf Registration Statement covering resales of Notes or Exchange Notes, as the case may be, and (b) to cause the Shelf Registration Statement to be declared effective under the Securities Act within 210 days after the

Issue Date. After such Shelf Registration Statement is declared effective, the Company will use its reasonable best efforts to keep the Shelf Registration Statement in effect until the earlier of two years from the Issue Date (or one year in the case of a shelf registration effected at the request of the Initial Purchasers) or such shorter period that will terminate when all the Existing Notes or New Notes covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, the Company may suspend the availability of the Shelf Registration Statement for certain periods of time.

  The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder of Notes selling such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement (including certain indemnification obligations). In addition, each such holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth in the following paragraph.

  Additional Interest. From the date of a Registration Default (as defined below) to the date on which such Registration Default has been cured, additional interest will accrue on the Transfer Restricted Notes (as defined below) at the rate of (a) prior to the 91st day of such period (for so long as such period is continuing), 0.25% per annum and (b) thereafter (so long as such period is continuing), 0.50% per annum. Any such additional interest shall not exceed such respective rates for such respective periods, and shall not in any event exceed 0.50% per annum in the aggregate, regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest shall be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. All Registration Defaults shall be deemed cured upon consummation of the Exchange Offer.

  For purposes of the foregoing, each of the following events is a "Registration Default": (i) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement has been filed with the SEC on or before the 120th day after the Issue Date; (ii) the Exchange Offer is not consummated on or before the 180th day after the Issue Date; (iii) if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, (A) the Shelf Registration Statement is not declared effective by the SEC on or before the 210th day after the Issue Date (or, in the case of a Shelf Registration Statement required to be filed in response to any change in applicable interpretations of the staff of the SEC, if later, on or before the 90th day after publication of such change) or (B) during the time the Company is required to use its reasonable best efforts to keep the Shelf Registration in effect, the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period.

  For purposes of the foregoing, "Transfer Restricted Notes" means each Existing Note until (i) the date on which such Existing Note has been exchanged for a freely transferable New Note in the Exchange Offer, (ii) the date on which such Existing Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (iii) the date on which such Existing Note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York and, with respect to certain matters of Massachusetts law, by Mark V.B. Tremallo, Corporate Vice President--General Counsel of Dynatech Corporation. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the managing general partner of the general partner of CDR Fund V.

                                    EXPERTS

  The consolidated balance sheets as of March 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended March 31, 1998, included in this Prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              DYNATECH CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS........................................   F-2
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1998 AND 1997................   F-3
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH
 31, 1998, 1997 AND 1996.................................................   F-4
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE FISCAL YEARS
 ENDED MARCH 31, 1998, 1997 AND 1996.....................................   F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS ENDED MARCH
 31, 1998, 1997 AND 1996.................................................   F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................   F-7
REPORT OF INDEPENDENT ACCOUNTANTS ON SCHEDULE............................  F-25
SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS...........................  F-26
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30,
 1998 AND 1997 (UNAUDITED)...............................................  F-27
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1998 (UNAUDITED) AND
 AS OF MARCH 31, 1998 ...................................................  F-28
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS
 ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)................................  F-29
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).........  F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dynatech Corporation:

  We have audited the accompanying consolidated balance sheets of Dynatech Corporation as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynatech Corporation as of March 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 28, 1998, except as to the information in the "Subsequent Events" Note for which the date is May 21, 1998.

                              DYNATECH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                               (AMOUNTS IN
                                                            THOUSANDS EXCEPT
                                                               SHARE DATA)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 64,904  $ 39,782
  Accounts receivable (net of allowance of $1,764 and
   $1,872, respectively)...................................   69,988    70,930
  Inventories:
    Raw materials..........................................   24,263    19,423
    Work in process........................................   11,769    11,376
    Finished goods.........................................   12,850     9,326
                                                            --------  --------
    Total inventory........................................   48,882    40,125
  Other current assets.....................................   16,823    11,074
                                                            --------  --------
      Total current assets.................................  200,597   161,911
Property and equipment:
  Land, building and leasehold improvements................    4,904     4,141
  Machinery and equipment..................................   51,220    47,020
  Furniture and fixtures...................................   12,351     9,940
                                                            --------  --------
                                                              68,475    61,101
  Less accumulated depreciation and amortization...........  (42,110)  (37,268)
                                                            --------  --------
                                                              26,365    23,833
Other assets:
  Intangible assets, net...................................   39,595    43,813
  Other....................................................   21,573    19,453
                                                            --------  --------
                                                            $288,130  $249,010
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term debt...... $    150  $    201
  Accounts payable.........................................   22,933    16,900
  Accrued expenses:
    Compensation and benefits..............................   21,750    23,912
    Taxes, other than income taxes.........................    2,071     1,850
    Deferred revenue.......................................   13,868     8,876
    Other..................................................   16,082    19,948
  Accrued income taxes.....................................    5,196       657
  Net liabilities of discontinued operations...............      756     9,173
                                                            --------  --------
      Total current liabilities............................   82,806    81,517
Long-term debt.............................................       83     5,226
Deferred compensation......................................    3,122     1,581
Commitments and contingencies..............................
Shareholders' equity:
  Serial preference stock, par value $1 per share; autho-
   rized 100,000 shares; none issued.......................
  Common stock, par value $0.20 per share; authorized
   50,000,000 shares; issued 18,605,689....................    3,721     3,721
  Additional paid-in capital...............................    7,647     9,887
  Retained earnings........................................  237,282   195,506
  Cumulative translation adjustments.......................   (1,600)   (1,247)
  Treasury stock, at cost; 1,741,265 and 1,812,287 shares,
   respectively............................................  (44,931)  (47,181)
                                                            --------  --------
      Total shareholders' equity...........................  202,119   160,686
                                                            --------  --------
                                                            $288,130  $249,010
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            YEARS ENDED MARCH 31,
                                 ----------------------------------------------
                                      1998            1997            1996
                                 --------------  --------------  --------------
                                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Sales..........................  $      472,948  $      362,412  $      293,042
Cost of sales..................         205,522         137,254         111,436
                                 --------------  --------------  --------------
Gross profit...................         267,426         225,158         181,606
Selling, general and adminis-
 trative expense...............         138,310         114,479          98,487
Product development expense....          54,995          43,267          36,456
Nonrecurring charges...........             --           27,776          16,852
Amortization of intangibles....           5,835           6,793           5,136
                                 --------------  --------------  --------------
    Operating income...........          68,286          32,843          24,675
Interest expense...............          (1,221)           (828)         (1,723)
Interest income................           3,012           2,785           2,181
Other income, net..............             730             634             975
                                 --------------  --------------  --------------
Income from continuing opera-
 tions before income taxes.....          70,807          35,434          26,108
Provision for income taxes.....          29,031          17,585          10,394
                                 --------------  --------------  --------------
Income from continuing opera-
 tions.........................          41,776          17,849          15,714
Discontinued operations:
  Gain on sale of businesses
   net of income tax provision
   of $22,692..................             --           12,000             --
  Operating loss, net of income
   tax   benefit of $(1,009) in
   1996...                                  --              --           (1,471)
                                 --------------  --------------  --------------
Net income.....................  $       41,776  $       29,849  $       14,243
                                 ==============  ==============  ==============
Income (loss) per common
 share--basic:
  Continuing operations........  $         2.49  $         1.04  $         0.87
  Discontinued operations......             --             0.70           (0.08)
                                 --------------  --------------  --------------
                                 $         2.49  $         1.74  $         0.79
                                 ==============  ==============  ==============
Income (loss) per common
 share--diluted:
  Continuing operations........  $         2.40  $         0.99  $         0.86
  Discontinued operations......             --             0.67           (0.08)
                                 --------------  --------------  --------------
                                 $         2.40  $         1.66  $         0.78
                                 ==============  ==============  ==============
Weighted average number of com-
 mon shares
  Basic........................          16,795          17,200          17,969
  Diluted......................          17,434          18,028          18,315

   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                         NUMBER OF SHARES
                         ------------------         ADDITIONAL          CUMULATIVE   TOTAL
                         COMMON   TREASURY   COMMON  PAID-IN   RETAINED TRANSLATION TREASURY  SHAREHOLDERS'
                          STOCK     STOCK    STOCK   CAPITAL   EARNINGS ADJUSTMENTS  STOCK       EQUITY
                         -------- ---------  ------ ---------- -------- ----------- --------  -------------
                                                     (AMOUNTS IN THOUSANDS)
Balance, March 31,
 1995...................   18,605    (1,033) $3,721  $ 7,432   $151,414   $ 2,659   $(10,906)   $154,320
Net income--1996........                                         14,243                           14,243
Purchases of treasury
 stock..................               (800)                                         (19,367)    (19,367)
Translation
 adjustments............                                                   (2,317)                (2,317)
Exercise of stock
 options and other
 issuances..............                812            3,688                           9,170      12,858
Tax benefit from
 exercise of stock
 options................                                 982                                         982
                         --------  --------  ------  -------   --------   -------   --------    --------
Balance, March 31,
 1996...................   18,605    (1,021)  3,721   12,102    165,657       342    (21,103)    160,719
Net income--1997........                                         29,849                           29,849
Purchases of treasury
 stock..................             (1,021)                                         (32,695)    (32,695)
Translation
 adjustments............                                                   (1,589)                (1,589)
Exercise of stock
 options and other
 issuances..............                230           (3,533)                          6,617       3,084
Tax benefit from
 exercise of stock
 options................                               1,318                                       1,318
                         --------  --------  ------  -------   --------   -------   --------    --------
Balance, March 31,
 1997...................   18,605    (1,812)  3,721    9,887    195,506    (1,247)   (47,181)    160,686
Net income--1998........                                         41,776                           41,776
Purchases of treasury
 stock..................               (163)                                          (5,330)     (5,330)
Translation
 adjustments............                                                     (353)                  (353)
Exercise of stock
 options and other
 issuances..............                234           (2,919)                          7,580       4,661
Tax benefit from
 exercise of stock
 options................                                 679                                         679
                         --------  --------  ------  -------   --------   -------   --------    --------
Balance, March 31,
 1998...................   18,605    (1,741) $3,721  $ 7,647   $237,282   $(1,600)  $(44,931)   $202,119
                         ========  ========  ======  =======   ========   =======   ========    ========


   The accompanying notes are an integral part of the consolidated financial statements.

                              DYNATECH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED MARCH 31,
                                                   ----------------------------
                                                     1998      1997      1996
                                                   --------  --------  --------
                                                     (AMOUNTS IN THOUSANDS)
Operating activities:
 Net income from operations......................  $ 41,776  $ 29,849  $ 15,714
 Adjustment for noncash items included in net
  income:
 Gain on discontinued operations.................       --    (12,000)      --
 Depreciation....................................    12,066     9,280     8,279
 Amortization of intangibles.....................     5,835     6,793     5,136
 Purchased incomplete technology.................       --     20,627    16,852
 Intangibles writeoff............................       --      7,149       --
 Change in net deferred income tax asset.........    (5,575)   (7,617)   (5,173)
 Other...........................................       580       797       457
 Changes in operating assets and liabilities, net
  of effects of purchase acquisitions and
  divestitures...................................     4,380     4,926   (19,556)
                                                   --------  --------  --------
 Net cash provided by continuing operations......    59,062    59,804    21,709
 Net cash provided by (used in) discontinued
  operations.....................................   (13,717)  (52,313)      699
                                                   --------  --------  --------
 Net cash flows provided by operating
  activities.....................................    45,345     7,491    22,408
Investing activities:
 Purchases of property and equipment.............   (15,879)  (10,176)   (8,198)
 Disposals of property and equipment.............       219       214       308
 Proceeds from sales of businesses...............       --     96,682    48,901
 Businesses acquired in purchase transactions,
  Net of cash acquired...........................       --    (68,930)  (17,143)
 Other...........................................       144       290     5,597
                                                   --------  --------  --------
 Net cash flows provided by (used in) continuing
  operations.....................................   (15,516)   18,080    29,465
 Net cash flows provided by (used in)
  discontinued operations........................       507      (951)   (5,487)
                                                   --------  --------  --------
 Net cash flows provided by (used in) investing
  activities.....................................   (15,009)   17,129    23,978
Financing activities:
 Net borrowings (repayment) of debt..............    (5,195)    2,522    (9,400)
 Proceeds from issuance of common stock..........     4,513     1,693       952
 Purchases of treasury stock.....................    (5,330)  (32,695)  (19,367)
                                                   --------  --------  --------
 Net cash flows used in financing activities.....    (6,012)  (28,480)  (27,815)
Effect of exchange rate on cash..................       798    (2,452)     (272)
                                                   --------  --------  --------
Increase (decrease) in cash and cash
 equivalents.....................................    25,122    (6,312)   18,299
Cash and cash equivalents at beginning of year...    39,782    46,094    27,795
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $ 64,904  $ 39,782  $ 46,094
                                                   ========  ========  ========
Change in operating asset and liability
 components:
 Decrease (increase) in trade accounts
  receivable.....................................  $    994  $(15,833) $(10,287)
 Decrease (increase) in inventories..............    (8,739)      450    (2,007)
 Increase in other current assets................    (2,431)   (3,341)     (297)
 Increase (decrease) in accounts payable.........     6,009     2,059      (402)
 Increase (decrease) in accrued expenses and
  taxes..........................................     8,547    21,591    (6,563)
                                                   --------  --------  --------
 Change in operating assets and liabilities......  $  4,380  $  4,926  $(19,556)
                                                   ========  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
 Interest........................................  $    934  $    889  $  1,739
 Income taxes....................................    24,307    42,340    13,798
 Tax benefit of disqualifying dispositions of
  stock options..................................       679     1,318       982
 Noncash proceeds from sale of businesses:
 Promissory notes................................       --      7,200       --
 Preferred stock.................................       --      6,300       --

   The accompanying notes are an integral part of the consolidated financial statements.

                             DYNATECH CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Dynatech Corporation ("Dynatech" or the "Company") is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications.

  Subsequent Merger/Recapitalization On May 21, 1998, the Company completed its management-led merger with Clayton, Dubilier & Rice, Inc. ("CDR") ("the Merger"). The Merger and related transactions were treated as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities were not affected by these transactions.

  Principles of Consolidation The consolidated financial statements include the accounts of the parent company and its wholly owned domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year.

  Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, tax valuation reserves, nonrecurring charges, and the carrying values of discontinued operations. Actual results could differ from those estimates.

  Interest Rate Swap Agreements The Company may, from time to time, enter into interest rate swap agreements to reduce the impact of interest rate changes on its debt. The interest rate swap agreements involve exchanges of fixed or floating rate interest payments without the exchange of the underlying notional amounts. The notional amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to loss. The Company did not enter into any interest swap agreements during fiscal 1998, 1997 or 1996.

  Cash Equivalents Cash equivalents represent highly liquid debt instruments with a maturity of three months or less at the time of purchase. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of short-term deposits in Europe with major banks, with investment levels and debt ratings set to limit exposure from any one institution.

  Inventories Inventories are carried and charged to revenue at standard costs, which is updated regularly and which approximates the lower of cost (first-in, first-out or average) or market.

  Property and Equipment Property and equipment are carried at cost and include expenditures for major improvements which substantially increase their useful life. Repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is recognized in the Statement of Operations.

  Depreciation and Amortization For financial reporting purposes, depreciation of machinery, equipment, and fixtures is computed on the straight-line method over estimated useful lives of two to ten years. Leasehold improvements are amortized over the lesser of the lives of the leases or estimated useful lives of the improvements.

                             DYNATECH CORPORATION

  Intangible Assets Intangible assets acquired primarily from business acquisitions are summarized as follows:

                                                             1998       1997
                                                          ---------- ----------
                                                          AMOUNTS IN THOUSANDS
   Product technology.................................... $   17,042 $   17,042
   Excess of cost over net assets required...............     32,478     30,861
   Other intangible assets...............................     13,307     13,307
                                                          ---------- ----------
                                                              62,827     61,210
   Less accumulated amortization.........................     23,232     17,397
                                                          ---------- ----------
     Total............................................... $   39,595 $   43,813
                                                          ========== ==========

  At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of goodwill or intangible assets by assessing the carrying value of the asset against the anticipated future cash flows from related operating activities. Factors which management considers in performing this assessment include current operating results, trends, product transition, distribution channels and prospects, and, in addition, demand, competition, and other economic factors. In March 1997, the Company recorded a $7.1 million charge related to product and distribution transitions.

  Product technology and other intangible assets are amortized on a straight-line basis primarily over two to ten years, but in no event longer than their expected useful lives. Amortization expense related to product technology was $3.1 million in fiscal 1998, $3.1 million in fiscal 1997, and $1.9 million in fiscal 1996, and was excluded from cost of sales. Excess of cost over fair market value of net assets is being amortized on a straight-line basis primarily over 15 years.

  Foreign Currency Translation The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in shareholders' equity. Gains or losses resulting from foreign currency transactions are included in other income.

  Treasury Stock The Company delivers treasury shares upon the exercise of stock options and issuance of shares for the Company's Employee Stock Purchase Plan and the difference between the cost of the treasury shares, on a last-in, first-out basis, and the exercise price of the option is reflected in additional paid-in capital. Repurchase of treasury stock is accounted for by using the cost method of accounting.

  Revenue Recognition Sales of products and services are recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the balance sheet.

  Research and Development Costs relating to research and development are expensed as incurred. Internal software development costs that qualify for capitalization are not material.

  Warranty Costs The Company generally warrants its products for one year after delivery. A provision for estimated warranty costs is recorded at the time revenue is recognized.

  Income Taxes The Company provides for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and

                             DYNATECH CORPORATION
liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  New Pronouncements During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

                                                     YEARS ENDED MARCH 31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------
   Basic:
     Common stock outstanding beginning of year....  16,803   17,594   17,577
     Weighted average treasury stock issued during
      the period...................................     134      144      461
     Weighted average treasury stock repurchased...    (142)    (538)     (69)
                                                    -------  -------  -------
     Weighted average common stock outstanding end
      of year......................................  16,795   17,200   17,969
                                                    =======  =======  =======
   Diluted:
     Common stock outstanding beginning of year....  16,803   17,594   17,577
     Weighted average treasury stock issued during
      the period...................................     134      144      461
     Weighted average common stock equivalents.....     639      828      346
     Weighted average treasury stock repurchased...    (142)    (538)     (69)
                                                    -------  -------  -------
     Weighted average common stock outstanding end
      of year......................................  17,434   18,028   18,315
                                                    =======  =======  =======

  The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income in general-purpose financial statements. This Standard is effective for fiscal periods beginning after December 15, 1997 and its adoption is not expected to have a material impact on the Company's disclosures.

  The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. This Standard is effective for fiscal periods beginning after December 15, 1997 and its adoption is not expected to have a material impact on the Company's historical financial data.

  In October, 1997, Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), was issued which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted the guidelines of SOP 97-2 as of April 1, 1998 and does not expect adoption to have a material impact on the Company's financial results.

DISCONTINUED OPERATIONS

  A formal plan to discontinue noncore businesses was approved by the Board of Directors on February 7, 1996. In fiscal 1997, the Company essentially completed its disposition of the noncore businesses. Proceeds from these sales in fiscal 1997 and 1996 were $96.7 million in cash, $7.2 million in long-term promissory notes, and Class A Preferred Stock of CMSI Holdings Corporation with an aggregate liquidation preference of $6.3 million, and $48.9 million in cash, respectively, which resulted in an aftertax gain of $12 million or $0.67 per share on a diluted basis.

                             DYNATECH CORPORATION

  In connection with the sale of one of its subsidiaries, the Company agreed to guarantee the purchaser's payment obligations under a credit facility obtained by the purchaser. The guaranteed portion of the principal amount of this facility is $3 million for a period of seven years from the closing date of March 1997 and is to be used to fund the purchaser's capital expenditures.

  Summary operating results of noncore businesses prior to the formal plan to discontinue operations are as follows:

                                                                    1996
                                                            --------------------
                                                            AMOUNTS IN THOUSANDS
   Sales...................................................       $182,040
   Gross margin............................................         79,571
   Income (loss) before taxes..............................         (3,460)
   Net income (loss).......................................       $ (1,471)

  In connection with the disposition of these subsidiaries, the Company had net liabilities of $756 thousand and $9.2 million at March 31, 1998 and 1997, respectively. Included in these amounts are liabilities related to severance, legal, lease runout, taxes and warranty accruals, most of which were paid in fiscal 1998, offset by noncash investments.

LONG-TERM DEBT

  Long-term debt is summarized below:

                                                             1998       1997
                                                           --------------------
                                                           AMOUNTS IN THOUSANDS
   Revolving credit and term bank loan.................... $     --  $    5,000
   Capital lease obligations..............................       233        427
                                                           --------- ----------
     Total debt...........................................       233      5,427
       Less current portion...............................       150        201
                                                           --------- ----------
     Long-term debt....................................... $      83 $    5,226
                                                           ========= ==========

  In 1997, the Company had an unsecured $70 million revolving credit and term bank loan agreement ("Old Agreement") with several commercial banks which allowed for borrowings in various currencies and provided for interest to be payable at the Eurocurrency rate, or base or money market rate quoted by the lender, depending upon the currencies borrowed and the form of borrowing. Under the terms of the Old Agreement, the principal borrowings would have converted to a term loan payable in eight equal quarterly installments beginning September 30, 1998.

  In April 1997, the Company entered into a new $150 million revolving credit and term loan agreement ("New Agreement") with several commercial banks. This agreement allows for borrowings using various instruments with interest payable at Eurodollar rate plus an applicable margin based on the Company's leverage ratio or base rate, quoted by the lender. Under the terms of the New Agreement, the principal borrowings may convert to a term loan payable in eight equal quarterly installments beginning June 30, 2000.

  The terms of both the Old and New Agreement require, among other things, specific levels of current ratio, fixed-charge coverage ratio, and minimum tangible net worth. The Company was in compliance with all covenants at March 31, 1998.

                             DYNATECH CORPORATION

  After the Merger. After completion of the Merger and related financings, the Company had $575.2 million of indebtedness, primarily consisting of $275 million principal amount of the Notes, $260 million in term loan borrowings under the Term Loan Facility referred to below under "Subsequent Events" and $40 million in revolving credit borrowings under the new Revolving Credit Facility referred to below under "Subsequent Events". On May 21, 1998, the Company terminated its Old and New Agreements.

  Debt Service. Principal and interest payments under the new Senior Credit Facility and interest payments on the Notes will represent significant liquidity requirements for the Company. It is expected that with respect to the $260.0 million borrowed under the Term Loan Facility, in which the facility is divided into tranches, of which each tranche has a different term and repayment schedule, the Company will be required to make scheduled principal payments of the $50.0 million of tranche A term loan thereunder over its six-year term, with substantial amortization of the $70.0 million of tranche B term loan, $70.0 million of tranche C term loan and $70.0 million tranche D term loan thereunder occurring after six, seven and eight years, respectively. The Notes will mature in 2008, and bear interest at 9 3/4%. Total interest expense is expected to be $51.0 million in fiscal 1999. The Senior Credit Facility are also subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions, (a) 100% of the net proceeds of (i) certain debt offerings by the Company and any of its subsidiaries, (ii) certain asset sales by the Company or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries and (b) 50% of the Company's excess cash flow (as to be defined) for each fiscal year in which the Company exceeds a certain leverage ratio. The Notes are subject to certain mandatory prepayments under certain circumstances. The Revolving Credit Facility matures in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished. The loans under the Senior Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company. As a result of the substantial indebtedness incurred in connection with the Merger, it is expected that the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to preceding periods.

  Future Financing Sources and Cash Flows. The amount under the Revolving Credit Facility that remained undrawn following the closing of the Merger was $70.0 million. The undrawn portion of this facility will be available to meet future working capital and other business needs of the Company and replaces the Company's previously outstanding credit facilities totaling $180.0 million. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility (including the Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

INCOME TAXES

  The components of income (loss) from continuing operations before taxes are as follows:

                                                        1998    1997     1996
                                                       ------- -------  -------
                                                        AMOUNTS IN THOUSANDS
   Domestic........................................... $69,772 $38,486  $26,657
   Foreign............................................   1,035  (3,052)    (549)
                                                       ------- -------  -------
     Total............................................ $70,807 $35,434  $26,108
                                                       ======= =======  =======

                             DYNATECH CORPORATION

  The components of the provision (benefit) for income taxes from continuing operations are as follows:

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                      AMOUNTS IN THOUSANDS
   Provision for income taxes:
     United States.................................. $22,810  $11,729  $ 9,092
     Foreign........................................     327      234     (428)
     State..........................................   5,894    5,622    1,730
                                                     -------  -------  -------
       Total........................................ $29,031  $17,585  $10,394
                                                     =======  =======  =======

  Components of income tax provision:

   Current:
     Federal........................................ $21,248  $19,297  $15,247
     Foreign........................................    (978)     234     (423)
     State..........................................   6,123    5,671    3,072
                                                     -------  -------  -------
       Total Current................................  26,393   25,202   17,896
                                                     =======  =======  =======
   Deferred:
     Federal........................................   1,562   (7,568)  (6,155)
     Foreign........................................   1,305      --        (5)
     State..........................................    (229)     (49)  (1,342)
                                                     -------  -------  -------
       Total deferred...............................   2,638   (7,617)  (7,502)
       Total........................................ $29,031  $17,585  $10,394
                                                     =======  =======  =======

  Reconciliations between U.S. federal statutory rate and the effective tax rate of continuing operations follow:

                                                              1998  1997  1996
                                                              ----  ----  ----
   Tax at U.S. federal statutory rate.......................  35.0% 35.0% 35.0%
     Increases (reductions) to statutory tax rate resulting
      from:
       Foreign income subject to tax at a rate different
        than U.S. rate......................................   --    0.6  (0.5)
       State income taxes, net of federal income tax bene-
        fit.................................................   5.1   3.8   4.3
       Research and development tax credit..................  (1.3) (0.7) (0.7)
       Nondeductible amortization...........................   1.2   1.1   1.9
       Other................................................   1.0   0.7  (0.2)
                                                              ----  ----  ----
       Effective tax rate before certain charges............  41.0% 40.5% 39.8%
       Nondeductible purchased research and development.....   --    8.2   --
       Nondeductible writeoff of intangibles................   --    0.9   --
                                                              ----  ----  ----
         Total effective tax rate on continuing operations..  41.0% 49.6% 39.8%
                                                              ----  ----  ----

                             DYNATECH CORPORATION

  The principal components of the deferred tax assets and liabilities follow:

                                                            1998        1997
                                                         ----------  ----------
                                                         AMOUNTS IN THOUSANDS
   Deferred tax assets:
     Net operating loss carryforwards................... $    4,608  $    3,291
     Vacation benefits..................................      1,556         792
     Bad debt allowance.................................        --          364
     Inventory capitalization...........................        403         363
   Depreciation and amortization........................     16,343      16,767
     Other deferred assets..............................      8,976       4,434
                                                         ----------  ----------
                                                             31,886      26,011
   Valuation allowance..................................     (4,608)     (3,291)
                                                         ----------  ----------
                                                             27,278      22,720
   Deferred tax liabilities:
     Depreciation and amortization......................        431       1,025
     Other deferred liabilities.........................      1,068       1,491
                                                         ----------  ----------
                                                              1,499       2,516
                                                         ----------  ----------
   Net deferred tax assets.............................. $   25,779  $   20,204
                                                         ==========  ==========

  Deferred income taxes are included in the following balance sheet accounts:

                                                              1998       1997
                                                           ---------- ----------
                                                           AMOUNTS IN THOUSANDS
   Other current assets................................... $    8,695 $    3,846
   Other assets...........................................     17,084     16,358
                                                           ---------- ----------
                                                           $   25,779 $   20,204
                                                           ========== ==========

  The valuation allowance applies to state and foreign net operating loss carryforwards that may not be fully utilized by the Company. The increase in the valuation reserve relates to the increase in these net loss carryforwards.

EMPLOYEE RETIREMENT PLANS

  The Company has a trusteed employee retirement profit sharing and 401(k) savings plan for eligible U.S. employees. The Plan does not provide for stated benefits upon retirement. Employees outside the U.S. are covered principally by government-sponsored plans that are deferred contribution plans. The cost of Company-provided plans is not material.

  The Company has a nonqualified deferred compensation plan which permits certain key employees to annually elect to defer a portion of their compensation for their retirement. The amount of compensation deferred and related investment earnings will be placed in an irrevocable rabbi trust and presented as assets in the Company's balance sheet because they will be available to the general creditors of the Company in the event of the Company's insolvency. An offsetting liability will reflect amounts due employees.

  Corporate contributions to employee retirement plans were $4.5 million in fiscal 1998, $4.0 million in fiscal 1997, and $3.3 million in 1996.

                             DYNATECH CORPORATION

STOCK COMPENSATION AND PURCHASE PLANS

  On July 30, 1996 the shareholders adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 10% of their salary toward semi-annual purchases of the Company's capital stock. The plan commenced October 1, 1996 and each plan period lasts six months beginning on October 1 and April 1 of each year. The purchase price for each share of stock is the lesser of 85% of the market price on the first or last day of the plan period. A total of 600,000 shares are available for purchase under the plan. There were 44,840 shares issued under the plan in October, 1997 and 38,692 shares were reserved for issuance at March 31, 1998. Pursuant to the Merger, the plan has been amended to provide that there will be no new stock purchase periods after March 31, 1998. The Employee Stock Purchase Plan terminated on May 21, 1998.

  The Company maintains two Stock Option plans in which common stock is available for grant to key employees at prices not less than fair market value (110% of fair market value for employees holding more than 10% of the outstanding common stock) at the date of grant determined by the Board of Directors. Incentive or nonqualified options may be issued under the plans and are exercisable from one to ten years after grant.

  A summary of activity in the Company's option plans is as follows:

                                       1998                1997                1996
                                     WEIGHTED            WEIGHTED            WEIGHTED
                                     AVERAGE             AVERAGE             AVERAGE
                            1998     EXERCISE   1997     EXERCISE   1996     EXERCISE
                           SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
                          ---------  -------- ---------  -------- ---------  --------
Shares under option, be-
 ginning of year........  1,770,560   $21.87  1,684,580   $15.17  1,296,720   $12.09
Options granted (at an
 exercise price of $35
 to $44 in 1998, $32 to
 $54 in 1997, and $15.50
 to $20.25 in 1996).....    634,800    36.25    607,550    34.51    673,700    20.01
Options exercised.......   (148,941)   17.20   (255,690)   11.99   (126,500)   10.26
Options canceled........   (120,700)   24.26   (265,880)   17.82   (159,340)   14.44
                          ---------           ---------           ---------
Shares under option, end
 of year................  2,135,719    26.33  1,770,560    21.87  1,684,580    15.17
                          =========           =========           =========
Shares exercisable......    512,999   $18.79    300,710   $14.77    261,780   $11.52

  Options available for future grants under the plans were 497 thousand, 1.0 million, and 1.4 million at March 31, 1998, 1997, and 1996, respectively.

  The fair market value of each option granted during 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 40%, risk-free interest rate of 6% in 1998, 6.59% in 1997, and 6.27% in 1996, expected life of 7 years and a dividend yield of 0%. The Weighted Average Fair Value of options granted, net of forfeitures, during the years 1998, 1997, and 1996 was $19.20, $18.68, and $10.68, respectively.

  The following table summarizes information about currently outstanding and exercisable stock options at March 31, 1998:

                                                             WEIGHTED
                                                 NUMBER OF    AVERAGE   WEIGHTED
                                                  OPTIONS    REMAINING  AVERAGE
                                                OUTSTANDING CONTRACTUAL EXERCISE
RANGE OF EXERCISE PRICE                         AT 3/31/98     LIFE      PRICE
-----------------------                         ----------- ----------- --------
$ 9.00--$15.00.................................    437,540     4.62      $11.05
$15.00--$30.00.................................    542,860     7.14       19.08
$30.00--$54.00.................................  1,155,319     8.85       35.93
                                                 ---------
  Total........................................  2,135,719     7.55      $26.33
                                                 =========

                             DYNATECH CORPORATION

  The Company applies ABP Opinion 25 and related interpretations in accounting for its plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS123"), which is effective for transactions entered into for fiscal years that begin after December 15, 1995. FAS123 established a fair value-based method of accounting for stock-based compensation plans. In adopting FAS123 in 1997, the Company elected footnote disclosure only. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan under FAS123. Had compensation cost for the Company's stock-based compensation plans been recorded based on the fair value of awards or grant date consistent with the method prescribed by FAS123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                   1998             1997             1996
                             ---------------- ---------------- ----------------
                                AS      PRO      AS      PRO      AS      PRO
                             REPORTED  FORMA  REPORTED  FORMA  REPORTED  FORMA
                             -------- ------- -------- ------- -------- -------
                                   AMOUNTS IN THOUSANDS EXCEPT PER SHARE
   Net income............... $41,776  $38,441 $29,849  $27,863 $14,243  $13,464
   Net income per share:
     Basic.................. $  2.49  $  2.29 $  1.74  $  1.62 $  0.79  $  0.75
     Diluted................ $  2.40  $  2.20 $  1.66  $  1.55 $  0.78  $  0.74

  The effect of applying FAS123 in this pro forma disclosure is not indicative of future amounts. FAS123 does not apply to awards prior to 1995; and additional awards in future years are anticipated.

SHAREHOLDER RIGHTS PLAN

  In February 1989 the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of Dynatech's common stock. The Plan was amended in March 1990. Each Right, when exercisable, entitles a qualifying shareholder to buy shares of Dynatech junior participating cumulative preferred stock. The Rights would only become exercisable (i) ten days after a person has become the beneficial owner of 15% or more of Dynatech's common stock, or (ii) ten business days after the commencement of a tender offer that would result in the ownership of 15% or more of the common stock, or (iii) upon determination by the Board of Directors that a person who holds 10% or more of Dynatech's common stock intends to, or is likely to, act in certain specified manners adverse to the interests of Dynatech and its shareholders.

  In the event Dynatech is acquired and is not the surviving corporation in a merger, or in the event of the acquisition of 50% or more of the assets or earning power of Dynatech, each Right would then entitle the qualified holder to purchase, at the then-current exercise price, shares of common stock of the acquiring company having a value of twice the exercise price of the Right. Furthermore, if any party were to acquire 15% or more of Dynatech's common stock or were determined to be an adverse person as described above, qualified holders of the Rights would be entitled to acquire shares of Dynatech junior participating cumulative preferred stock having a value of twice the then-current exercise price. At the option of the Board of Directors, all of the Rights could be exchanged into shares of common or preferred stock.

  The Board of Directors of the Company has contemporaneously with the execution of the Merger Agreement amended the Rights Agreement so that (i) none of CDR, Fund or MergerCo will become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date," "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will have occurred as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding Rights issued and outstanding under the Rights Agreement and the Rights

                             DYNATECH CORPORATION

Agreement will terminate immediately prior to the effective time of the Merger and no shares of Recapitalized Common Stock issued on or after the effective time of the Merger will have any Rights associated with them under the Rights Agreement.

COMMITMENTS AND CONTINGENCIES

  The Company has operating leases from continuing operations covering plant, office facilities, and equipment which expire at various dates through 2006. Future minimum annual fixed rentals required during the years ending in fiscal 1999 through 2003 under noncancelable operating leases having an original term of more than one year are $8.9 million, $7.4 million, $5.6 million, $4.9 million, and $4.2 million, respectively. The aggregate obligation subsequent to fiscal 2003 is $6.2 million. Rent expense from continuing operations was approximately $8.1 million, $6.2 million, and $5.7 million in fiscal 1998, 1997, and 1996, respectively.

  The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's counsel and management are of the opinion that the final outcome should not have a material adverse effect on the Company's operations or financial position.

  On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against the Company and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, the Company sold its radar detector business to Whistler. The Company and Whistler have asserted in response that they have not infringed, and that the patent is invalid and unenforceable. The Company obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of the Company's Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. The Company and Whistler have opposed the motion for summary judgment. The Company intends to defend the lawsuit vigorously and does not believe that the outcome of the litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

NONRECURRING CHARGES

  The components of nonrecurring expenses include the following:

                                                              1997       1996
                                                           ---------- ----------
                                                           AMOUNTS IN THOUSANDS
   Incomplete technology.................................. $   20,627 $   16,852
   Intangible writeoffs...................................      7,149        --
                                                           ---------- ----------
     Total................................................ $   27,776 $   16,852
                                                           ========== ==========

ACQUISITIONS

  1997 Acquisitions In March of 1997, the Company acquired the net assets of Advent Design, Inc. ("Advent") for $3.5 million in cash. Advent designs and manufactures high-performance microprocessor-based systems for the computer, medical and communications markets. This acquisition generated $3.4 million of goodwill which is being amortized over 15 years. During fiscal 1998, the Company incurred a $1.6 million increase in goodwill, related to a targeted three-year earnout based on, among other things, a positive operating income.

                             DYNATECH CORPORATION

  On December 31, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Itronix Corporation ("Itronix") located in Spokane, Washington, for $65.4 million in cash. Approximately $40 million of the purchase price was borrowed pursuant to the terms of the Company's revolving credit and term loan agreement in effect at that time. A significant portion of the borrowed funds was repaid during the fourth quarter of 1997. Itronix is a manufacturer of mobile computing and communications devices, including ruggedized laptop computers, which increase the efficiency of large, mission-critical service groups.

  Incident to this acquisition was the purchase of incomplete technology activities which resulted in a one-time pretax charge of $20.6 million or ($0.74) per share on a diluted basis. This purchased incomplete technology that had not reached technological feasibility and which had no alternative future use was valued using a risk adjusted cash flow model, both in 1997 and 1996, under which future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of potential changes in future target markets and to the completion of the products that will ultimately be marketed by the Company. Acquired complete technology of $8.4 million is being amortized over two to seven years, and goodwill of $17.9 million is being amortized over 15 years.

  As a percentage of sales, the gross margin and selling, general and administrative expenses of Itronix are lower than the consolidated financial results of the Company prior to the acquisition. Therefore, the pro forma income statements below reflect a lower gross margin and selling, general and administrative expenses as a percent of consolidated sales. Hence, in order to demonstrate the Company's operating performance versus the previous years, the following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, and certain other adjustments, together with related income tax effects. (In thousands except per share data).

                                           FISCAL YEAR ENDED FISCAL YEAR ENDED
                                            MARCH 31, 1997    MARCH 31, 1996
                                           ----------------- -----------------
   Sales..................................     $426,234          $355,886
   Cost of sales..........................      183,076           158,602
                                               --------          --------
   Gross profit...........................      243,158           197,284
   Selling, general & administrative ex-
    pense.................................      122,232           105,383
   Product development expense............       48,515            40,913
   Nonrecurring charges...................        7,149            16,852
   Amortization of intangibles............        8,853             7,886
                                               --------          --------
   Operating income.......................       56,409            26,250
   Interest expense.......................       (3,284)           (4,998)
   Interest income........................        2,785             2,181
   Other income, net......................          633               975
                                               --------          --------
   Income from continuing operations be-
    fore income taxes.....................       56,543            24,408
   Provision for income taxes.............       24,974             9,799
                                               --------          --------
   Income from continuing operations......     $ 31,569          $ 14,609
                                               ========          ========
   Income per share:
     Basic................................     $   1.84          $   0.81
     Diluted..............................     $   1.74          $   0.80
   Weighted average shares:
     Basic................................       17,200            17,969
     Diluted..............................       18,028            18,315

                             DYNATECH CORPORATION

  1996 Acquisitions On February 20, 1996 Dynatech acquired the stock of Synergistic Solutions, Inc. ("SSI"), of Atlanta, Georgia, for approximately $5.5 million. Acquired technology and other intangible assets of approximately $4.3 million are being amortized over four to seven years. The investment in excess of fair market value of assets purchased of $964.0 thousand is being amortized over 15 years.

  On September 1, 1995 Dynatech acquired substantially all of the business and assets of Tele-Path Industries, Inc. ("TPI"), of Salem, Virginia, for $23.6 million. Approximately $12.6 million was cash, including a $2.6 million contingent adjustment for the stock price, and 688,096 shares of the Company's common stock at $19.91 per share. Acquired complete technology and other intangible assets of approximately $6.7 million are being amortized over five years.

  Incident to this acquisition, the Company purchased the incomplete technology activities of TPI, resulting in a one-time pretax charge in the second quarter of approximately $16.9 million, or ($0.56) per share on a diluted basis. This purchased incomplete technology that had not reached technological feasibility and which had no alternative future use was valued using a risk adjusted cash flow model.

  Acquisitions, both in fiscal 1997 and 1996, were recorded using the purchase method of accounting.

SUBSEQUENT EVENTS

  On June 19, 1998, the Company acquired the stock of Pacific Systems Corporation of Kirkland, Washington ("Pacific") for a total purchase price of $20 million, including an incentive earnout. Pacific designs and manufactures customer specified avionics and integrated cabin management equipment for the corporate and general aviation market.

  On May 21, 1998, the Company completed its management-led recapitalization with Clayton, Dubilier & Rice, Inc. In connection with the Merger, the Company's shareholders received consideration consisting of $47.75 per share in cash and a 0.5 share of recapitalized common stock. In connection with the Merger, the Company entered into a credit agreement (the "Senior Credit Facility") with certain lenders providing for the Senior Credit Facility including a $260.0 million term loan facility (the "Term Loan Facility") and a $110.0 million revolving credit facility (the "Revolving Credit Facility"). In connection with the Merger, the Company also completed the offering of $275.0 million aggregate principal amount of the Notes. On May 31, 1998 the Company had a total of $575.2 million of debt which consisted primarily of $275.0 million principal amount of the Notes, $260.0 million in term loan borrowings under the Term Loan Facility and $40.0 million in revolving credit borrowings under the Revolving Credit Facility.

  Debt Service Principal and interest payments under the new Senior Credit Facility and interest payments on the Notes will represent significant liquidity requirements for the Company. It is expected that with respect to the $260.0 million borrowed under the Term Loan Facility, in which the facility is divided into tranches, of which each tranche has a different term and repayment schedule, the Company will be required to make scheduled principal payments of the $50.0 million of tranche A term loan thereunder over its six-year term, with substantial amortization of the $70.0 million of tranche B term loan, $70.0 million of tranche C term loan and $70.0 million tranche D term loan thereunder occurring after six, seven and eight years, respectively. The Notes will mature in 2008, and bear interest at 9 3/4%. Total interest expense is expected to be $51.0 million in fiscal 1999. The Senior Credit Facility is also subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions, (a) 100% of the net proceeds of (i) certain debt offerings by the Company and any of its subsidiaries, (ii) certain asset sales by the Company or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries and (b) 50% of the Company's excess cash flow (as to be defined) for each fiscal year in which the Company exceeds a certain leverage ratio. The Notes are subject to certain mandatory prepayments under certain circumstances. The Revolving Credit

                             DYNATECH CORPORATION

Facility matures in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished. The loans under the Senior Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company. As a result of the substantial indebtedness incurred in connection with the Merger, it is expected that the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to preceding periods.

  Future Financing Sources and Cash Flows The amount under the Revolving Credit Facility that remained undrawn upon the closing of the Merger was $70.0 million. The undrawn portion of this facility will be available to meet future working capital and other business needs of the Company and replaced the Company's previously outstanding credit facilities totaling $180.0 million. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility (including the Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

  The Senior Credit Facility imposes restrictions on the ability of the Company to make capital expenditures and both the Senior Secured Credit Facilities and the indenture governing the Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital spending program, to provide for unanticipated capital investments or to take advantage of business opportunities. The covenants contained in the Senior Credit Facility also, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture governing the Notes, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries taken as a whole or engage in certain transactions with affiliates. In addition, under the Senior Credit Facility, the Company is required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The term loans under the Senior Credit Facility (other than the $50.0 million tranche A term loan) have negative covenants which are substantially similar to the negative covenants contained in the indenture governing the Notes, which also impose restrictions on the operation of the Company's businesses.

  Shares of Recapitalized Common Stock trade only in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board, "pink sheets," quotes for such shares may not be as readily available; accordingly, it is anticipated that the Recapitalized Common Stock will trade much less frequently than the Common Stock traded prior to the Merger, which may have a material adverse effect on the market value of shares of Recapitalized Common Stock. In addition, (depending upon certain factors) the shares of Recapitalized Common Stock may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The Company is obligated by the Merger Agreement to continue to be a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to continue to file periodic reports (including annual and quarterly reports) for at least five years after the Merger, unless fewer than 100 record

                             DYNATECH CORPORATION
holders of shares of Recapitalized Common Stock are non-affiliates of the Surviving Corporation or except as otherwise provided in the Merger Agreement. After the fifth anniversary of the effective time of the Merger, the Company may deregister the Recapitalized Common Stock under the Exchange Act if permitted by applicable law. If the Company were to cease to be a reporting company under the Exchange Act and to the extent not required in connection with any other debt or equity securities of the Company registered or required to be registered under the Exchange Act, the information now available to stockholders of the Company in the annual, quarterly and other reports required to be filed by the Company with the Securities and Exchange Commission would not be available to them as a matter of right.

  The following unaudited pro forma condensed consolidated balance sheet of the Company has been prepared to give effect to the Merger and related transactions as a recapitalization for financial reporting purposes.

                              DYNATECH CORPORATION

                              DYNATECH CORPORATION

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)

                                                                      MARCH 31,
                                                                        1998
                                                                      ---------
Current assets:
  Cash and cash equivalents.......................................... $  43,619
  Accounts receivable................................................    69,988
  Inventories:
    Raw materials....................................................    24,263
    Work in process..................................................    11,769
    Finished goods...................................................    12,850
                                                                      ---------
      Total inventory................................................    48,882
  Other current assets...............................................    16,823
                                                                      ---------
      Total current assets...........................................   179,312
Property and equipment:
  Land, building and leasehold improvements..........................     4,904
  Machinery and equipment............................................    51,220
  Furniture and fixtures.............................................    12,351
                                                                      ---------
                                                                         68,475
  Less accumulated depreciation and amortization.....................   (42,110)
                                                                         26,365
Other assets:
  Intangible assets, net.............................................    39,595
  Other..............................................................    63,508
                                                                      ---------
                                                                      $ 308,780
                                                                      =========
Current liabilities:
  Notes payable and current portion of long-term debt................ $     150
  Accounts payable...................................................    22,933
  Accrued expenses:
    Compensation and benefits........................................    21,750
    Taxes, other than income taxes...................................     2,071
    Deferred revenue.................................................    13,868
    Other............................................................    16,082
  Accrued income taxes...............................................     5,196
  Net liabilities of discontinued operations.........................       756
                                                                      ---------
      Total current liabilities......................................    82,806
Long-term debt.......................................................   567,983
Deferred compensation................................................     3,122
Commitments and contingencies........................................
Shareholders' equity:
  Recapitalized common stock, including additional paid-in capital...   304,092
  Retained earnings..................................................  (647,623)
  Cumulative translation adjustments.................................    (1,600)
                                                                      ---------
      Total shareholders' equity.....................................  (345,131)
                                                                      ---------
                                                                      $ 308,780
                                                                      =========

                             DYNATECH CORPORATION

  The pro forma balance sheet reflects:

    (i) The issuance of 111,590,528 shares of Recapitalized Common Stock in exchange for MergerCo Common Stock, net of related issuance costs of $13,800; MergerCo is a nonsubstantive transitory merger vehicle (which was merged into the Company at the effective time) and its only tangible assets were $277,000 of cash and 40,804 shares of Common Stock from the issuance of its common stock.

    (ii) The issuance of Senior Credit Facility, the Notes and borrowings under the Revolving Credit Facility.

    (iii) Deferred issuance costs incurred in connection with the issuance of Senior Credit Facility, the Notes and the Revolving Credit Facility of which $2,500 was prepaid by the Company at December 31, 1997.

    (iv) The net cash paid in connection with the settlement of certain stock options in an amount equal to the excess of $49.00 over the exercise price per share of Common Stock subject to such settled options, and the related tax benefit.

    (v) The assuming of approximately 1,100,000 Company Stock Options by the Company held by Management Stockholders converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), most of which will be fully vested and exercisable. Of the 1,100,000 Company Stock Options, approximately 820,618 Company Stock Options, have revisions to the original terms, which resulted in a new measurement date for the Company Stock Options and a non-cash charge of $10.7 million (net of related tax benefit).

    (vi) The conversion of 16,818,945 shares of Common Stock (excluding shares held by MergerCo and held in treasury assumed to be canceled) into the right to receive $47.75 per share in cash and the 0.5 shares of Recapitalized Common Stock per share of Common Stock (totaling 8,409,473 shares of the Recapitalized Common Stock).

  Also, see Notes Summary of Significant Accounting Policies, Stock Compensation and Purchase Plans, and Shareholder Rights Plan for other matters relating to the Merger.

                             DYNATECH CORPORATION

SEGMENT INFORMATION AND GEOGRAPHIC AREAS

  The Corporation operates predominantly in a single industry as a global communications equipment manufacturer focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications. Dynatech is a multi-national corporation with continuing operations outside the United States consisting of distribution and sales offices in Germany, England, France and the Pacific Rim.

  Net income in fiscal 1998, 1997, and 1996 included currency gains (losses) of approximately $12,600, $99,300, and $(90,300), respectively.

  Information by geographic areas for the years ended March 31, 1998, 1997, and 1996 is summarized below:

                                                          OUTSIDE U.S.
                                                          (PRINCIPALLY
                                            UNITED STATES   EUROPE)    COMBINED
                                            ------------- ------------ --------
                                                   AMOUNTS IN THOUSANDS
   Sales to unaffiliated customers
     1998.................................    $451,360*     $21,588    $472,948
     1997.................................     340,603*      21,809     362,412
     1996.................................     268,830*      24,212     293,042
   Income (loss) before taxes from contin-
    uing operations
     1998.................................    $ 69,772      $ 1,035    $ 70,807
     1997.................................      38,486       (3,052)     35,434
     1996.................................      26,657         (549)     26,108
   Identifiable assets at
     March 31, 1998.......................    $250,382      $37,748    $288,130
     March 31, 1997.......................     215,218       33,792     249,010
     March 31, 1996.......................     186,186       19,003     205,189

  --------
  *Includes export sales of $54,552, $48,959, and $35,844 in 1998, 1997 and
   1996, respectively.

                             DYNATECH CORPORATION

                       SUMMARY OF OPERATIONS BY QUARTER
                                  (UNAUDITED)

                                                 1998
                             ---------------------------------------------------
                              FIRST    SECOND   THIRD        FOURTH       YEAR
                             -------- -------- --------     --------    --------
                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
   Sales...................  $104,320 $115,856 $133,138     $119,634    $472,948
   Gross profit............    61,683   65,044   74,873       65,826     267,426
   Net income (loss).......     8,982   10,512   12,735        9,549      41,776
   Income (loss) per common
    share
     Basic.................  $   0.54 $   0.63 $   0.76     $   0.57    $   2.49
     Diluted...............      0.52     0.60     0.73         0.55        2.40
   Market Share Price(a)--
    High...................  $  41.88 $  41.94 $  47.31     $  48.50
            --Low..........     29.00    34.38    34.00        46.19
                                                 1997
                             ---------------------------------------------------
                              FIRST    SECOND   THIRD        FOURTH       YEAR
                             -------- -------- --------     --------    --------
                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
   Sales...................  $ 81,122 $ 85,725 $ 92,007     $103,558    $362,412
   Gross profit............    50,874   54,463   58,485       61,336     225,158
   Income (loss) from
    Continuing operations..     8,412    9,277   (2,896)(b)    3,056(c)   17,849
   Net income (loss).......     8,412    9,277   (2,896)      15,056(d)   29,849
   Income (loss) per share
    continuing operations:
     Basic.................  $   0.48 $   0.54 $  (0.16)    $   0.18    $   1.04
     Diluted...............      0.46     0.52    (0.16)        0.17        0.99
   Net income (loss) per
    share:
     Basic.................  $   0.48 $   0.54 $  (0.16)    $   0.88    $   1.74
     Diluted...............      0.46     0.52    (0.16)        0.84        1.66
   Market Share Price(a)--
    High...................  $  35.00 $  46.88 $  58.00     $  54.50
            --Low..........     23.00    30.75    40.50        28.00

  --------
  (a) From January 28, 1997 to May 21, 1998, shares of Common Stock of the Company were traded on the New York Stock Exchange. Prior to January 28, 1997, shares of Common Stock of the Company were traded on the Nasdaq--National Market. No cash dividends were paid on shares of Common Stock of the Company.
  (b) Includes charge for purchased incomplete technology of $20.6 million or ($0.74) per share on a diluted basis in 1997.
  (c) Includes a charge of $7.1 million or ($0.36) per share on a diluted basis relating to the writeoff of certain intangible assets.
  (d) Includes gain on discontinued operations of $12.0 million or $0.67 per share on a diluted basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dynatech Corporation:

  Our report on the consolidated financial statements of Dynatech Corporation as of March 31, 1998 and 1997, and for each of the three fiscal years in the period ended March 31, 1998 has been included in this registration statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule included on page F-26 of this registration statement.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 28, 1998

                                                                     SCHEDULE II

                              DYNATECH CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

               FOR THE YEARS ENDED MARCH 31, 1998, 1997 AND 1996

RESERVE FOR DOUBTFUL ACCOUNTS (IN THOUSANDS)
Balance, March 31, 1995..............................................  5,077 (a)
  Additions charged to income........................................    356
  Write-off of uncollectible accounts, net...........................   (494)
  Allowances reclassified, related to discontinued operations........ (3,982)
                                                                      ------
Balance, March 31, 1996..............................................    957
  Additions charged to income........................................    646
  Write-off of uncollectible accounts, net...........................   (359)
  Allowances reclassified............................................    628
                                                                      ------
Balance, March 31, 1997..............................................  1,872
  Additions charged to income........................................    425
  Write-off of uncollectible accounts, net...........................   (533)
                                                                      ------
Balance, March 31, 1998..............................................  1,764
                                                                      ======

--------
(a)Prior year balances have not been restated to reflect elimination of discontinued operations.

                              DYNATECH CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
Sales..................................................... $ 109,143  $ 104,320
Cost of sales.............................................    46,154     42,637
                                                           ---------  ---------
Gross profit..............................................    62,989     61,683
Selling, general & administrative expense.................    35,189     31,759
Product development expense...............................    13,501     13,695
Recapitalization related costs............................    43,386        --
Amortization of intangibles...............................     1,440      1,443
                                                           ---------  ---------
    Operating income (loss)...............................   (30,527)    14,786
Interest expense..........................................    (6,082)      (352)
Interest income...........................................       788        492
Gain on sale of subsidiary................................    15,900        --
Other income..............................................        32        170
                                                           ---------  ---------
Income (loss) before income taxes.........................   (19,889)    15,096
Income tax provision (benefit)............................    (7,956)     6,114
                                                           ---------  ---------
Net income (loss)......................................... $ (11,933) $   8,982
                                                           =========  =========
Income (loss) per common share:
  Basic................................................... $   (0.19) $    0.54
  Diluted................................................. $   (0.19) $    0.52
Weighted average number of common shares:
  Basic...................................................    63,464     16,770
  Diluted.................................................    63,464     17,343


           See notes to condensed consolidated financial statements.

                              DYNATECH CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           JUNE 30,   MARCH 31,
                                                             1998       1998
                                                          ----------- ---------
                                                          (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents..............................  $  51,925  $ 64,904
  Accounts receivable, net...............................     58,789    69,988
  Inventories:
    Raw materials........................................     26,184    24,263
    Work in process......................................     11,421    11,769
    Finished goods.......................................     13,518    12,850
                                                           ---------  --------
      Total inventory....................................     51,123    48,882
  Other current assets...................................     14,988    16,823
                                                           ---------  --------
      Total current assets...............................    176,825   200,597
Property and equipment, net..............................     25,424    26,365
Intangible assets, net...................................     56,551    39,595
Other assets.............................................     56,282    21,573
                                                           ---------  --------
                                                           $ 315,082  $288,130
                                                           =========  ========
             LIABILITIES & EQUITY (DEFICIT)
Current Liabilities:
  Current portion of long-term debt......................  $   9,471  $    150
  Accounts payable.......................................     17,012    22,933
  Accrued expenses:
    Compensation and benefits............................     14,842    21,750
    Deferred revenue.....................................     13,232    13,868
    Other accrued expenses...............................     27,602    24,105
                                                           ---------  --------
      Total current liabilities..........................     82,159    82,806
Long-term debt...........................................    565,285        83
Deferred compensation....................................      4,884     3,122
             SHAREHOLDERS' EQUITY (DEFICIT)
Common stock.............................................        --      3,721
Additional paid-in capital...............................    312,788     7,647
Retained earnings........................................   (648,319)  237,282
Accumulated other comprehensive loss.....................     (1,715)   (1,600)
Treasury stock...........................................        --    (44,931)
                                                           ---------  --------
      Total shareholders' equity (deficit)...............   (337,246)  202,119
                                                           ---------  --------
                                                           $ 315,082  $288,130
                                                           =========  ========

           See notes to condensed consolidated financial statements.

                              DYNATECH CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1998       1997
                                                           ---------  --------
Operating activities:
  Net income (loss)....................................... $ (11,933) $  8,982
  Adjustments for noncash items included in net income:
    Depreciation..........................................     3,173     2,840
    Amortization of intangibles...........................     1,440     1,443
    Gain on sale of subsidiary............................   (15,900)      --
    Recapitalization related costs........................    14,640       --
    Other.................................................         1        48
  Change in deferred income tax asset.....................    (5,500)      --
  Change in operating assets and liabilities..............     4,320   (13,133)
                                                           ---------  --------
  Net cash flows provided by (used in) continuing opera-
   tions..................................................    (9,759)      180
  Net cash flows provided by (used in) discontinued opera-
   tions..................................................       403    (9,963)
                                                           ---------  --------
Net cash flows used in operating activities...............    (9,356)   (9,783)
Investing activities:
  Purchases of property and equipment.....................    (2,416)   (4,022)
  Proceeds from disposals of property and equipment.......       127        18
  Proceeds from sale of business..........................    20,000       --
  Business acquired in purchase transaction, net of cash
   acquired...............................................   (19,615)      --
  Other...................................................    (4,149)       76
                                                           ---------  --------
  Net cash flows used in continuing operations............    (6,053)   (3,928)
  Net cash flows provided by discontinued operations......       --        507
                                                           ---------  --------
Net cash flows used in investing activities...............    (6,053)   (3,421)
Financing activities:
  Net borrowings of debt..................................   573,000    20,000
  Repayment of notes payable..............................      (905)      --
  Repayment of capital lease obligations..................       (32)      --
  Financing fees..........................................   (41,324)      --
  Proceeds from issuance of stock.........................   278,568     1,054
  Purchases of treasury stock and stock outstanding.......  (806,508)   (5,330)
                                                           ---------  --------
Net cash flows provided by financing activities...........     2,799    15,724
Effect of exchange rate on cash...........................      (369)     (199)
                                                           ---------  --------
Increase (decrease) in cash and cash equivalents..........   (12,979)    2,321
Cash and cash equivalents at beginning of year............    64,904    39,782
                                                           ---------  --------
Cash and cash equivalents at end of period................ $  51,925  $ 42,103
                                                           =========  ========

           See notes to condensed consolidated financial statements.

                             DYNATECH CORPORATION

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A. MERGER/RECAPITALIZATION

  On May 21, 1998 the Company completed its management-led merger with a company formed at the direction of Clayton, Dubilier & Rice, Inc. ("CDR") (the "Merger"). The Merger and related transactions were treated as a recapitalization (the "Recapitalization") for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities was not affected by these transactions.

B. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  In the opinion of management, the unaudited condensed consolidated balance sheet at June 30, 1998, and the unaudited consolidated statements of income and unaudited consolidated condensed statements of cash flows for the interim periods ended June 30, 1998 and 1997 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly these financial statements.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The March 31, 1998 balance sheet data was derived from audited financial statements, but does not include disclosures required by generally accepted accounting principles. It is suggested that these condensed statements be read in conjunction with the Company's audited financial statements appearing elsewhere in this Prospectus.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, and tax valuation reserves. Actual results could differ from those estimates.

C. NEW PRONOUNCEMENTS

  The Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. The Company is required to adopt SFAS 131 in the fourth quarter of fiscal 1999, and its adoption is not expected to have a material impact on the Company's historical financial data.

  On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

D. COMPREHENSIVE INCOME

  In the quarter ended June 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. SFAS 130 requires, among other things, foreign

                             DYNATECH CORPORATION
currency translation adjustments which, prior to adoption, were reported separately in stockholders' equity to be included in other comprehensive income.

                                                          THREE MONTHS ENDED
                                                          ---------------------
                                                          JUNE 30,    JUNE 30,
                                                            1998        1997
                                                          ----------  ---------
     Net income (loss)................................... $  (11,933)  $  8,982
     Other comprehensive loss............................       (115)      (310)
                                                          ----------   --------
     Comprehensive income (loss)......................... $  (12,048)  $  8,672
                                                          ==========   ========

E. INCOME (LOSS) PER SHARE

  The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

                                                          1998        1997
                                                       -----------  ----------
                                                       (IN THOUSANDS EXCEPT
                                                          PER SHARE DATA)
Net income (loss)..................................... $   (11,933) $   8,982
                                                       ===========  =========
BASIC:
Common stock outstanding, net of treasury stock, be-
 ginning of period....................................      16,871     16,803
Weighted average common stock and treasury stock is-
 sued during the period...............................      54,416         42
Weighted average common stock and treasury stock pur-
 chased...............................................      (7,823)       (75)
                                                       -----------  ---------
Weighted average common stock outstanding, net of
 treasury stock, end of period........................      63,464     16,770
                                                       ===========  =========
Income (loss) per common share........................ $     (0.19) $    0.54
                                                       ===========  =========
DILUTIVE:
Common stock outstanding, net of treasury stock, be-
 ginning of period....................................      16,871     16,803
Weighted average common stock and treasury stock is-
 sued during the period...............................      54,416         42
Weighted average common stock equivalents (a).........         --         573
Weighted average common stock and treasury stock pur-
 chased...............................................      (7,823)       (75)
                                                       -----------  ---------
Weighted average common stock outstanding, net of
 treasury stock, end of period........................      63,464     17,343
                                                       ===========  =========
Income (loss) per common share........................ $     (0.19) $    0.52
                                                       ===========  =========

--------
(a) As of June 30, 1998, the Company had options outstanding to purchase 19.5 million shares of common stock that were excluded from the diluted earnings per share computation as the effect of their inclusion would have been antidilutive.

  The loss per share and weighted average common shares outstanding for the three months ended June 30, 1998 is based on the Company's recapitalized structure. The income per share for the three months ended June 30, 1997 is based on the Company's capital structure at that time (prior to the Merger).

                             DYNATECH CORPORATION

F. DEBT

  Long-term debt is summarized below:

                                                              JUNE 30, MARCH 31,
                                                                1998     1998
                                                              -------- ---------
     Notes payable........................................... $  1,355   $ --
     Senior Secured Credit Facilities........................  298,000     --
     Senior subordinated notes...............................  275,000     --
     Capitalized leases......................................      401    233
                                                              --------   ----
     Total debt.............................................. $574,756   $233
     Less current portion....................................    9,471    150
                                                              --------   ----
     Long-term debt.......................................... $565,285   $ 83
                                                              ========   ====

  In connection with the Merger, the Company entered into a senior secured credit agreement (the "Senior Secured Credit Agreement") consisting of its $260 million Term Loan Facility and its $110 million Revolving Credit Facility. In addition, the Company incurred $275 million of debt through the sale of the Existing Notes (the "Senior Subordinated Notes"). Principal and interest payments under the new Senior Secured Credit Agreement and interest payments on the Senior Subordinated Notes represent significant liquidity requirements for the Company. With respect to the $260 million borrowed under the Term Loan Facility, which is divided into four tranches, the Company will be required to make scheduled principal payments of $50 million of tranche A term loan thereunder of its six year term, with substantial amortization of the $70 million of tranche B term loan, $70 million of tranche C term loan and $70 million tranche D term loan thereunder occurring after six, seven and eight years, respectively. The $275 million of Senior Subordinated Notes will mature in 2008, and bear interest at 9 3/4%. Total interest expense is expected to be approximately $51 million in fiscal 1999. The Senior Secured Credit Facility is also subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions, (a) 100% of the net proceeds of (i) certain debt offerings by the Company and any of its subsidiaries, (ii) certain asset sales by the Company or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries, and (b) 50% of the Company's excess cash flow (as defined) for each fiscal year in which the Company exceeds a certain leverage ratio. The Senior Subordinated Notes are subject to certain mandatory prepayments under certain circumstances. The Revolving Credit Facility matures in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished. The loans under the Senior Secured Credit Agreement bear interest at floating rates based upon the interest rate option elected by the Company. The weighted-average interest rate on the Senior Credit Facility loans was 9.2% for the period commencing May 21, 1998 and ending June 30, 1998 and is expected to be 9.01% for the period commencing July 1, 1998 and ending September 30, 1998. However, the Company has entered into interest rate swaps which will be effective for three years beginning September 30, 1998 to fix the interest rate charged on a portion of the total debt outstanding under the Term Loan Facility. After giving effect to these arrangements, approximately $195 million of the debt outstanding will be subject to an effective average annual fixed interest rate of 5.84% plus applicable margin's specified in the Senior Credit Facility. As a result of the substantial indebtedness incurred in connection with the Merger, it is expected that the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to preceding periods.

  Future financing Sources and Cash Flows. The amount under the Revolving Credit Facility that remained undrawn at June 30, 1998 was $70 million. The undrawn portion of this facility will be available to meet future working capital and other business needs of the Company. At July 31, 1998, the undrawn portion of this facility

                             DYNATECH CORPORATION
was $87 million. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Senior Subordinated Notes and to repay, extend or refinance the Senior Secured Credit Facilities (including the Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

  Covenant Restrictions. The Senior Secured Credit Agreement imposes restrictions on the ability of the Company to make capital expenditures and both the Senior Secured Credit Facility and the indenture governing the Senior Subordinated Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital-spending program, to provide for unanticipated capital investments, or to take advantage of business opportunities. The covenants contained in the Senior Secured Credit Agreement also, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture governing the Senior Subordinated Notes, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries taken as a whole or engage in certain transactions with affiliates. In addition, under the Senior Secured Credit Agreement, the Company is required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The term loans under the Senior Secured Credit Facility (other than the $50 million tranche A term loan) have negative covenants which are substantially similar to the negative covenants contained in the indenture governing the Senior Subordinated Notes, which also impose restrictions on the operation of the Company's business.

G. OTHER ASSETS

  In connection with the Merger, the Company incurred financing fees which will be amortized over the life of the Senior Secured Credit Facilities and Senior Subordinated Notes. In addition, a deferred tax asset of $5.5 million was generated as a result of modifications to stock options in the recapitalization.

  The detail of Other Assets is as follows:

                                                              JUNE 30, MARCH 31,
                                                                1998     1998
                                                              -------- ---------
     Deferred financing fees................................. $27,307   $    --
     Deferred tax asset......................................  22,552    17,084
     Other assets............................................   6,423     4,489
                                                              -------   -------
     Total Other Assets...................................... $56,282   $21,573
                                                              =======   =======

                             DYNATECH CORPORATION

H. STOCKHOLDERS' (DEFICIT) EQUITY

  The following is a summary of changes in shareholders' equity (deficit) for the period ended June 30, 1998.

                         NUMBER OF SHARES
                         -----------------         ADDITIONAL            CUMULATIVE                TOTAL
                         COMMON   TREASURY COMMON   PAID-IN   RETAINED   TRANSLATION TREASURY  SHAREHOLDERS'
                          STOCK    STOCK   STOCK    CAPITAL   EARNINGS   ADJUSTMENTS  STOCK       EQUITY
                         -------  -------- ------  ---------- ---------  ----------- --------  -------------
Balance at 3/31/98......  18,605   (1,741) $3,721   $  7,647  $ 237,282    $(1,600)  $(44,931)   $ 202,119
Net loss................                                        (11,933)                           (11,933)
Translation adjust-
 ments..................                                                      (115)                   (115)
Exercise of stock op-
 tions and other issu-
 ances..................               59               (378)                           1,946        1,568
Recapitalizations:
Common stock
 repurchased............ (18,605)   1,682  (3,721)    (7,269)  (873,668)               42,985     (841,673)
Issuance of new stock,
 net of fees............ 120,251                     298,148                                       298,148
Stock options...........                              14,640                                        14,640
                         -------   ------  ------   --------  ---------    -------   --------    ---------
Balance at 6/30/98...... 120,251        0  $    0   $312,788  $(648,319)   $(1,715)  $      0    $(337,246)
                         =======   ======  ======   ========  =========    =======   ========    =========

I. RELATED PARTY

  During the quarter ended June 30, 1998, the Company paid a one-time transaction fee of $9.2 million and will pay an annual management fee of $500 thousand to CDR. In exchange for the transaction fee, CDR provided services to arrange the Recapitalization/Merger and the financing for the Merger. In return for the annual management fee, CDR will provide management and financial consulting services to the Company and its subsidiaries.

J. LITIGATION

  The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's counsel and management are of the opinion that the final outcome should not have a material adverse effect on the Company's operations or financial position.

  On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against the Company and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, the Company sold its radar detector business to Whistler. The Company and Whistler have asserted in response that they have not infringed, and that the patent is invalid and unenforceable. The Company obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of the Company's Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. The Company and Whistler have opposed the motion for summary judgment. The Company intends to defend the lawsuit vigorously and does not believe that the outcome of the litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF
TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES TO WHICH IT RELATES
OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY THE NEW NOTES, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

Available Information.......................................................  ii
Summary.....................................................................   1
Risk Factors................................................................  15
Use of Proceeds.............................................................  25
Capitalization..............................................................  25
Unaudited Pro Forma Condensed Consolidated Financial Data...................  26
Selected Historical and Pro Forma Consolidated Financial Data...............  30
Management's Discussion and Analysis........................................  32
The Exchange Offer..........................................................  47
Business....................................................................  55
Management..................................................................  67
Executive Compensation......................................................  69
Ownership of Capital Stock..................................................  73
The Recapitalization........................................................  74
Certain Relationships and Related Transactions..............................  75
Description of Senior Credit Facility.......................................  76
Description of Notes........................................................  78
Book-entry; Delivery and Form............................................... 120
United States Federal Tax Considerations.................................... 122
Plan of Distribution........................................................ 127
Registration Rights......................................................... 127
Legal Matters............................................................... 130
Experts..................................................................... 130
Dynatech Corporation
  Index to Consolidated Financial Statements................................ F-1

  UNTIL JANUARY 6, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                              TELECOMMUNICATIONS
                              TECHNIQUES CO., LLC
                         (TO BE RENAMED DYNATECH LLC)

                PAYMENT OF PRINCIPAL AND INTEREST GUARANTEED BY

                             DYNATECH CORPORATION

                               OFFER TO EXCHANGE
                                 $275,000,000
                          9 3/4% SENIOR SUBORDINATED
                                NOTES DUE 2008,
 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL
            $275,000,000 9 3/4% SENIOR SUBORDINATED NOTES DUE 2008

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                                  PROSPECTUS

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                                OCTOBER 6, 1998
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